CREDIT AGREEMENT

dated as of

August 3, 2026

among

VDC-MGG HOLDINGS, LLC,
as Holdings,

VEGAS.COM, LLC,
as Borrower,

the Lenders and Issuing Banks party hereto

and

BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent, an Issuing Bank and Swing Line Lender

_______________________________

BARCLAYS BANK PLC, BANK OF AMERICA, N.A., CITIBANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH, MIZUHO BANK, LTD., MORGAN STANLEY SENIOR FUNDING, INC. and ROYAL BANK OF CANADA,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

i

SCHEDULES:

Schedule 1.01(a) — Effective Date Subsidiary Loan Parties

Schedule 1.01(b) — Intercompany Services Agreements

Schedule 1.02 — Existing Letters of Credit

Schedule 2.01 — Commitments and Loans

Schedule 2.05 — Letter of Credit Commitments

Schedule 3.03 — Government Approvals; No Conflicts

Schedule 3.06 — Litigation and Environmental Matters

Schedule 3.12 — Subsidiaries

Schedule 5.14 — Certain Post‑Closing Obligations

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.08 — Existing Affiliate Transactions

Schedule 6.09 — Existing Restrictions

Schedule 9.01 — Notices

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Guarantee Agreement

Exhibit C‑1 — Form of Borrowing Request

Exhibit C‑2 — Form of Interest Election Request

Exhibit C‑3 — Form of Swing Line Loan Notice

Exhibit D — Form of Collateral Agreement

Exhibit E‑1 — Form of Pari Passu Intercreditor Agreement

Exhibit E‑2 — Form of Junior Intercreditor Agreement

Exhibit F — Form of Intercompany Note

Exhibit G — Form of Perfection Certificate

Exhibit H‑1 — Form of United States Tax Compliance Certificate 1

Exhibit H‑2 — Form of United States Tax Compliance Certificate 2

Exhibit H‑3 — Form of United States Tax Compliance Certificate 3

Exhibit H‑4 — Form of United States Tax Compliance Certificate 4

Exhibit I — Form of Note

Exhibit J — Form of Solvency Certificate

Exhibit K — Form of Letter of Credit Request

Exhibit L — Form of Compliance Certificate

v

CREDIT AGREEMENT dated as of August 3, 2026 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among VDC-MGG Holdings, LLC, a Delaware limited liability company (“Holdings”), Vegas.com, LLC, a Nevada limited liability company (the “Borrower”), the Lenders and Issuing Banks party hereto and Barclays Bank PLC, in its capacity as Administrative Agent, Collateral Agent, an Issuing Bank and Swing Line Lender.

Preliminary Statements:

WHEREAS, in connection with the Transaction and to provide for the working capital needs and general corporate requirements (including to finance permitted Investments, acquisitions, capital expenditures and Restricted Payments and for other purposes not prohibited by this Agreement) of Holdings and its Restricted Subsidiaries, the Borrower has requested that the Lenders extend credit in the form of Revolving Loans at any time and from time to time prior to the Revolving Maturity Date in an aggregate principal amount of up to $75,000,000.

WHEREAS, the Borrower has requested that the Issuing Banks issue Letters of Credit to support certain obligations incurred by Holdings, its Restricted Subsidiaries, and RemainCo (including to replace, backstop, or roll, as applicable, any letters of credit of the Hoya Group that are outstanding as of the Effective Date under the Hoya Credit Agreement).

WHEREAS, the Lenders and the Issuing Banks are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS

Section 1.01 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings, the Borrower and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Additional First Out Debt” means any Incremental Facility or Incremental Equivalent Debt (whether in the form of funded debt, a letter of credit (or similar) facility, or otherwise) that (x) is secured by all or a portion of the Collateral on a pari passu basis (without regard to the control of remedies) with the Liens on such Collateral securing the Initial Revolving Facility and (y) ranks on a pari passu basis in right of payment with the Secured Obligations in respect of the Initial Revolving Facility; provided that (a) Additional First Out Debt (and proceeds thereof) may only be used for the purpose of satisfying reserves, collateral posting, prepayment or similar credit support requirements with payment processors, sellers, advertising partners and other similar counterparties, and (b) such Additional First Out Debt may not be voluntarily or mandatorily prepaid (each, a “First Out Prepayment”) prior to the Revolving Maturity Date unless such prepayments are accompanied by equivalent pro rata repayments of the Revolving Loans then outstanding (if any) under the Initial Revolving Facility (but, for the avoidance of doubt, (x) there shall be no requirement to have a corresponding permanent reduction of Revolving Commitments as a result of any such prepayment of Revolving Loans, (y) the expiration, cancellation or termination of a letter of credit under any Additional First Out Debt shall not constitute a prepayment thereof and (z) if there are no Revolving Loans or Swing Line Loans outstanding at the time a First Out Prepayment is made, no prepayment of Revolving Loans shall be required in connection with or as a result of such First Out Prepayment).

“Additional Junior Lien Debt” means any Incremental Facility or Incremental Equivalent Debt that is secured by all or a portion of the Collateral on a junior basis to the Liens on such Collateral securing (x) the Initial Revolving Facility, (y) the Additional First Out Debt (if any) and (z) the Additional Second Out Debt (if any).

“Additional Revolving Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) that agrees to provide any portion of any (a) Incremental Revolving Commitment Increase pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent and, if such Additional Revolving Lender will provide an Incremental Revolving Commitment Increase, each Issuing Bank and the Swing Line Lender, in each case only if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Additional Second Out Debt” means any Incremental Facility or Incremental Equivalent Debt that (x) is secured by all or a portion of the Collateral on a pari passu basis (without regard to the control of remedies) with the Liens on such Collateral securing the Initial Revolving Facility and (y) ranks junior in right of payment to the Secured Obligations in respect of the Initial Revolving Facility (whether pursuant to “waterfall” provisions, an intercreditor agreement, or otherwise).

“Additional Term Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) that agrees to provide any portion of any (a) Incremental Term Loans pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender shall be subject to the approval of the Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in writing.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, any Lender that is any Person (other than a member of the Hoya Group) contemplated by the definition of “Sponsor” at such time.

“Agent” means any of the Administrative Agent, the Collateral Agent, and any permitted successors and assigns of the foregoing in such capacity, and “Agents” means two or more of them.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.17.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Term SOFR Rate for the applicable Loan on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one (1) month plus 1.00%; provided that, solely for purposes of the foregoing, the Term SOFR Rate for any day shall be calculated using the Term SOFR Rate on such day at approximately 11:00 a.m. (New York City time) for a deposit in Dollars with a maturity of one (1) month. If the

Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Term SOFR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of “Federal Funds Effective Rate”, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, respectively.

“Alternative Currency” means (x) Canadian Dollars, Pounds Sterling and Euros and (y) such other currencies as may be approved by the Administrative Agent and the applicable Revolving Lenders and/or Issuing Banks that agree to provide Revolving Loans and/or Letters of Credit in such other currencies from time to time.

“Alternative Currency Loan” means a Loan denominated in an Alternative Currency.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the aggregate Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (A) 3.75% per annum in the case of any Revolving Loan that is a Term SOFR Loan, Term CORRA Loan, RFR Loan or EURIBOR Loan and (B) 2.75% per annum in the case of any Revolving Loan that is an ABR Loan, Central Bank Rate Loan or Canadian Prime Rate Loan.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant Issuing Banks and (ii) the Revolving Lenders and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.

“Approved Bank” has the meaning assigned to such term in the definition of “Permitted Investments”.

“Approved Foreign Bank” has the meaning assigned to such term in the definition of “Permitted Investments”.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04(b)), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then‑current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then‑removed from the definition of “Interest Period” pursuant to clause (d) of Section 1.11.

“Bail‑In Action” means the exercise of any Write‑Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail‑In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail‑In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended, or any similar federal or state law for the relief of debtors.

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated, and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benchmark” means, initially, with respect to any (a) Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate, (b) Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, Term CORRA, (c) Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Pound Sterling, the Daily Simple RFR, and (d) Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, EURIBOR; provided, in each case, that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate, Term CORRA, the Daily Simple RFR, EURIBOR or the then‑current Benchmark, as applicable, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.11(a).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent with respect to any Benchmark Transition Event; provided that with respect to a Benchmark with respect to any Secured Obligations, interest, fees, commissions or other amounts denominated in any currency other than Dollars or calculated with respect thereto, the Benchmark Replacement shall mean the alternative set forth in clause (2) below: (1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or (2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then‑current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then‑prevailing market convention for determining a benchmark rate as a replacement for the then‑current Benchmark for U.S. dollar‑denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.00% per annum, the Benchmark Replacement will be deemed to be 0.00% per annum for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement: (1) for purposes of clause (1) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent: (a) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental

Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor or (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and (2) for purposes of clause (2) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and (ii) any evolving or then‑prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion. Each Benchmark Replacement Adjustment shall be subject to the consent of the Borrower.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, the definition of “US Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then‑current Benchmark: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof) or (2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof)

to be non‑representative or non‑compliant with or non‑aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non‑representativeness, non‑compliance or non‑alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then‑current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then‑current Benchmark: (1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then‑current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then‑current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.11 and (y) ending at the time that a Benchmark Replacement has replaced the then‑current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.11.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person, and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means (i) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect or (ii) a Swing Line Borrowing, as the context may require.

“Borrowing Minimum” means (i) in the case of a Term SOFR Revolving Borrowing (or any borrowing of an Alternative Currency which is not an ABR Borrowing), the lesser of $500,000 (or, if denominated in an Alternative Currency, the Dollar Equivalent thereof) and the remaining Commitments of the applicable Class and (ii) in the case of an ABR Revolving Borrowing, the lesser of $100,000 (or, if denominated in an Alternative Currency, the Dollar Equivalent thereof) and the remaining Commitments of the applicable Class.

“Borrowing Multiple” means (i) in the case of a Term SOFR Revolving Borrowing (or any borrowing of an Alternative Currency which is not an ABR Borrowing), $50,000 (or, if denominated in an Alternative Currency, the Dollar Equivalent thereof) and (ii) in the case of an ABR Revolving Borrowing, $50,000 (or, if denominated in an Alternative Currency, the Dollar Equivalent thereof).

“Borrowing Request” means (i) a request by the Borrower for a Borrowing in accordance with Section 2.03, (ii) with respect to a Letter of Credit, a Letter of Credit Request and (iii) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Requirements of Law to remain closed; provided that, (i) when used in connection with a Loan denominated in Dollars, “Business Day” means a U.S. Government Securities Business Day (ii) when used in connection with a Loan denominated in Euros, “Business Day” shall also exclude any day which is not a TARGET Day, (iii) when used in connection with a Loan denominated in Sterling, “Business Day” shall also exclude any day on which banks are closed for general business in London, (iv) when used in connection with a Loan denominated in Canadian Dollars, “Business Day” shall also exclude any day on which banks are closed for general business in Canada and (v) when used in connection with a Loan denominated in any other currency, “Business Day” shall also exclude any day which is not a day on which dealings in such currency can occur in the London interbank market and on which banks are open for business in the principal financial center for that currency.

“Canadian Dollar” means the lawful currency of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. (Toronto, Ontario time) on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information service that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) Term CORRA for a tenor of one month on such day, plus 1.0% per annum; provided that if any of the above rates shall be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or Term CORRA shall be effective from and including the effective date of such change in the PRIMCAN Index or Term CORRA, respectively.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capitalized Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided, further, that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect and as applied on January 1, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP which became or becomes effective after such date that would otherwise require such obligation to be recharacterized as a Capitalized Lease.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Cash Balance” means, as of any date of determination, an amount equal to (x) the aggregate amount of cash of Holdings and its Subsidiaries (excluding cash that is listed as “restricted” on the consolidated balance sheet of Holdings and its Restricted Subsidiaries) as of such date minus (y) the aggregate amount of (i) invoiced payables of Holdings and its Subsidiaries due within sixty (60) days as of such date and (ii) uninvoiced payables.

“Cash Management Obligations” means (a) obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Cash Management Services” has the meaning assigned to such term in the definition of “Secured Cash Management Obligations”.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Central Bank Rate” means, the greater of (A) for any Loan denominated in (a) Sterling, the Bank of England’s “Bank Rate” as published by the Bank of England from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank, each as published by the European Central Bank from time to time, (2) the rate for the marginal lending facility of the European Central Bank, as published by the European Central Bank from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank from time to time and (c) any other Alternative Currency, (i) a central bank rate as determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower plus (ii) the applicable Central Bank Rate Adjustment; and (B) 0.00% per annum.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (b) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (c) any other Alternative Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower.

“Change in Control” means (a) the failure of Holdings to, directly or indirectly through Wholly Owned Subsidiaries, own all of the Equity Interests of the Borrower, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Vivid Seats Inc. and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in Vivid Seats Inc. held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings or Vivid Seats Inc. or (c) the occurrence of a “Change in Control” (or similar event, however denominated) pursuant to the documentation governing any Incremental Equivalent Debt, secured or subordinated Junior Financing or other Material Indebtedness.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings, Vivid Seats Inc. or the Borrower, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (b) of this definition is triggered.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States, Canada, the European Union, United Kingdom or other foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, to the extent enacted, adopted, promulgated, implemented or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to Holdings and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Other Revolving Loans, Incremental Term Loans or Other Term Loans, (b) any

Commitment, refers to whether such Commitment is a Revolving Commitment, Incremental Revolving Commitment, Other Revolving Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto), Incremental Term Loans and Incremental Revolving Commitments (and the Incremental Revolving Loans made pursuant thereto) that have different terms and conditions shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agent” has the meaning assigned to such term in Section 8.01(b) and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Collateral Agreement among the Loan Parties party thereto and the Collateral Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, the Borrower and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person and (ii) Holdings, the Borrower and each Subsidiary Loan Party either (x) a counterpart of each applicable Security Document duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), either (A) to the extent applicable, a supplement to each applicable Security Document, substantially the form specified therein, duly executed and delivered on behalf of such Person or (B) a Security Document, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, documents of the type referred to in Section 4.01(d) within the time periods set forth in Sections 5.11 and 5.12 (it being understood that in the case of a Foreign Loan Party organized in a jurisdiction that does not have a “blanket lien” (or similar) concept under such local law, the scope of Security Documents to be provided by such Foreign Loan Party shall be reasonably agreed between the Administrative Agent and the Borrower and shall be customary for secured financing transactions in such jurisdiction);

(b) all outstanding Equity Interests of the Borrower and each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged, charged or otherwise made subject to security pursuant to the applicable Security Document, and the Administrative Agent shall have received certificates, if any, representing all such Equity Interests to the extent constituting “certificated securities”, together with all certificates, documents of title and other documentary evidence of ownership and undated stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case, to the extent required to perfect the security interest therein in the jurisdiction of the issuer;

(c) (i) if any Indebtedness for borrowed money of Holdings, the Borrower or any Subsidiary in a principal amount of $1,000,000 or more is owing by such obligor to any Loan Party and such Indebtedness shall be evidenced by a promissory note, such promissory note shall be pledged or otherwise secured pursuant to the applicable Security Document, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Loan Parties as payees and all such obligors as payors and (ii) all Indebtedness of Hoya Midco owed to the Borrower shall be incurred under the RemainCo Intercompany Loan which shall be evidenced by a promissory note, which shall be pledged or otherwise secured pursuant to the applicable Security Document, and the Administrative Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements with respect to any Trademarks, Patents and Copyrights that are registered, issued or applied‑for in the United States and that constitute Collateral, for the filing with the United States Patent and Trademark Office and the United States Copyright Office to the extent required by this Agreement, the Security Documents, Requirements of Law and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property (provided that, (A) if a mortgage tax will be owed on the entire amount of the Secured Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable law, the amount of such mortgage tax shall be calculated based on the lesser of (x) the amount of the Secured Obligations allocated to the applicable Mortgaged Property and (y) the estimated fair market value of the Mortgaged Property at the time the Mortgage is entered into, as reasonably determined by the Borrower, which in the case of clause (y) will result in a limitation of the Secured Obligations secured by the Mortgage to such amount and (B) the Mortgage shall not secure the Loan Document Obligations in respect of Letters of Credit or the Revolving Loan in those states that impose a mortgage tax on paydowns or re‑advances applicable thereto), (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements (other than a creditor’s rights endorsement) as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the parties; provided that in no event will the Borrower be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA, (iii) a completed “Life‑of‑Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 5.07(b), (iv) in each case if reasonably requested by the Administrative Agent, a customary legal opinion with respect to each such Mortgage, from counsel qualified to opine in each jurisdiction (a) where a Mortgaged Property is located regarding the enforceability of the Mortgage and (b) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized or incorporated, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other customary matters as may be in form and substance reasonably satisfactory to the Administrative Agent, (v) a (a) survey in compliance with the 2016 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys or such other requirements as in effect at the time and otherwise reasonably satisfactory to the Administrative Agent or (b) existing survey, Express Map or other similar documentation that is available together with a no change affidavit of such Mortgaged Property and for which survey coverage is available for the policies of title insurance referenced in clause (ii) above without the need for such new or updated surveys, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s). Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property unless and until, (a) if such Mortgage relates to a property not located in a flood zone, at least five (5) Business Days in advance of such execution and delivery or (b) if such Mortgage relates to a property located in a flood zone, at least fourteen (14) days in advance of such execution and delivery, each Lender has received the documents described in clause (e)(iii) above and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to the Administrative Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary: (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost or burden of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences (that are not de minimis) to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), is excessive in relation to the benefits to be obtained by the Lenders therefrom; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents; (c) in no event shall (i) control agreements or other control or similar arrangements be required with respect to (x) except as expressly set forth in Section 5.15, cash, other deposit accounts, securities and commodities accounts (including securities entitlements and related assets) or (y) letter of credit rights or other assets requiring perfection by control (but not, for avoidance of doubt, possession) or (ii) landlord lien waivers, bailee waivers, warehouseman letters, estoppels, or collateral access letters be required; (d) in no event shall any Domestic Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States (or any state, commonwealth or territory thereof or the District of Columbia), or to perfect or make enforceable any security interests in any such assets (it being understood that all security granted by a Domestic Loan Party (other than Mortgages) shall be governed by the law of the State of New York, other than share pledges in the Equity Interests of a Foreign Loan Party that are held by such Domestic Loan Party (which shall be governed by the laws of the country of organization of such Foreign Loan Party)); (e) in no event shall any Loan Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements (and, if applicable, corresponding or customary filings in the country of organization of any other Loan Party); (f) other than the filing of UCC financing statements (and, if applicable, corresponding or customary filings in the country of organization of any other Loan Party), no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $1,000,000; (g) in no event shall any Loan Party be required to complete any filings or other action (including entering into any source code escrow arrangements or seeking registration of any Copyrights) with respect to security interests in Intellectual Property beyond the filing of Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office (or in the case of a Foreign Loan Party, filings with the relevant national or supranational body for the jurisdiction in which such Foreign Loan Party is organized); (h) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements (and, if applicable, corresponding or customary filings in the country of organization of any other Loan Party)); (i) in no event shall environmental reports be required to be delivered to the Administrative Agent or the Lenders and (j) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement (including as set forth on Schedule 5.14) or the Security Documents.

“Commitment” means with respect to any Lender, its Revolving Commitment, Other Revolving Commitment of any Class, Incremental Revolving Commitment of any Class, Commitments under any Incremental Term Facility of any Class, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(d), substantially in the form of Exhibit L.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent deducted (and not added back), other than with respect to clause (xx), in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) permitted to be incurred hereunder plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk in respect of Indebtedness, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and banker’s acceptance fees and costs of surety bonds in connection with financing activities;

(ii) provision for taxes based on income, profits or capital and sales and gross sales taxes, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations;

(iii) Non‑Cash Charges (without duplication of any other amounts added back pursuant to clauses (a), (b) and (c) of this definition) as elected by the Borrower;

(iv) [reserved];

(v) extraordinary charges, expenses or losses in accordance with GAAP;

(vi) unusual or non‑recurring charges, expenses or losses (including any unusual or non‑recurring operating expenses directly attributable to the implementation of cost savings initiatives), integration costs, severance, relocation costs, office and facilities’ opening costs and other business optimization expenses (including related to new product introductions and new system design and implementation costs), recruiting costs and fees, signing fees, expenses, costs and bonuses, retention or completion bonuses, contract termination costs, transaction fees and expenses, transition costs, systems establishment costs, costs related to closure/consolidation of office and facilities, costs related to the implementation of operational and reporting systems and technology initiatives, consulting fees and expenses, any one time expense relating to enhanced accounting function or other transaction costs (including those associated with becoming a standalone entity or a public company), and non‑recurring Intellectual Property development, curtailments or modifications to pension and post‑retirement employee benefit plans (including any settlement of pension liabilities) or any other costs incurred in connection with any of the foregoing; provided that any such expenses related to unconsummated transactions shall not, together with any accruals, payments and expenses related to unconsummated transactions added back pursuant to clause (c) of the definition of “Consolidated Net Income”, exceed $1,000,000 in the aggregate in any four-quarter fiscal period;

(vii) restructuring costs, charges, accruals or reserves (including restructuring and integration costs related to the Transaction and other acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements;

(viii) [reserved];

(ix) (A) management, advisory, monitoring, consulting, refinancing, transaction, exit and/or advisory fees and expenses and similar fees and expenses permitted to be paid under this Agreement and related indemnities paid or accrued to equity holders of Holdings (and their Affiliates) and director fees and expenses and (B) the amount of expenses relating to payments made to option holders of Holdings in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted by the Loan Documents;

(x) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) that are permitted under this Agreement;

(xi) any non‑cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(xii) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xiii) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (d)(iv) and (d)(v) below;

(xiv) any costs or expenses incurred by Holdings, the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non‑cash or otherwise funded with cash proceeds contributed to the capital of Holdings or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests), or repurchase of Equity Interests of Holdings from employees, directors or consultants;

(xv) any net pension or other post‑employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xvi) [reserved];

(xvii) [reserved];

(xviii) any increase in expenses resulting from the revaluation of inventory (including any impact of changes of inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments;

(xix) charges, losses or expenses to the extent indemnified or insured or reimbursable, so long as Holdings or the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such Person has submitted a claim in respect thereof in good faith and reasonably expects to receive payment in connection with such claim within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days) by a third party (it being understood that if the amount actually received in cash under any such agreement or insurance policy, as applicable, in such period exceeds the amount of such charges, losses or expenses during such period such excess cash amounts actually received may be carried forward and applied against any charges, losses or expenses in any future period);

(xx) solely for purposes of determining compliance with the Financial Performance Covenant in respect of any fiscal quarter which includes the exercise of a Cure Right (but not for the determination of the First Lien Net Leverage Ratio or the Total Net Leverage Ratio for any other purposes), any Cure Amount (subject in all respects to the terms of Section 7.02); and

(xxi) to the extent that any Holdings Parent Specified Expenses would have been added back to Consolidated EBITDA pursuant to clauses (a)(i) through (xx) above had such charge, tax or expense been incurred directly by Holdings, such Holdings Parent Specified Expenses;

plus

(b) without duplication, the amount of “run rate” cost savings, operating expense reductions, other operating improvements and “run rate” synergies related to the Transaction, any Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to result from actions taken on or prior to the date that is twelve (12) months after the end of the relevant Test Period (which shall be deemed to be the Effective Date for any actions initiated prior to the Effective Date) (which cost savings, operating expense reductions, other operating improvements and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) a Financial Officer of the Borrower shall certify in a Compliance Certificate that in its good faith judgment such cost savings are reasonably identifiable, reasonably anticipated to be realized, and factually supportable and (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clauses (a)(vi) and (a)(vii) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided, further, that any amounts added back pursuant to this clause (b), shall not exceed, in the aggregate for such period, 25% of Consolidated EBITDA (as determined prior to giving effect to all such amounts added pursuant to this clause (b)) (this clause (b), the “Run Rate Addback”);

plus

(c) to the extent covered by business interruption insurance and actually reimbursed or otherwise paid in cash, expenses or losses relating to business interruption or, so long as Holdings or the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such Person has submitted a claim in respect thereof in good faith and reasonably expects to receive payment in connection with such claim within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days) (it being understood that if the amount actually received in cash under any such agreement or insurance policy, as applicable, in such period exceeds the amount of such charges, losses or expenses during such period such excess cash amounts actually received may be carried forward and applied against any charges, losses or expenses in any future period);

less

(d) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) unusual or non‑recurring gains;

(ii) non‑cash gains (excluding any non‑cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv) any non‑cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized);

(v) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period;

(vi) [reserved];

(vii) [reserved];

(viii) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xi) and (a)(xii) above;

in each case, as determined on a consolidated basis for Holdings and the Restricted Subsidiaries in accordance with GAAP; provided that:

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,

(II) there shall be included in determining Consolidated EBITDA for any period, without duplication, to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, business, line of business, division, business unit or asset acquired by Holdings, the Borrower or any Restricted Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business, line of business, division, business unit or assets to the extent not so acquired) (each such Person, property, business, line of business, division, business unit or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis;

(III) there shall be to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, line of business, division, business unit or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business, line of business, division, business unit or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by Holdings, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, line of business, division, business unit or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis; and

(IV) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transaction or any Permitted Acquisition (or other Investment permitted hereunder).

Notwithstanding anything herein to the contrary, Consolidated EBITDA shall be deemed to equal $17,200,922 for the period of four consecutive fiscal quarters of Holdings ending March 31, 2026 (consisting of (a) $6,001,019 for the fiscal quarter ended June 30, 2025, (b) $4,435,353 for the fiscal quarter ended September 30, 2025, (c) $3,159,822 for the fiscal quarter ended December 31, 2025 and (d) $3,604,728 for the fiscal quarter ended March 31, 2026), it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with the Run Rate Addback or any calculation on a Pro Forma Basis.

“Consolidated First Lien Net Indebtedness” means, as of any date of determination, (a) the aggregate amount of First Lien Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of First Lien Indebtedness for borrowed money, purchase money indebtedness, drawn but unreimbursed letters of credit, the principal portion of obligations in respect of Capitalized Leases, earnouts and similar obligations, in each case to the extent required to be recognized on the balance sheet of Holdings and its Restricted Subsidiaries as indebtedness in accordance with GAAP and any such Indebtedness of others that is Guaranteed by Holdings or any of its Restricted Subsidiaries, minus (b) Qualified Cash as of such date.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication;

(a) extraordinary items for such period in accordance with GAAP;

(b) the cumulative effect of a change in accounting principles during such period;

(c) any accruals, payments, fees, costs and expenses (including rationalization, legal, tax, structuring, financial advisory, investment banking, any transaction or retention bonus or similar payment and fees, costs and expenses of any counsel, consultants or other advisors and other costs and expenses) incurred during such period, or any amortization thereof for such period, in connection with the Transactions (including Transaction Costs), any Specified Transactions, any non‑recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investments (including any earn‑outs), Restricted Payments, Dispositions, recapitalization, issuances of Indebtedness or Equity Interests (including any initial public offering) or repayment of debt, refinancing transactions or amendment or other modification of any debt instrument, and restructurings, workouts and extensions and refinancings of any of the foregoing, non‑competition agreements, one‑time accruals, up‑front fees, financing fees, commitment fees, costs, expenses or premiums related to any repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and including costs and expenses of the Administrative Agent and Lenders that are reimbursed and fees paid to the Permitted Holders) and any charges or non‑recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction‑related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460); provided that any such accruals, payments and expenses related to unconsummated transactions shall not, together with any accruals, payments and expenses related to unconsummated transactions added back pursuant to clause (a)(vi) of the definition of “Consolidated EBITDA”, exceed $1,000,000 in the aggregate in any four‑quarter fiscal period;

(d) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(e) accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn‑outs) or changes as a result of the adoption or modification of accounting policies during such period;

(f) any income (loss) attributable to deferred compensation plans or trusts;

(g) stock‑based award compensation expenses;

(h) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration;

(i) currency translation gains and losses related to currency remeasurements of assets, liabilities or indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances);

(j) to the extent that any Holdings Parent Specified Expenses would have been included in Consolidated Net Income had such charge, tax or expense been incurred directly by Holdings, such Holdings Parent Specified Expenses; and

(k) the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Effective Date and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write‑off of any amounts thereof.

“Consolidated Total Net Indebtedness” means, as of any date of determination, (a) the aggregate amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, purchase money indebtedness, drawn but unreimbursed letters of credit, the principal portion of obligations in respect of Capitalized Leases, earnouts and similar obligations, in each case to the extent required to be recognized on the balance sheet of Holdings and its Restricted Subsidiaries as indebtedness in accordance with GAAP and such Indebtedness of others that is Guaranteed by Holdings or any of its Restricted Subsidiaries, minus (b) Qualified Cash as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any bank account, a springing account control agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained, and the Loan Party that owns such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Controlled Account” means any bank account owned by the Borrower or a Subsidiary Loan Party that is either (x) subject to a Control Agreement in favor of the Collateral Agent or (b) maintained with the Collateral Agent (or any of its Affiliates) as depositary bank.

“Copyrights” has the meaning assigned to such term in the Collateral Agreement.

“CORRA” means the Canadian Overnight Repo Rate Average administered by the Bank of Canada (or any successor administrator).

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained by the Borrower or another Loan Party (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Revolving Loans (or unused Revolving Commitments), (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, original issue discount and upfront fees, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, repayment, replacement or refinancing and the incurrence of such new Credit Agreement Refinancing Indebtedness), (b) (i) (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default) would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Refinanced Debt) does not mature earlier than or, except in the case of Revolving Commitments, have a Weighted Average Life to Maturity shorter than the Refinanced Debt and (ii) (x) if such Indebtedness is incurred as Additional Second Out Debt, such Indebtedness does not have scheduled amortization payments in excess of 5.0% of the original principal amount of such Indebtedness per fiscal year and (y) if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Secured Obligations, does not have scheduled amortization or required payments of principal prior to the Latest Maturity Date (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Refinanced Debt) (other than (i) change of control offers, offers upon an event of default, “AHYDO catch up payments”, and (ii) customary asset sale, insurance and condemnation proceeds events or excess cash flow payments (in each case of this clause (ii), subject to the prior prepayment and termination of the Initial Revolving Facility or the prior offer thereof to prepay and terminate the Initial Revolving Facility)), (c) shall not be guaranteed by any entity that is not, or that does not substantially concurrently become, a Loan Party, (d) in the case of any secured Indebtedness, is (i) not secured by any assets not securing the Secured Obligations and (ii) subject to the relevant Intercreditor Agreement(s), (e) if the Refinanced Debt was (1) contractually subordinated to the Loan Document Obligations in right of payment, such Credit Agreement Refinancing Indebtedness shall be contractually subordinated to the Loan Document Obligations on subordination terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt or otherwise reasonably satisfactory to the Administrative Agent and (2) contractually subordinated to the Loan Document Obligations in right of security, such Credit Agreement Refinancing Indebtedness shall be contractually subordinated to the Loan Document Obligations on subordination terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the indebtedness refinanced or otherwise reasonably satisfactory to the Administrative Agent or be unsecured, (f) in the case of Credit Agreement Refinancing Indebtedness of the Initial Revolving Facility, refinances in full such facility and results in the Payment in Full thereof, (g) in the case of any Credit Agreement Refinancing Indebtedness that is a revolving credit facility, may provide for the ability to participate (x) with respect to borrowings and repayments on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with other then‑outstanding Classes of Revolving Commitments and (y) with respect to permanent repayments and terminations of revolving commitments, on a pro rata basis or less than a pro rata basis (but not greater than pro rata basis) with other then‑outstanding Classes of Revolving Commitments and (h) has covenants and events of default (excluding, for the avoidance of doubt, pricing, interest rate margins, rate floors, discounts, fees, collateral, guarantees, premiums and prepayment or redemption provisions) that are not more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the covenants and events of default of this Agreement (when taken as a whole) are to the Lenders unless (x) such covenants or other provisions are applicable only to periods after the maturity date of the Refinanced Debt at the time of such refinancing, (y) the Revolving Lenders also receive the benefit of such more favorable covenants and events of default (including, without limitation, any financial maintenance covenant, and together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default or guarantee is (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Latest Maturity Date at the time of such refinancing (provided that the Borrower may, in its sole discretion, deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at least ten (10) Business Days prior to the incurrence of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, and such certificate shall be conclusive evidence that such terms and conditions satisfy the requirement of this clause (y) unless the Administrative Agent notifies the Borrower within such ten (10) Business Day period that it disagrees with such determination) or (z) such terms and conditions are reasonably satisfactory to the Administrative Agent).

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Cure Termination Date” has the meaning assigned to such term in Section 7.02(a).

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, the greater of (i) SONIA for the day (such day “i”) that is five RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (ii) 0.00%. If by 5:00 p.m. (local time for the applicable RFR) on the second RFR Business Day immediately following any day “i”, the RFR in respect of such day “i” has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such day “i” will be the RFR as published in respect of the first preceding RFR Business Day for which such RFR was published on the SONIA Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) 0.00%. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, administrative receivership, insolvency, reorganization, examinership or similar debtor relief laws of the United States or of other jurisdictions (domestic or foreign) (including, but not limited to, the Insolvency Act 1986 of the United Kingdom, corporate statutory arrangement provisions or any other applicable legislation to the extent the relief sought under such legislation relates to compromise, settlement, adjustment or arrangement of debt, or any other bankruptcy, insolvency, reorganization, liquidation or similar law) or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including bankruptcy (hasan), corporate reorganization (kaisha kousei), civil rehabilitation (minji saisei), special liquidation (tokubetsu seisan), specified mediation (tokutei choutei) or any similar debtor relief Laws of Japan) from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both hereunder would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder (or otherwise failed to pay over to the Administrative Agent any amounts owed by such Lender hereunder), including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Swing Line Lender, any Issuing Bank or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)) or any Issuing Bank, to confirm in a manner satisfactory to the Administrative Agent, such Issuing Bank and the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become or is insolvent (or has admitted in writing that it is insolvent), (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, examiner, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a substantial part of its assets or a custodian appointed for it or a substantial part of its assets, (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (v) become the subject of a Bail‑In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, where such ownership interest or proceeding does not result in or provide such Lender or Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the Loan Document Obligations with respect to the Letters of Credit issued by such Issuing Bank other than Loan Document Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of the Loan Document Obligations with respect to the Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Dispose” and “Disposition” each have the meaning assigned to such term in Section 6.05.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period through (but not after) the date of such disposition or conversion, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests);

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof; or

(d) provides for the contractually scheduled payments of dividends in cash;

in each case, on or prior to the date ninety‑one (91) days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change in control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the Termination Date and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means those Persons (the list of all such Persons, the “Disqualified Lenders List”) that (i) were identified in writing by the Borrower to the Joint Lead Arrangers as being “Disqualified Lenders” on or prior to the Effective Date, (ii) are competitors of the Borrower and its Subsidiaries that are identified in writing by the Borrower to the Administrative Agent from time to time, (iii) are (a) in the case of clause (i) of this definition, any Affiliates of such Persons that either (x) were identified in writing by the Borrower to the Administrative Agent on or prior to the Effective Date or (y) are readily identifiable as an Affiliate of such Person on the basis of such Affiliate’s name and (b) in the case of clause (ii) of this definition, any Affiliates (other than bona fide debt funds, investment vehicles or fixed income investors that are engaged in making or purchasing commercial loans, bonds or similar extensions of credit in the ordinary course of business) of such Persons that are either (x) identified in writing by the Borrower from time to time or (y) readily identifiable on the basis of such Affiliate’s name or (iv) Excluded Affiliates; provided that, to the extent Persons are identified as Disqualified Lenders in writing by the Borrower to the Administrative Agent after the Effective Date pursuant to clauses (ii) or (iii)(b) of this definition, the inclusion of such persons as Disqualified Lenders shall not retroactively apply to prior assignments or participations in respect of any Loan or Commitment under this Agreement (solely with respect to the Loans, Commitments or participations so previously acquired). Upon inquiry by (i) any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is a Disqualified Lender or (ii) any potential assignee as to whether such potential assignee is a Disqualified Lender, the Administrative Agent shall be permitted to disclose to such Lender and such specific potential assignee (x) whether such specific potential assignee or prospective participant is a Disqualified Lender or (y) the identity of any other Disqualified Lender which the Administrative Agent reasonably believes may be an Affiliate of such specified potential assignee or prospective participant.

“Disqualified Lenders List” has the meaning as set forth in the definition of “Disqualified Lenders”.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such currency.

“Domestic Subsidiary” means any Subsidiary of Holdings organized or incorporated in the United States (or any state thereof or the District of Columbia).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means August 3, 2026.

“Effective Date Loan Parties” means (i) Holdings, (ii) the Borrower and (iii) each other Subsidiary of Holdings that is a Loan Party as of the Effective Date (if any) and specified on Schedule 1.01(a).

“Eldridge” means Eldridge Industries, LLC and its associated funds and each of their respective Affiliates (other than any portfolio companies of any of the foregoing).

“Electing Guarantor” means any Excluded Subsidiary that, at the option and in the sole discretion of the Borrower, has been designated a Subsidiary Loan Party; provided, for the avoidance of doubt, (x) unless otherwise expressly agreed by the Borrower, no Subsidiary that is an Excluded Subsidiary shall be a Loan Guarantor until and unless it ceases to be an Excluded Subsidiary, and (y) the Borrower may cause any Restricted Subsidiary that is not a Loan Guarantor to guarantee the Secured Obligations by causing such Restricted Subsidiary to become a Loan Guarantor under a Guarantee and a grantor under the applicable Security Documents in accordance with Section 5.13, and any such Restricted Subsidiary shall be a Loan Guarantor hereunder and under the other Loan Documents for all purposes.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, the Borrower or any of their respective Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender, (iii) a Disqualified Lender or (iv) the Permitted Holders.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, common law, decrees and other applicable Requirements of Law and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to (1) pollution, (2) the protection of the environment, (3) preservation or reclamation of natural resources, (4) the use, handling, transportation, treatment, storage, presence, Release or threatened Release of, or exposure to, any Hazardous Material, or (5) to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the presence, generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or agreement to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (whether evidenced by share certificates (or similar) or not).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived by regulation); (b) any failure by any Loan Party or ERISA Affiliates to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, or the failure by any Loan Party or ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or to make any required contribution to a Multiemployer Plan; (d) a determination that any Plan is, or is expected to be, in “at‑risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or an ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or an intention to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan under Section 4041 or Section 4042 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by a Loan Party of any notice from any Multiemployer Plan, concerning the imposition of Withdrawal Liability, or the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Section 4245, of ERISA; (i) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the IRC or Section 406 of ERISA) which could reasonably be expected to result in material liability to any Loan Party.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail‑In Legislation Schedule” means the EU Bail‑In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” or “EURIBOR Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. (Brussels time) two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower Representative. If the EURIBOR Rate shall be less than 0.00% per annum, the EURIBOR Rate shall be deemed to be 0.00% per annum for purposes of this Agreement.

“Euro” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” has the meaning assigned to such term in Section 1.07.

“Excluded Account” means (a) payroll, healthcare and other employee wage and benefit accounts, (b) sales, payroll and similar tax trust accounts, (c) escrow accounts, (d) fiduciary or trust accounts, (e) [reserved], (f) zero balance accounts, (g) deposit accounts with an average daily balance calculated monthly not exceeding $250,000 individually (or $1,000,000 or in the aggregate when taken together with all other Excluded Accounts that exist in reliance on this clause (g)), (h) [reserved], (i) cash collateral (or similar) accounts subject to a Lien in favor of a Person other than the Collateral Agent to the extent such Lien is permitted under Section 6.02, and (j) Stripe accounts, Venmo accounts, PayPal accounts or other similar payment processor accounts.

“Excluded Affiliates” means any Affiliate of any Joint Lead Arranger or Lender that are engaged as principals primarily in private equity or venture capital transactions.

“Excluded Assets” means (a) any fee‑owned real property that is not Material Real Property and all leasehold (including ground lease) interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) motor vehicles and other assets subject to certificates of title or ownership (to the extent a security interest therein cannot be perfected by the filing of a UCC‑1 financing statement), (c) letter of credit rights (except to the extent constituting supporting obligations (as defined under the UCC) in which a security interest can be perfected with the filing of a UCC‑1 financing statement) with a value of less than $1,000,000, (d) commercial tort claims with a value (as reasonably estimated by the Borrower) of less than $1,000,000, (e) Excluded Equity Interests, (f) any lease, contract, license, sublicense, other agreement or document, government approval, charter, authorization or franchise (or any asset subject to such agreement or arrangement) with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Secured Obligations (in each case, in existence on the Effective Date or upon the acquisition of the relevant Subsidiary party thereto or asset (so long as not entered into in contemplation thereof)) would require the consent of a third party (unless such consent has been received) (it being understood that no Loan Party shall be under any affirmative obligation to obtain such consent) or violate or invalidate, constitute a breach of or a default under, or create a right of termination in favor of any party (other than any Loan Party) to, such lease, contract, license, sublicense, other agreement or document, government approval, charter, authorization or franchise (but after giving effect to the applicable anti‑non‑assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law), (g) any asset subject to a Lien of the type permitted by Section 6.02(iv) or (xii) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 6.02(xi), in the case of Liens permitted by Section 6.02(xi) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but after giving effect to the applicable anti‑non‑assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law) (provided that any such provision is not included by the Borrower or any Restricted Subsidiary principally for the purpose of taking advantage of the exclusion in this clause (g)), (h) (1) any intent‑to‑use Trademark applications filed in the United States Patent and Trademark Office, prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, but only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent‑to‑use Trademark application or any registration that may issue therefrom under applicable federal law and (2) any Intellectual Property registered, issued or applied for in, or arising under the laws of, any jurisdiction outside of the

United States (or with respect to a Foreign Loan Party, any jurisdiction outside of such Foreign Loan Party’s jurisdiction of organization), (i) any asset (including Equity Interests) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law, rule or regulation, contractual obligation existing on the Effective Date (or, if later, the date the Person owning the asset becomes a Restricted Subsidiary, so long as the applicable contractual obligation was not entered into in contemplation of such Person becoming a Restricted Subsidiary) or agreements with any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the applicable anti‑non‑assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law) or which would require consent, approval, license or authorization from any Governmental Authority or regulatory authority (it being understood that there shall be no requirement to obtain the consent of any governmental authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), unless such consent, approval, license or authorization has been received, (j) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time), (k) [reserved], (l) [reserved], (m) [reserved], (n) assets acquired in connection with a Permitted Acquisition or other permitted Investment subject to liens permitted under this Agreement and which are (and for so long as) subject to contractual arrangements (not incurred in contemplation thereof) prohibiting a Lien securing the Secured Obligations (but only so long as such Lien is in existence), (o) any assets to the extent that the granting of a Lien thereon to secure the Secured Obligations could reasonably be expected to result in adverse (other than de minimis) tax or regulatory consequences, as reasonably determined by the Borrower; and (p) any assets with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or burden of pledging such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

Notwithstanding anything herein or the Security Documents to the contrary, to the maximum extent permitted by Requirements of Law, Excluded Assets shall not include any Proceeds (as defined in the UCC), dividends, distributions, economic value, economic interest, contractual rights, voting or management rights, general intangibles, substitutions or replacements of any Collateral or any Excluded Assets (unless such items would otherwise constitute Excluded Assets expressly referred to above).

“Excluded Equity Interests” means Equity Interests in any not‑for‑profit Subsidiary, captive insurance company or special purpose vehicle (or similar entity).

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Effective Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary (but, in the case of a contractual obligation, to the extent not created in contemplation of such Subsidiary becoming a Restricted Subsidiary), from guaranteeing the Secured Obligations or which would require (and, only for so long as) any governmental or regulatory consent, or third party consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, provided that such Subsidiary shall have no affirmative obligation to obtain such consent, (b) any Subsidiary to the extent the provision of a Guarantee by such Subsidiary could reasonably be expected to result in adverse (other than de minimis) tax consequences to the Hoya Group (or any member thereof, or any direct or indirect equityholder thereof) as reasonably determined by the Borrower, (c) any

Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed in writing), the cost or burden of providing the Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (d) any Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended and (e) any not‑for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor at any time, any Secured Swap Obligation under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Secured Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant”, as defined in the Commodity Exchange Act (determined after giving effect to any “Keepwell”, support or other agreement for the benefit of such Loan Guarantor, at the time such guarantee or grant of a security interest becomes effective with respect to such related Secured Swap Obligation). If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps that are or would be rendered illegal due to such guarantee or security interest.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes, in each case (i) imposed on it by a jurisdiction as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) that are Other Connection Taxes, (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a)(i) of this definition, (c) any Tax imposed pursuant to FATCA, (d) any Tax that is attributable to a Lender’s failure to comply with Section 2.17(f) and (e) any U.S. federal withholding Taxes imposed on amounts payable to a Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 2.19 or 9.02(c) hereto) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive payment of additional amounts with respect to such withholding Taxes under Section 2.17(a).

“Existing Letters of Credit” means each letter of credit that is outstanding on the Effective Date and set forth on Schedule 1.02.

“Existing Term Loans” means, collectively, (x) the Term Loans outstanding under the Hoya Credit Agreement as of the Effective Date (the “Hoya Term Loans”) and (y) any term loans issued after the Effective Date to refinance or replace the Hoya Term Loans (each, a “Refinanced Term Loan”).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” has the meaning specified in Section 3.16(a).

“Federal Funds Effective Rate” means, for any day, the per annum rate equal to the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that the Federal Funds Effective Rate, if negative, shall be deemed to be 0.00%.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, corporate controller or other officer with similar functions and responsibilities as the foregoing of Holdings or the Borrower, as applicable.

“Financial Performance Covenant” means the covenant set forth in Section 6.11.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, (b) the borrowing of Loans hereunder and the use of the proceeds thereof and (c) the issuance, amendment or extension of Letters of Credit hereunder and the use of proceeds thereof.

“First Lien Indebtedness” means any Indebtedness of Holdings and its Restricted Subsidiaries that is secured by a Lien on any asset of Holdings or any of the Restricted Subsidiaries on an equivalent priority basis (without regard to the control of remedies) with the Liens granted under the Security Documents in favor of the Collateral Agent for the benefit of the Secured Parties in respect of the initial Revolving Commitments.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated First Lien Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert‑Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code).

“Foreign Loan Party” means any Subsidiary Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Restricted Subsidiary of Holdings other than a Domestic Subsidiary.

“Fronting Exposure Cap” means, with respect to each Issuing Bank, the product of (i) the Letter of Credit Sublimit multiplied by (ii) the Applicable Percentage of such Issuing Bank (or its affiliated Revolving Lender). The initial amount of each Issuing Bank’s Fronting Exposure Cap is set forth on Schedule 2.01.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825‑Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value”, as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of “Capital Lease Obligations”.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government in any jurisdiction (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness) or product warranty obligations. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit B.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by‑products or distillates, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, or contaminants of any nature and in any form regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereto.

“Holdings Parent” means any direct or indirect parent company of Holdings (including Vivid Seats Inc.).

“Holdings Parent Specified Expenses” shall mean any charge, tax or expense incurred or accrued by any Holdings Parent during any period to the extent that the Borrower has (directly or indirectly) made a Restricted Payment to any Holdings Parent in respect thereof pursuant to Section 6.07(a)(vii), but in each case limited to the amount of such Restricted Payment.

“Hoya Credit Agreement” means that certain First Lien Credit Agreement, dated as of June 30, 2017 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time), among Hoya Intermediate, LLC, a Delaware limited liability company, Hoya Midco, the lenders and issuing banks from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent, and the other parties from time to time party thereto.

“Hoya Group” means, collectively, Hoya Intermediate, LLC, a Delaware limited liability company, and each of its Subsidiaries (including the Vegas Group).

“Hoya Midco” means Hoya Midco, LLC, a Delaware limited liability company.

“Incremental Cap” means, as of any date of determination, the sum of:

(a) in the case of Additional First Out Debt, an amount equal to $5,000,000 (minus the outstanding aggregate principal amount of Additional First Out Debt incurred in reliance on this clause (a) prior to such date of determination); provided that any Additional First Out Debt incurred pursuant to this clause (a) may only be used for the purpose of satisfying reserves, collateral posting, prepayment or similar credit support requirements with payment processors, sellers, advertising partners and other similar counterparties and shall not be used to repay or prepay any Indebtedness for borrowed money, including, without limitation, the Existing Term Loans; plus

(b) in the case of Additional Second Out Debt, an amount equal to $388,112,187.50 that is used solely for the purpose of refinancing or exchanging term loans outstanding under the Hoya Credit Agreement as of the Effective Date and financing the payment of costs, fees and expenses in connection therewith (the “Specified Exchange Debt”); plus

(c) in the case of Additional Junior Lien Debt, an amount equal to $50,000,000 (minus the outstanding aggregate principal amount of Additional Junior Lien Debt incurred in reliance on this clause (c) prior to such date of determination); plus

(d) in the case of any Incremental Facilities or Incremental Equivalent Debt that is unsecured, an amount equal to $50,000,000 (minus the outstanding aggregate principal amount of debt incurred in reliance on this clause (d) or on Section 6.01(a)(xiv) prior to such date of determination); provided that, on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 4.75 to 1.00; provided, further, that prior to the Payment in Full of the Initial Revolving Facility, no cash payments may be made in respect of any debt incurred under this clause (d) including principal, interest, fees or amortization payments (other than customary closing fees); plus

(e) all voluntary reductions of the Revolving Commitments under the Initial Revolving Facility pursuant to Section 2.08(b) prior to such date (other than reductions made with the proceeds of the incurrence of Credit Agreement Refinancing Indebtedness or other long-term Indebtedness).

For the avoidance of doubt, (i) Incremental Facilities and Incremental Equivalent Debt may be incurred under any or all of clauses (a) through (e) above, whether in the same transaction or separate transactions and (ii) no Incremental Facilities or Incremental Equivalent Debt shall be senior in priority to the Initial Revolving Facility in any respect, including lien, payment or temporal priority.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(a)(xxiii).

“Incremental Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.20(d).

“Incremental Loan” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Commitments” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loan” means any loan provided under any Incremental Revolving Commitment.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan” means any Term Loan provided under any Incremental Term Facility or Incremental Term Increase.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business that are not outstanding for more than sixty (60) days after the due date thereof (provided that any trade accounts payable that do constitute Indebtedness pursuant to this definition shall be calculated net of any counterclaims in respect of such trade payables to the extent of any amounts set off in respect of such counterclaims or cash reserves maintained in respect of such counterclaims), and (y) any earn‑out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, deferred tax liabilities, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), and customary obligations under employment agreements and deferred compensation, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, or other contingent post‑closing purchase price adjustments, non‑compete or consulting obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Disqualified Equity Interests, (v) [reserved] or (vi) for the avoidance of doubt, any Qualified Equity Interests issued by Holdings or the Borrower. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business. The amount of any Indebtedness issued at a discount to the initial principal amount thereof shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Revolving Facility” means the Revolving Commitments established on the Effective Date (and the extensions of credit thereunder).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreements” means short‑form security agreements, suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office (as applicable), with respect to any Trademarks, Patents and Copyrights that are registered, issued or applied‑for in the United States and that constitute Collateral.

“Intercompany Services Agreement” means (x) any cost sharing agreement, commission or royalty agreement, license or sub‑license agreement, distribution agreement, services agreement, intellectual property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are a Loan Party, (y) any guarantee fee agreement (or similar) entered into between the Vegas Group, Wavedash and/or Vivid Seats Asia Pacific for

bona fide tax purposes in connection with the Wavedash Guarantee and (z) the agreements listed on Schedule 1.01(b).

“Intercreditor Agreement” means the Pari Passu Intercreditor Agreement or the Junior Intercreditor Agreement, as applicable.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07, substantially in the form of Exhibit C‑2.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swing Line Loan), the last day of each March, June, September and December, (b) with respect to any Loan (other than an ABR Loan or an RFR Loan), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Loan (other than an ABR Loan or an RFR Loan) with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the date of the Borrowing of which such Loan is a part; provided that, with respect to any such RFR Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period” means, with respect to any Borrowing other than an ABR Borrowing or RFR Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Borrowing (other than an ABR Borrowing) and ending on the date that is one, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed by each Lender participating therein, twelve (12) months or any shorter period as the Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period in respect of Revolving Loans shall extend beyond the Revolving Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Restricted Subsidiaries (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll‑over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write‑downs or write‑offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non‑cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write‑ups, write‑downs or write‑offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write‑ups, write‑downs or write‑offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means each of (a) the Administrative Agent, (b) each other Revolving Lender as of the Effective Date and (c) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or such branch with respect to Letters of Credit issued by such Affiliate or such branch.

“Joint Lead Arranger” means each of Barclays Bank PLC, Bank of America, N.A., Citibank, N.A., Deutsche Bank AG New York Branch, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., and Royal Bank of Canada, each in its capacity as joint lead arranger and joint bookrunner, and any permitted successors and assigns of the foregoing.

“Judgment Currency” has the meaning assigned to such term in Section 9.17.

“Junior Financing” means (a) any Indebtedness of Holdings and its Restricted Subsidiaries that is unsecured, that is subordinated in right of payment to the Loan Document Obligations or that is secured by the Collateral on a junior lien basis relative to the liens granted pursuant to the Loan Documents (other than (i) any permitted intercompany Indebtedness owing to Holdings, the Borrower or any Restricted Subsidiary or (ii) any unsecured Indebtedness in an individual principal amount not exceeding $1,000,000) and (b) any Permitted Refinancing in respect of the foregoing.

“Junior Intercreditor Agreement” means the Junior Intercreditor Agreement substantially in the form of Exhibit E‑2 among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a junior basis, with such modifications thereto as the Administrative Agent and the Borrower may reasonably agree.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, any Other Term Loan, any Other Term Commitment, any Incremental Revolving Loan, any Incremental Revolving Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Commitment” means, in the case of each Issuing Bank, the amount set forth across from its name on Schedule 2.05 (or in the documents pursuant to which such Issuing Bank became an Issuing Bank).

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or renewal or increase of the amount thereof.

“LC Disbursement” means an honoring of a drawing by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or for any Letter of Credit issued with the exclusion of Article 36 of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court (regardless of whether considered in a proceeding in equity or at law), the limitation of enforcement by Debtor Relief Laws and laws relating to judicial management, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non‑payment of stamp duty may be void and defenses of set‑off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c) any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent in connection with any provision of any Loan Document;

(d) the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h) [reserved]; and

(i) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lenders” means the Persons listed on Schedule 2.01 as a Lender and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and, as the context requires, includes an Issuing Bank and a Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.05(b).

“Letter of Credit Sublimit” means $75,000,000.

“Liability Management Transaction” means: any transaction or series of related transactions that is designed to: (x) raise liquidity for Borrower, its Subsidiaries, or any other Affiliate at a time when the Borrowers’ or any such Person’s near-term liquidity prospects are constrained or diminishing, (y) preserve or move any portion of a valuable asset (including equity) of Holdings or any of its Subsidiaries for the benefit of an Affiliate of the Loan Parties or any creditor or equityholders of the Borrowers or any of their Affiliates (in each case other than a Loan Party) or (z) restructure or otherwise impact the Loan Parties’ capital structure, in each case of clauses (x) through (z), in a manner that improves the prospects of a class or subset of stakeholders (including the Permitted Holders and its Affiliates, any other equityholder, and any debt financing providers (including any class or subset of Lenders)) by elevating such stakeholder’s priority to a position that is senior to the Loan Document Obligations (whether effectively, structurally or contractually) or ability to direct actions or vote under the Loan Documents or in an insolvency proceeding, including any of the following:

(a) any Indebtedness issued in exchange for, or the net proceeds (or deemed net proceeds in the event of a cashless transaction) of which are used, in whole or in part, to modify, extend, refinance, renew, replace, retire or refund (or any other transaction that would have the effect of circumventing the restrictions set forth in the covenants hereof or achieve the same effect as the foregoing) any existing Indebtedness of the IPO Entity or any of its Affiliates (the “Existing LMT Debt”) with any other Indebtedness or debt-like instruments (including preferred Equity Interests) of the IPO Entity or any of its Subsidiaries (the “New LMT Debt”) in a transaction the result of which is to ‘uptier’ holders of such Existing LMT Debt into New LMT Debt that is effectively (including as to security or recourse to additional assets or through a ‘double dip’ or ‘pari plus’ structure), contractually or structurally senior (in right of payment or security) to the Loan Document Obligations,

(b) any Investment, Restricted Payment or transfer or other Disposition (including any indirect transfers effectuated through a release of a Loan Party, a merger, amalgamation, division, similar undertaking or causing a Loan Party or any of its Subsidiaries to become a Non-Wholly

Owned Subsidiary or an “unrestricted” Subsidiary) of assets constituting Collateral immediately prior to such Investment, Restricted Payment or transfer or other Disposition is made to an Affiliate of Vivid Seats Inc. or any of its Subsidiaries that is not a Loan Party (including any non-Loan Party Subsidiary or Affiliate that is not a Loan Party (including, for the avoidance of doubt, by way of issuing Equity Interests and causing a Loan Party to become a Non-Wholly Owned Subsidiary or designating any Subsidiary as “unrestricted” Subsidiary)), in each case, to (i) facilitate a new financing of Indebtedness or debt-like instruments (including the issuance of any preferred Equity Interests), or otherwise undertakes a transaction that monetizes such property, the result of which raises, directly or indirectly, liquidity for the Loan Parties and their Subsidiaries or to provide cash flow assistance to the Loan Parties and their Subsidiaries (including in furtherance of exchanging, modifying, extending, refinancing, renewing, replacing, retiring or refunding, in whole or in part, Existing LMT Debt, (ii) guarantee or otherwise increase credit support for any existing Indebtedness or debt-like instrument, or (iii) transfer (whether by a distribution, dividend, or otherwise) such property to an Affiliate of a Loan Party other than a Loan Party the primary purpose of which preserves the value of such property for such Affiliate other than as permitted by the Loan Documents,

(c) any release of a Guarantor or of a material portion of the Collateral, in each case effected with the intent that such released Person or asset secure or serve as support for new Indebtedness, a new equity issuance, or to otherwise raise liquidity or to provide cash flow assistance,

(d) any transaction whereby an obligation of a Loan Party owed to an Affiliate of a Loan Party (other than another Loan Party that is a Domestic Subsidiary) would directly or indirectly be pari passu or senior (in right of payment or security) to the Secured Obligations,

(e) incurring any Indebtedness for borrowed money, or granting a Lien on its assets securing Indebtedness for borrowed money, on a senior basis (in right of payment or security) to the Secured Obligations or the Liens securing the Secured Obligations (other than Indebtedness and Liens which are explicitly permitted to be incurred on a senior basis under the Loan Documents as in effect as of the Effective Date),

(f) incurring or reducing any Indebtedness for the primary purpose of influencing voting thresholds under this Agreement, or

(g) any transaction or series of related transactions designed to circumvent this definition, Article VI or Section 9.02;

provided that, notwithstanding anything herein to the contrary, the forgoing shall not prohibit any transaction that is otherwise expressly permitted by this Agreement (including Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.07, an exchange of the Existing Term Loans into Additional Second Out Debt that is otherwise permitted by this Agreement, and the incurrence of Additional First Out Debt, Incremental Loans and Incremental Equivalent Debt that is otherwise permitted by this Agreement).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, assignment by way of security, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” means the due and punctual payment by the Borrower of (i) the principal of the Loans and LC Disbursements, and all accrued and unpaid interest thereon at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that, for the avoidance of doubt, the “Loan Document Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“Loan Documents” means this Agreement, any Refinancing Amendment, any Incremental Facility Amendment, the Guarantee Agreement, the Collateral Agreement, the Perfection Certificate, the other Security Documents, any Intercreditor Agreement (if applicable), except for purposes of Section 9.02, any Note delivered pursuant to Section 2.09(f), the Wavedash Guarantee, and any other document entered into or delivered by a Loan Party in connection with the foregoing and designated by the Borrower as a Loan Document therein for purposes of this Agreement.

“Loan Guarantors” means Holdings and the Subsidiary Loan Parties, in each case, to the extent such entity provides a guaranty of the Secured Obligations. For the avoidance of doubt, neither Wavedash nor Vivid Seats Asia Pacific shall be a “Loan Party”, “Loan Guarantor” or “Subsidiary Loan Party” hereunder or under any other Loan Document, and neither such entity shall be subject to or bound by any of the covenants or other obligations, nor be within the scope of or otherwise covered by any of the representations and warranties, contained herein or in any other Loan Document (other than as expressly provided for in the Wavedash Guarantee and the Wavedash Share Pledge).

“Loan Parties” means the Loan Guarantors and the Borrower.

“Loans” means the loans made by the Lenders and Swing Line Lender to the Borrower pursuant to this Agreement.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and

Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

“Management Investors” means the members of the Board of Directors, officers, employees and shareholders of the Company, the Borrower and/or their respective Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Holdings or any Holdings Parent (including Vivid Seats Inc.) and, in each case, each of their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement”.

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have (a) a material adverse effect on the business, assets, financial condition or results of operations of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents, (c) a material adverse effect on the rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders under the Loan Documents, (d) a material adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document or (e) a material adverse effect on the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on (x) any Collateral that constitutes Material Property or (y) with respect to any other Collateral, a material portion of such Collateral (in the case of clauses (x) and (y), other than resulting from (1) a Disposition or other transaction permitted under this Agreement or (2) acts or omissions of the Collateral Agent, the Administrative Agent or any Lender (including the failure to file continuation statements)).

“Material Indebtedness” means (i) the Hoya Credit Agreement and any Indebtedness incurred pursuant thereto, (ii) the RemainCo Intercompany Loan and (iii) Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Restricted Subsidiaries in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Non‑Public Information” means (a) if Holdings is a public reporting company, material non‑public information with respect to Holdings or its Subsidiaries, or the respective securities of any of the foregoing, and (b) if Holdings is not a public reporting company, information that is (i) of a type that would not be publicly available if Holdings were a public reporting company and (ii) material with respect to Holdings or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws.

“Material Property” means assets, including Intellectual Property, that are material to the business, operations, assets, financial condition or prospects of the Vegas Group either prior to or pro forma for any applicable transfer or disposition.

“Material Real Property” means any real property (including fixtures) located in the United States of America and owned in fee by any Loan Party with a fair market value, as reasonably determined by the Borrower in good faith, greater than or equal to $5,000,000.

“Material Subsidiary” means each Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended, had net revenues or total assets for such quarter in excess of 5.0% of the consolidated net revenues or consolidated total assets of Holdings and its Restricted Subsidiaries for such quarter.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, charge, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of Material Real Property with respect to which a Mortgage will (or is required to be) be granted pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 (if any).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA (a) to which any Loan Party or their respective ERISA Affiliates is then making or accruing an obligation to make contributions; (b) to which any Loan Party or their respective ERISA Affiliates has within the preceding six (6) plan years made contributions; or (c) with respect to which any Loan Party or their respective ERISA Affiliates could incur material liability.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash, including (i) any cash received in respect of any non‑cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn‑out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out‑of‑pocket expenses paid by Holdings, the Borrower and any Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans or other Indebtedness secured by a Lien that ranks pari passu with or subordinated to the Liens securing the Initial Revolving Facility) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (y) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary to the extent of reserves established by the Borrower and the Restricted Subsidiaries to fund such liabilities reasonably estimated to be payable and (iii) the amount of all taxes (including Tax Distributions) paid (or reasonably estimated to be payable), the amount of dividends and other restricted payments that Holdings, the Borrower and/or its Restricted Subsidiaries may make pursuant to Section 6.07(a)(vii)(A) or (B) as a result of such event, and the amount of any reserves established by Holdings, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non‑Cash Charges” means (a) any impairment charge or asset write‑off or write‑down related to intangible assets (including goodwill), long‑lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) all Non‑Cash Compensation Expenses, (d) depreciation and amortization including amortization or impairment of intangibles (including goodwill) (including, without limitation, as they relate to amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post‑employment benefits) and (e) other non‑cash charges, expenses and losses, including, without limitation, any non‑cash translation loss and non‑cash expense relating to the vesting of warrants, non‑cash asset write‑offs or write‑downs, non‑cash write offs of debt discounts and debt incurrences, non‑cash costs and commissions, non‑cash discounts and other non‑cash fees and charges with respect to Indebtedness, interest rate protection and other hedging agreements, provided, in each case, that if any non‑cash charges added back pursuant to clause (a)(iii) of the definition of “Consolidated EBITDA” represent an accrual or reserve for potential cash items in any future period to the extent the Borrower elects to include such non‑cash charges, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent.

“Non‑Cash Compensation Expense” means any non‑cash expenses and costs that result from the issuance of stock‑based awards, partnership interest‑based awards and similar incentive based compensation awards or arrangements.

“Non-Conforming Plan of Reorganization” means any plan of reorganization that (x) does not provide for payments pursuant to such plan of reorganization in respect of the Secured Obligations to be made in full in cash with the priority specified in Section 2.18(b) on the effective date of such plan of reorganization or (y) otherwise provides for any distribution of value inconsistent with Section 2.18(b).

“Non‑Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non‑Refinancing Lender” has the meaning assigned to such term in Section 2.21(b).

“Non‑Wholly Owned Subsidiary” of any Person means any subsidiary of such Person other than a Wholly Owned Subsidiary.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit I, payable to a Lender in a principal amount equal to the principal amount of the Revolving Commitment or Swing Line Sublimit, as applicable, of such Lender.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational, constitutional or governing documents of such Person (including any certificates of incorporation and/or certificates of incorporation on a change of name).

“Original Closing Date” means June 30, 2017.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Commitments” means one or more Classes of Revolving Commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment.

“Other Revolving Loans” means one or more classes of Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means any and all present or future recording, filing, stamp, court, registration duties, documentary, intangible, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than assignment pursuant to Section 2.19).

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to the Revolving Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or LC Credit Extensions as a Borrowing of Revolving Loans) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any LC Exposure on any date, the outstanding amount thereof on such date after giving effect to any LC Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or LC Credit Extensions as a Borrowing of Revolving Loan) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of the Federal Funds Effective Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement substantially in the form of Exhibit E‑1 among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Initial Revolving Facility, with such modifications thereto as the Administrative Agent and the Borrower may reasonably agree.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Patents” has the meaning assigned to such term in the Collateral Agreement.

“Payables Report” means, with respect to any Payables Report being delivered “as of and for” a certain date, a report prepared by the Borrower that sets forth (i) a list of all invoices in respect of supplier payables that have been issued to the Vegas Group and remain unpaid and outstanding as of such date, including the amounts and due dates thereof, and (ii) the aggregate amount of all uninvoiced supplier payables of the Vegas Group that remain unpaid and outstanding as of such date categorized by event month in respect of such payables (it being understood that no individual listings of payables shall be required in respect of this clause (ii)).

“Payment in Full” or “Paid in Full” means, with respect to any Secured Obligations, the date on which such Secured Obligations have been finally and irrevocably paid in full in cash (including, without limitation, all such amounts consisting of all interest, fees, expenses, costs (including rights to reimbursement for costs and expenses), premiums, prepayment premium, make-whole, indemnities, other charges and all other amounts in respect of the foregoing), other than (i) contingent indemnification and reimbursement obligations to the extent no claim giving rise thereto has been asserted in writing, (ii) obligations and liabilities under Secured Cash Management Obligations not yet due and payable, (iii) obligations and liabilities under Secured

Swap Obligations not yet due and payable and (iv) Letters of Credit that have been cash collateralized or backstopped by an institution or otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank). The term “Discharged” shall have a corresponding meaning.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate executed by a Responsible Officer of the applicable Loan Party in a form substantially consistent with Exhibit G.

“Permitted Acquisition” means the purchase or other acquisition, by merger, amalgamation, consolidation or otherwise, by the Borrower or any Subsidiary of any Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests of another Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Wholly-Owned Subsidiary of the Borrower (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person), or (ii) such Person is merged or amalgamated into or consolidated with a Subsidiary Loan Party and such Subsidiary Loan Party is the surviving entity of such merger, amalgamation or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.16, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary is an Excluded Subsidiary), (d) Consolidated EBITDA of such Person (after giving effect to any adjustments and add‑backs in accordance with the definitions of “Consolidated EBITDA” and “Consolidated Net Income”) shall be greater than $0 for the most recently ended twelve‑month period for which financials are available immediately preceding the date on which the relevant binding agreement has been executed and delivered, (e) after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (f) such acquisition shall not be hostile, (g) if applicable, such acquisition shall have been approved by the Board of Directors and/or the stockholders or other equityholders of such Person or, if applicable, pursuant to a sale order approved by a bankruptcy court and (h) such Person does not have any Subsidiaries that are not Wholly-Owned Subsidiaries.

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are not required to be paid pursuant to Section 5.05 (assuming Section 5.05 were applicable thereto);

(b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s or construction contractors’

Liens and other similar Liens, imposed by law or contract (to the extent providing for Liens that are similar in scope to the foregoing), arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days, or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, social security, retirement and other similar legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, completion guarantees, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business;

(e) minor survey exceptions, minor encumbrances, covenants, conditions, easements, rights‑of‑way, restrictions, encroachments, protrusions, by‑law, regulation or zoning restrictions, reservations of or rights of others for sewers, electric lines, telegraph and telephone lines, cable television lines, gas and oil pipelines and other similar purposes and other similar encumbrances and minor title defects or irregularities affecting real property, that are incurred in the ordinary course of business and, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, or which are set forth in the title insurance policy delivered with respect to the Mortgaged Property and are “insured over” in such insurance policy;

(f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g) Liens on goods the purchase price of which is financed by a documentary or trade letter of credit issued for the account of the Borrower or any of its Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h) the filing of UCC (or equivalent) financing statements solely as a precautionary measure or required notice in connection with operating leases or consignment of goods;

(i) rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(j) Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(k) [Reserved];

(l) Liens arising from grants of non-exclusive licenses or non-exclusive sublicenses of Intellectual Property made in the ordinary course of business or that do not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; provided that such Liens do not secure any Indebtedness;

(m) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(n) [Reserved];

(o) securities to public utilities or to any Governmental Authority when required by the utility or other authority in connection with the supply of services or utilities to the Borrower and any Restricted Subsidiaries;

(p) servicing agreements, development agreements, site plan agreements and other agreements with any Governmental Authority pertaining to the use or development of any of the assets of the Person, provided that such agreements are complied with in all material respects and do not materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of such Person;

(q) any security or quasi‑security arising under any retention‑of‑title arrangement in the ordinary course of business;

(r) [Reserved];

(s) [Reserved];

(t) Liens arising from Permitted Investments described in clause (e) of the definition hereof; and

(u) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law in the ordinary course of business.

“Permitted Holders” means, collectively, (a) the Sponsor and limited partners of the Sponsor, (b) Eldridge and limited partners of Eldridge, and (c) the Management Investors.

“Permitted Investments” means any of the following, to the extent owned by Holdings or any Restricted Subsidiary:

(a) Dollars or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States (ii) Canada, (iii) Switzerland, (iv) United Kingdom, or (v) any member state of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such country or such member state of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks or (y) $100,000,000 in the case of non‑U.S. banks, or the Dollar Equivalent (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A‑2 (or the equivalent thereof) or better by S&P or P‑2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States (ii) Canada, (iii) Switzerland, (iv) United Kingdom, or (v) any member state of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) marketable short‑term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or its equivalent, or (ii) having a rating of at least A‑2 or P‑2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of twelve (12) months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, Canada, Switzerland, United Kingdom, a member of the European Union or by any political subdivision or taxing authority of any such state, member, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of twelve (12) months or less from the date of acquisition in mutual funds rated AAA‑ (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized or incorporated in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, and whose short‑term commercial paper rating from S&P is at least “A‑2” or the equivalent thereof or from Moody’s is at least “P‑2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than twenty‑four (24) months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees (including original issue discount and fees incurred in connection with the resulting Indebtedness) and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder;

(b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v) or (a)(vii) (or except in the case of customary bridge loans which, subject to customary conditions (including no event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and (except in the case of revolving commitments) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended; and

(c) (1) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Borrower in good faith) or otherwise reasonably satisfactory to the Administrative Agent, (2) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of security to the Initial Revolving Facility, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of security to the Initial Revolving Facility on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Borrower in good faith) or otherwise reasonably satisfactory to the Administrative Agent and (3) if such Indebtedness being modified, refinanced, refunded, renewed or extended is junior in priority of payment to the Initial Revolving Facility or is unsecured or secured by the Collateral on a junior lien basis to the Secured Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension does not have scheduled amortization or required payments of principal prior to the Latest Maturity Date (except (x) in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Refinanced Debt or (y) in the case of Additional Second Out Debt, scheduled amortization payments not to exceed 5.0% of the original principal amount of such Indebtedness per fiscal year) (other than (i) change of control offers, offers upon an event of default, “AHYDO catch up payments” and (ii) customary asset sale, insurance and condemnation proceeds events or excess cash flow payments (in each case of this clause (ii), subject to the prior prepayment and termination of the Initial Revolving Facility or the prior offer thereof to prepay and terminate the Initial Revolving Facility)).

(d) Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall not be guaranteed by any entity that is not, or that does not substantially concurrently become, a Loan Party;

(e) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v) or (a)(xxv), in the case of any secured Indebtedness, resulting from such modification, refinancing, refunding, renewal or extension, such Indebtedness is (i) not secured by any assets not securing the Secured Obligations and (ii) subject to the relevant Intercreditor Agreement(s);

(f) in the case of any Indebtedness resulting from such modification, refinancing, refunding, renewal or extension that is a revolving credit facility, such Indebtedness may provide for the ability to participate (x) with respect to borrowings and repayments on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with other then‑outstanding Classes of Revolving Commitments and (y) with respect to permanent repayments and terminations of revolving commitments, on a pro rata basis or less than a pro rata basis with other then‑outstanding Classes of Revolving Commitments; and

(g) Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall not have covenants and events of default (excluding, for the avoidance of doubt, pricing, interest rate margins, rate floors, discounts, fees, collateral, guarantees, premiums and prepayment or redemption provisions) that are (taken as a whole) more favorable to the lenders or investors providing such Indebtedness than the covenants and events of default of this Agreement are to the Lenders unless (x) such covenants or other provisions are applicable only to periods after the maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended at the time of such refinancing, (y) the Revolving Lenders also receive the benefit of such more favorable covenants and events of default (including, without limitation, any financial maintenance covenant, and together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default or guarantee is (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Latest Maturity Date at the time of such refinancing (provided that the Borrower may, in its sole discretion, deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at least ten (10) Business Days prior to the incurrence of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, and such certificate shall be conclusive evidence that such terms and conditions satisfy the requirement of this clause (y) unless the Administrative Agent notifies the Borrower within such ten (10) Business Day period that it disagrees with such determination) or (z) such terms are reasonably satisfactory to the Administrative Agent). For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Reorganization” means any re‑organization or other similar activities among Holdings, the Borrower and the Restricted Subsidiaries related to Tax planning and re‑organization, so long as, after giving effect thereto, (a) the Loan Parties are in compliance with the Collateral and Guarantee Requirement and Sections 5.11 and 5.12, (b) taken as a whole, the value of the Collateral securing the Secured Obligations and the Guarantees by the Loan Guarantors of the Secured Obligations are not materially reduced as reasonably determined by the Administrative Agent and (c) the Liens in favor of the Collateral Agent for the benefit of the

Secured Parties under the Security Documents are not materially impaired in the reasonable judgment of the Administrative Agent.

“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is or has been in the past six years sponsored, maintained or required to be contributed to by a Loan Party or any ERISA Affiliate or with respect to which any Loan Party or ERISA Affiliate has any liability (including under Section 4069 of ERISA).

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment Event” means:

(a) any sale, transfer or other disposition of any property or asset of Holdings or any of its Restricted Subsidiaries permitted by Sections 6.05(f), (j), (k) and (p), other than dispositions resulting in aggregate Net Proceeds not exceeding (A) $3,000,000 in the case of any single transaction or series of related transactions and (B) $6,000,000 for all such transactions during any fiscal year of Holdings; or

(b) the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than any Credit Agreement Refinancing Indebtedness).

“Prime Rate” means, for any day, the “Prime Rate” as published by the Wall Street Journal for such day or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent); each change in the Prime Rate shall be effective on the date that such change is effective. The Prime Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that the Transactions, all Specified Transactions, operational changes or initiatives described in the definition of “Consolidated EBITDA” and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Transaction or Specified Transaction or such operational change or initiative (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Borrower or any of their respective Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Holdings, the Borrower or any of their respective Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Pro Forma Entity” has the meaning assigned to such term in the definition of “Acquired EBITDA”.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Cash” means, as of any date of determination, (a) for the first forty-five (45) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the aggregate amount of cash held in the name of a Loan Party (excluding cash that are listed as “restricted” on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date) and (b) thereafter, the aggregate amount of cash held in the name of a Loan Party in a Controlled Account; provided that, in order to qualify as “Qualified Cash”, the cash of the Loan Parties maintained in deposit accounts outside of the United States must not be subject to any restrictions on the repatriation of such cash to the United States.

“Qualified Equity Interests” means Equity Interests of Holdings or the Borrower other than Disqualified Equity Interests.

“Reference Time” with respect to any setting of the then‑current Benchmark means (1) if such Benchmark is Term SOFR Reference Rate, 11:00 a.m. (New York City time) on the day that is two New York banking days preceding the date of such setting, and (2) if such Benchmark is not the Term SOFR Reference Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each applicable Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar‑for‑dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, controlling persons, trustees, administrators, managers, advisors and representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure or facility.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (1) the central bank for the currency in which such Secured Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Secured Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“RemainCo” means, collectively, Hoya Intermediate, LLC, a Delaware limited liability company, and each of its Subsidiaries (excluding the Vegas Group).

“RemainCo Intercompany Loan” means that certain senior secured revolving credit facility in an aggregate principal amount not to exceed $75,000,000 (plus any amounts that are “paid in kind” and capitalized to the principal balance thereof in accordance with the terms thereof), by and among Vegas.com, LLC, as lender, and Hoya Midco, as borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by the terms of this Agreement.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Required Additional Debt Terms” means with respect to any Indebtedness, (a) such Indebtedness does not mature earlier than the date that is 91 days after the Latest Maturity Date (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the date that is 91 days after the Latest Maturity Date), (b) (x) if such Indebtedness is incurred as Additional Second Out Debt, such Indebtedness does not have scheduled amortization payments in excess of 5.0% of the original principal amount of such Indebtedness per fiscal year and (y) if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Liens securing the obligations under this Agreement, such Indebtedness does not have scheduled amortization or mandatory prepayment or redemption features (other than (i) change of control offers, offers upon an event of default or “AHYDO catch up payments”, customary asset sale, insurance and condemnation proceeds events or excess cash flow payments (in each case, subject to the prior prepayment and termination of the Initial Revolving Facility or the prior offer thereof to prepay and terminate the Initial Revolving Facility)) that could result in redemptions of such Indebtedness prior to the Latest Maturity Date, (c) such Indebtedness is not guaranteed by any entity that is not a Loan Party, (d) such Indebtedness that is secured (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement, and (e) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, collateral, guarantees, premiums and prepayment or redemption provisions) are not more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (unless (x) such terms and conditions are applicable only to periods after the Latest Maturity Date at such time, (y) the Lenders also receive the benefit of such more favorable terms and conditions or (z) such terms are reasonably satisfactory to the Administrative Agent) (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial covenant) (it being understood that, to the extent that any covenant, event of default, guarantee or other provision is added or modified for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default or guarantee is either (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) only applicable after the Latest Maturity Date at such time); provided that the Borrower may, in its sole discretion, deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at least ten (10) Business Days prior to the incurrence of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such ten (10) Business Day period that it disagrees with such determination.

“Required Lenders” means, at any time, (i) Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time and (ii) until the Payment in Full of the Revolving Commitments, the Required Revolving Lenders; provided that to the extent set forth in Section 9.02 or 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving

Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50.0% of the aggregate Revolving Exposures and unused Revolving Commitments at such time; provided that to the extent set forth in Section 9.02 or 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, statutory instruments, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, director, company secretary or other similar officer, manager or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any authorized signatory, director, manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of “Collateral and Guarantee Requirement”, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means, unless otherwise specified, any Subsidiary of Holdings.

“Revaluation Date” means (a) with respect to any Alternative Currency Loan, each of the following: (i) each date of a Borrowing of such Alternative Currency Loan and (ii) each date of a continuation of such Alternative Currency Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent and the Borrower shall reasonably determine and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Bank under such Letter of Credit, and (iv) such additional dates as the Administrative Agent and the Borrower shall reasonably determine.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, its obligation to (i) make Revolving Loans, (ii) acquire participations in Swing Line Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder and (iii) acquire participations in Letters of Credit in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, or (iii) an Incremental Revolving Commitment Increase. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or, in each case, in the Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. As of the Effective Date, the aggregate amount of the Lenders’ Revolving Commitments is $75,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans, its LC Exposure and its Swing Line Obligations at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.01.

“Revolving Maturity Date” means the earlier of (x) August 3, 2029 and (y) the Springing Maturity Date (or in each case, if such day is not a Business Day, the immediately preceding Business Day).

“RFR” means, for any Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, SONIA.

“RFR Borrowing” means any Borrowing comprised of RFR Loans.

“RFR Business Day” means, for any Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided that for purposes of notice requirements in Sections 2.02 and 2.11, in each case, such day is also a Business Day.

“RFR Loan” means a Loan that is bearing interest at a rate determined by reference to an RFR.

“RFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“S&P” means S&P Global Ratings, and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the target of any comprehensive Sanctions (as of the date of this Agreement, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria prior to June 30, 2025).

“Sanctions” means any economic or trade sanctions administered or enforced by the United States Government (including without limitation, OFAC, or the U.S. Department of State), the United Nations Security Council, the Japanese Government, the European Union, any European Union member state, or His Majesty’s Treasury (“Sanctions Authorities”).

“Sanctions Authorities” has the meaning assigned to such term in the definition of “Sanctions”.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Hoya Group in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to Holdings, the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred, for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower as being a “Secured Cash Management Obligations” for purposes of the Loan Documents; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article VIII, Section 9.03 and Section 9.09 and any applicable Intercreditor Agreement as if it were a Lender.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Guarantor, Excluded Swap Obligations of such Loan Guarantor).

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent (and each co‑agent or sub‑agent appointed by the Administrative Agent pursuant to Section 8.05), (d) the Collateral Agent, (e) [reserved], (f) each Person to whom any Secured Cash Management Obligations are owed, (g) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (h) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (i) the Swing Line Lender and (j) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of the Hoya Group under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date or (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into, for which such Loan Party agrees to provide security.

“Security Documents” means the Collateral Agreement, the Control Agreements, the Mortgages, the Wavedash Share Pledge, and each other security agreement or pledge agreement executed and delivered by a Loan Party pursuant to the Collateral and Guarantee Requirement or Section 5.11 or 5.12 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured on the Collateral on a pari passu or junior basis, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper‑based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“SONIA” means, with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding RFR Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Event of Default” means an Event of Default under Section 7.01(a), (b), (h) or (i).

“Specified Exchange Debt” has the meaning assigned to such term under the definition of “Incremental Cap”.

“Specified Transaction” means any Investment, acquisition (including the commitment of activities constituting such business), sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, the termination or discontinuation of activities constituting any business, commencement of any event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis after giving Pro Forma Effect thereto.

“Sponsor” means each of GTCR Fund XI/B LP, GTCR Fund XI/C LP, GTCR Co-Invest XI LP and in each case, each of their respective associated funds and each of their respective Affiliates (other than any portfolio companies of any of the foregoing).

“Springing Maturity Date” means, as of any date of determination, the date that is 91 days prior to the earliest maturity date then in effect with respect to any Indebtedness for borrowed money owed by the Borrower or any of its Affiliates (which, for the avoidance of doubt, shall not include any letters of credit (unless drawn and remaining unreimbursed past the due date for reimbursement thereof) or Capitalized Lease Obligations) in an individual outstanding principal amount in excess of $20,000,000.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of (i) the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof directly or indirectly, or (ii) the total economic interest of such Person, in each case of clause (i) and (ii), is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that no entity shall cease to be a Subsidiary of a Person to the extent such Person transfers of all or any voting Equity Interests of such Subsidiary but retains any non-voting Equity Interests of such Subsidiary or otherwise directly or indirectly holds a majority of the economic interests of such Subsidiary.

“Subsidiary” means any direct or indirect subsidiary of Holdings (unless otherwise specified).

“Subsidiary Loan Party” means each Restricted Subsidiary of Holdings (other than the Borrower) that is a party to the Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Supermajority Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Revolving Commitments representing more than 66.66% of the aggregate Revolving Exposures and unused Revolving Commitment at such time; provided that to the extent set forth in Section 9.02 or 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Supermajority Revolving Lenders; provided, further, that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans at any time shall be determined using the Dollar Equivalent thereof at the most recent Revaluation Date.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Person, the obligations of such Person under any Swap Agreement.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Lender” means Barclays Bank PLC, in its capacity as a lender of Swing Line Loans hereunder, or any successor lender of Swing Line Loans hereunder.

“Swing Line Loan” means any Loan made pursuant to Section 2.04.

“Swing Line Loan Notice” means a written notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit C‑3.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding. The Swing Line Obligations of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swing Line Obligations at such time.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate amount of the Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Commitments.

“TARGET Day” means any day on which the Trans‑European Automated Real‑time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Person” has the meaning assigned to such term in Section 6.04.

“Tax Distributions” has the meaning assigned to such term in Section 6.07(a)(vii)(A).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. (Toronto, Ontario time) on any Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term CORRA Determination Day.

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc. (or any successor administrator of the Term CORRA rate selected by the Administrative Agent in its reasonable discretion).

“Term CORRA Determination Day” has the meaning assigned to it under the definition of “Term CORRA”.

“Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to Term CORRA for the applicable Interest Period; provided that if the Term CORRA Rate as so determined would be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum.

“Term CORRA Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on CORRA.

“Term Lender” means a Lender with an outstanding Term Loan (or an outstanding commitment in respect thereof).

“Term Loans” means Other Term Loans and Incremental Term Loans (if any), as the context requires.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR”.

“Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to Term SOFR for the applicable Interest Period; provided that if the Term SOFR Rate as so determined would be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum.

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward‑looking term rate based on SOFR.

“Termination Date” means the date on which all Commitments have expired or been terminated, all Secured Obligations have been paid in full in cash (other than (x) Secured Swap Obligations not yet due and payable, (y) Secured Cash Management Obligations not yet due and payable and (z) contingent obligations not yet accrued and payable) and all Letters of Credit have expired or been terminated (other than Letters of Credit that have been cash collateralized or backstopped by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank).

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Holdings then last ended as of such time for which financial statements have been delivered pursuant to Section 5.01(a)(ii) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a)(ii) or (b), the Test Period shall be the period of four consecutive fiscal quarters of Holdings ended as of March 31, 2026.

“Third Party Guarantor” means each of Wavedash and Vivid Seats Asia Pacific. =

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Net Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Trademarks” has the meaning assigned to such term in the Collateral Agreement. =

“Transaction” means each of the following transactions consummated or to be consummated in connection therewith:

(a) the execution and delivery of Loan Documents to be entered into on the Effective Date in connection with this Agreement;

(b) the establishment of the RemainCo Intercompany Loan;

(c) the refinancing or repayment of all outstanding revolving loans and the replacement, rolling or cash collateralization of all outstanding letters of credit under the Hoya Credit Agreement and the termination of all revolving commitments thereunder (the “Refinancing”); and

(d) the payment of the Transaction Costs.

“Transaction Costs” means all fees, premiums, original issue discount, costs and expenses incurred or payable by Holdings, the Borrower or any other Subsidiary in connection with the Transactions, including fees, costs and expenses of any counsel, consultants and other advisors.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, Term CORRA Rate, Daily Simple RFR, EURIBOR Rate or Alternate Base Rate.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” means the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce, in its Publication No. 600 (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit). On an exception basis and if specifically requested by the Borrower, a Letter of Credit may be issued subject to UCP.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means unaudited consolidated balance sheets and the related consolidated statements of comprehensive income and cash flows of Holdings and its Subsidiaries for the fiscal quarter ended March 31, 2026.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g)(ii)(C).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Vegas Group” means, collectively, Holdings and its Subsidiaries.

“Vivid Seats Asia Pacific” means Vivid Seats Asia Pacific Inc., a Delaware corporation.

“Vivid Seats Inc.” means Vivid Seats Inc., a Delaware corporation.

“Wavedash” means Wavedash Co., Ltd., an entity organized under the laws of Japan.

“Wavedash Guarantee” means the Limited Guarantee Agreement, dated as of the Effective Date and governed by the laws of New York, by and among Vivid Seats Asia Pacific, Wavedash and the Administrative Agent.

“Wavedash Share Pledge” means the Japan Share Revolving (NE) Pledge Agreement, dated as of the Effective Date and governed by the laws of Japan, by and between Vivid Seats Asia Pacific and the Collateral Agent, pursuant to which Vivid Seats Asia Pacific shall grant a Lien in all of the Equity Interests it holds in Wavedash, in favor of the Collateral Agent, pursuant to the terms thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case, without giving effect to any reductions of amortization or other scheduled payments for periods where amortization has been reduced as a result of the prepayment of the applicable Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, or other similar non‑corporate entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write‑Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write‑down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail‑In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail‑In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan” or “ABR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”). Borrowings of Revolving Loans are sometimes referred to herein as “Revolving Borrowings”.

Section 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any Organizational Document, agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such Organizational Document, agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any Requirement of Law or any law statute, treaty, rule, guideline, regulation, ordinance or code, shall, unless otherwise specified, refer to such Requirement of Law, law, statute, treaty, rule, guideline, regulation, ordinance or code as amended, modified or supplemented from time to time and shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, interpreting or administering such Requirement of Law, law, statute, treaty, rule, guideline, regulation, ordinance or code.

Section 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise prescribed herein.

(b) Notwithstanding anything in this Agreement to the contrary, for purposes of determining compliance with any test contained in this Agreement, the Total Net Leverage Ratio and the First Lien Net Leverage Ratio shall be calculated on a Pro Forma Basis to give effect to the Transaction and all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made.

Section 1.05 Effectuation of Transactions.

All references herein to Holdings, the Borrower and their respective Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

Section 1.06 [Reserved].

Section 1.07 Currency Equivalents Generally.

For purposes of determining compliance as of any date with any covenant or incurrence test (other than Section 6.11 and the calculation of compliance with any financial ratio for purposes of taking action hereunder) under any Loan Document or for purposes of making any determination under any Default or Event of Default hereunder or for any other specified purpose hereunder, amounts incurred or outstanding in currencies (other than Dollars) shall be translated into Dollars at the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency (the “Exchange Rate”), as in effect at 11:00 a.m. (London time) on the date of such Specified Transaction; provided that, if any Indebtedness or Liens are incurred to extend, replace, refund, refinance, renew or defease other Indebtedness or Liens denominated in currencies (other than Dollars) and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding, refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness). No Default or Event of Default shall arise as a result of changes in currency exchange rates occurring after the time any Specified Transaction has been consummated so long as such Specified Transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth above. For purposes of Section 6.11 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating compliance with the Incremental Cap), on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 4.01(h)), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Swap Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness. Any determinations as to the Dollar Equivalent of Revolving Loans or Letters of Credit denominated in an Alternative Currency, the amount of fees owing in respect of Letters of Credit denominated in an Alternative Currency and the amount of the LC Disbursement reimbursement owing to each Issuing Bank under Section 2.05(f) shall be made by the Administrative Agent as of the most recent Revaluation Date and such determination shall be conclusive absent manifest error. The Administrative Agent or any Issuing Bank, as applicable, shall use the Exchange Rate as of each Revaluation Date for the purpose of calculating Dollar Equivalent amounts of the Revolving Loans denominated in an Alternative Currency. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies for such purposes until the next Revaluation Date to occur.

Section 1.08 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.09 Timing of Payment or Performance.

Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.10 Certifications.

All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.11 Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Derivative Transaction shall be deemed not to be a “Loan Document” for purposes of this Section 1.11), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then‑current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date on which notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of any outstanding Class.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendment implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document other than the consent of the Borrower in accordance with the definition of “Benchmark Replacement Conforming Changes”.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Change, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent and/or the Borrower, as applicable, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.11 and/or any component definition used herein.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then‑current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent and the Borrower may modify the definition of “Interest Period” for any Benchmark setting at or after such time to remove such unavailable or non‑representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Borrowing, Term CORRA Borrowing, RFR Borrowing or EURIBOR Borrowing of, conversion to or continuation of SOFR Loans, Term CORRA Loans, RFR Loans or EURIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans (or, in the case of Term CORRA Loans, Canadian Prime Rate Loans). During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

(f) Interest Rate. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate (to the extent determined in reference to Term SOFR Rate), Term SOFR Reference Rate, Term SOFR Rate or Term SOFR, or any component definition thereof or rates referred to in the definitions thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability; it being understood and agreed that this Section 1.11(f) shall not impair or otherwise limit the express provisions of this Agreement. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error in the calculation of any such rate (or component thereof) by any such reasonably selected information source or service.

Section 1.12 Compliance with Certain Sections.

Without limiting the reclassification rights described in any Section of Article VI, for purposes of determining compliance with Article VI (other than Section 6.11), in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Affiliate transaction, restrictive agreement, or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions of the same covenant then permitted pursuant to any clause or subsection of such Article VI (other than Sections 6.01(a)(i), 6.01(a)(xxxv), 6.02(i), 6.02(xix) and 6.07(a)(xix)), such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified by the Borrower in any manner not expressly prohibited by this Agreement.

Section 1.13 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article II
THE CREDITS

Section 2.01 Commitments.

Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans of the applicable Class to the Borrower denominated in Dollars or an Alternative Currency, from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Revolving Lender’s Revolving Exposure of such Class exceeding such Revolving Lender’s Revolving Commitment of such Class. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings.

(a) Each (i) Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class and (ii) Revolving Loans shall be made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Revolving Loans may be ABR Loans, Term SOFR Loans, Term CORRA Loans, RFR Loans or EURIBOR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Borrowing (other than an ABR Borrowing), such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Borrowing (other than an ABR Borrowing) that results from a continuation of one or more outstanding Term SOFR Borrowings, Term CORRA Borrowings, RFR Borrowings or EURIBOR Borrowings may be in an aggregate amount that is equal to such outstanding Borrowings. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time. Notwithstanding anything to the contrary herein, a Revolving Borrowing of the applicable Class may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

Section 2.03 Requests for Borrowings.

To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by email or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower substantially in the form of Exhibit C‑1 (a) in the case of a Term SOFR Borrowing, Term CORRA Borrowing, RFR Borrowing or EURIBOR Borrowing, not later than 12:00 p.m. (New York City time) three (3) Business Days before the date of the proposed Borrowing (or, in the case of any Term SOFR Borrowing to be made on the Effective Date, the same Business Day) or (b) in the case of an ABR Borrowing, not later than 12:00 p.m. (New York City time) one (1) Business Day prior to the date of the proposed Borrowing, or, in each case, such later time as is acceptable to the Administrative Agent. Each such written Borrowing Request shall specify the following information:

(i) the Class of the requested Borrowing;

(ii) the aggregate amount and currency of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing, a Term CORRA Borrowing, an RFR Borrowing or a EURIBOR Borrowing;

(v) in the case of a Term SOFR Borrowing, a Term CORRA Borrowings, an RFR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; and

(vi) the location and number of the Borrower’s account or accounts to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified as to any requested Borrowing in Dollars, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Borrowing (other than an ABR Borrowing), then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. If no currency for a Revolving Borrowing is specified, the requested Borrowing shall be in Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swing Line Loans

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the Revolving Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Loans and LC Exposure of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Commitment; provided that, after giving effect to any Swing Line Loan, (i) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitment, then in effect and (ii) the aggregate principal amount of all Swing Line Loans outstanding shall not exceed the Swing Line Sublimit; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.11, and re‑borrow under this Section 2.04 without premium or penalty. Each Swing Line Loan shall be an ABR Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s delivery to the relevant Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. (New York City time) on the requested borrowing date (or such later time as is acceptable to the Administrative Agent) and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000 (and any amount in excess of $250,000 shall be an integral multiple of $100,000) and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, Swing Line Lender will confirm with the Administrative Agent in writing that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent in writing of the contents thereof. Unless the Swing Line Lender has received a written notice from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. (New York City time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s Defaulting Lender Fronting Exposure (solely after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by cash collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Applicable Percentage of the outstanding Swing Line Loans.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a ABR Loan in an amount equal to such Revolving Lender’s Applicable Percentage or other applicable share provided for under this Agreement of the aggregate principal amount of Swing Line Loans of the Borrower then outstanding. Such request shall be made in writing and delivered prior to 11:00 a.m. (New York City time) on the date of the proposed refinancing to the Administrative Agent and Revolving Lenders (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to the unutilized portion of the aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage or other applicable share provided for under this Agreement of the amount specified in such Borrowing Request available to the Administrative Agent in same day funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a ABR Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(i) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for ABR Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(ii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iii) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Request). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the applicable Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its ABR Loan or risk participation pursuant to this Section 2.04 to refinance such

Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders and the Borrower set forth in this Section 2.05 and elsewhere in the Loan Documents, to issue Letters of Credit denominated in Dollars or any Alternative Currency for the Borrower’s own account (or for the account of any member of the Hoya Group so long as the Borrower is an obligor in respect of all Loan Document Obligations arising under or in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the period from the Effective Date until the date that is the fifth (5th) Business Day prior to the Revolving Maturity Date; provided that (x) no Issuing Bank shall be required to issue any trade or commercial letters of credit hereunder and (y) no Issuing Bank shall be required to issue any Letter of Credit if after giving effect thereto the LC Exposure with respect to all Letters of Credit issued by such Issuing Bank would exceed the amount set forth across from its name on Schedule 2.05 (or in the documents pursuant to which such Issuing Bank became an Issuing Bank). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by facsimile, or transmit by electronic communication, to the applicable Issuing Bank and the Administrative Agent (by 12:00 p.m. (New York City time) at least three (3) Business Days before the requested date of issuance, amendment, renewal or extension (or, in the case of any such request to be made on the Effective Date, one (1) Business Day) or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(d)), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend, as the case may be, such Letter of Credit. Each such notice shall be in the form of Exhibit K, appropriately completed (each, a “Letter of Credit Request”). If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to, with respect to clauses (ii) and (iii), represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) subject to Section 9.04(b)(ii), the Applicable Fronting Exposure of each Issuing Bank shall not exceed its Fronting Exposure Cap, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments then in effect and (iii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit. Letters of Credit will be available to be issued up to an aggregate face amount not to exceed the Letter of Credit Sublimit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirements of Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise fully compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank now or hereafter in effect and applicable to letters of credit generally, (iii) [reserved], (iv) except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, or (v) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure. No Issuing Bank shall be under any obligation (i) to amend or extend any Letter of Credit if (x) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit or (ii) to issue any Letter of Credit if such Letter of Credit contains any provisions for automatic reinstatement of all or any portion of the stated amount thereof after any drawing thereunder or after the expiry date of such Letter of Credit (provided that any Letter of Credit with a one‑year tenor may provide for the renewal thereof for additional one‑year periods as provided in Section 2.05(d)).

(c) Notice. Each Issuing Bank agrees that, upon any issuance, amendment, renewal or extension of a Letter of Credit, it shall have given to the Administrative Agent written notice thereof required under clause (ii) of Section 2.05(m).

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, the date to which it has been extended (not in excess of one year from the last applicable expiry date)) or such later date as agreed to by the applicable Issuing Bank in its sole discretion and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed or extended automatically for additional consecutive periods of one year or less (but not beyond the date that is five (5) Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least thirty (30) days prior to the then‑applicable expiration date, that such Letter of Credit will not be renewed or extended; provided, further, that such Letter of Credit shall not be required to expire on such fifth (5th) Business Day prior to the Revolving Maturity Date if such Letter of Credit is cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements, in each case reasonably acceptable to the applicable Issuing Bank. For the avoidance of doubt, if the Revolving Maturity Date occurs prior to the expiration of any Letter of Credit as a result of the last proviso in the foregoing sentence, then upon the taking of actions described in such proviso with respect to such Letter of Credit, all participations in such Letter of Credit under the terminated Revolving Commitments shall terminate.

(e) Participations. Immediately upon the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, each Revolving Lender shall be deemed to have purchased and the applicable Issuing Bank shall be deemed to have sold a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(f), or of any reimbursement payment required to be refunded to the Borrower for any reason. All fundings of such participations shall be denominated in Dollars or, if applicable, the Dollar Equivalent of the relevant amount of such Letter of Credit. Each Revolving Lender acknowledges and agrees that its acquisition of participations pursuant to this Section 2.05(e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each payment required to be made by it under the preceding sentence shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount (in same day funds) equal to such LC Disbursement not later than 4:00 p.m.(New York City time), on the Business Day immediately following the Business Day that the Borrower receives written notice (including via e‑mail) of such LC Disbursement (the “Reimbursement Date”), together with accrued interest or fees thereon in accordance with clause (i) of this Section 2.05. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the applicable Issuing Bank prior to 2:00 p.m. (New York City time), on the Reimbursement Date that the Borrower intends to reimburse the applicable Issuing Bank for the amount of the LC Disbursement (including any accrued interest or fees thereon) with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Revolving Lenders to make Revolving Loans that are ABR Revolving Loans on the Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest or fees thereon), and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are ABR Revolving Loans in an amount equal to their Applicable Percentage of such LC Disbursement (together with any accrued interest or fees thereon), the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such LC Disbursement (together with any accrued interest or fees thereon); provided that if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest or fees thereon), the Borrower shall reimburse the applicable Issuing Bank, on demand, in an amount in same day funds equal to the excess of such LC Disbursement (together with any accrued interest or fees thereon) over the aggregate amount of such Revolving Loans, if any, which are so received. The Revolving Loans made pursuant to this Section 2.05(f) shall be made without regard to the Borrowing Minimum.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(f) is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any exchange, change, waiver or release of any Collateral for, or any other Person’s guarantee of or other liability for, any of the Secured Obligations, (iii) the existence of any claim, set‑off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the applicable Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one or more of its Subsidiaries and the beneficiary for which any Letter of Credit was procured), (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (v) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (provided that the Borrower shall not be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Letter of Credit), (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vii) any breach hereof or any other Loan Document by any party hereto or thereto, (viii) the fact that an Event of Default or a Default shall have occurred and be continuing or (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. As between the Borrower and any Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank and the proceeds thereof, by the respective beneficiaries of such Letters of Credit or any assignees or transferees thereof. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged other than to confirm such documents comply with the terms of such Letter of Credit; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) its honor of any presentation under a Letter of Credit that appears on its face to substantially comply with the terms and conditions of such Letter of Credit; (v) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder); (vi) errors in interpretation of technical terms; (vii) any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit; (viii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (ix) any consequences arising from causes beyond the control of the applicable Issuing Bank, including any act by a Governmental Authority and fluctuation in currency exchange rates. None of the above shall affect or impair, or prevent the vesting of, any of the applicable Issuing Bank’s rights or powers hereunder or place any Issuing Bank under any liability to the Borrower or any other Person. Notwithstanding the foregoing, none of the above shall be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential, incidental, exemplary or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Requirements of Law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if (notwithstanding the appearance of substantial compliance) such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing delivered by facsimile of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligations to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with Section 2.05(f).

(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans;

provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(f), then Section 2.13(c) shall apply. Interest accrued pursuant to this Section 2.05(i) shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(f) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j) Cash Collateralization. If (i) effective immediately, without demand or other notice of any kind, as of any expiration date of a Letter of Credit, such Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) effective immediately, without demand or other notice of any kind, as of the occurrence and during the continuance of any Event of Default under Section 7.01(h) or (i), or (iii) any Event of Default under Section 7.01(a) or (b) shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent, the applicable Issuing Bank or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this Section 2.05(j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount of cash in Dollars, equal to the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest and fees thereon. The Borrower also shall deposit cash collateral pursuant to this Section 2.05(j) as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the other Loan Documents. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent, the Swing Line Lender or any Issuing Bank, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent (for the benefit of the Secured Parties) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary set forth in this Agreement, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, the balance shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving Lenders), such balance shall be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree (in such Revolving Lender’s sole discretion) in writing to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Resignation or Termination of an Issuing Bank. Subject to the appointment and acceptance of a successor Issuing Bank reasonably acceptable to the Borrower with an LC Commitment equal to or greater than (or if agreed to by the Borrower in its sole discretion, less than) the LC Commitment of the resigning Issuing Bank, any Issuing Bank may resign at any time by giving thirty (30) days’ written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to all Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not (a) be required (and shall be discharged from its obligations) to issue any additional Letters of Credit or extend or increase the amount of Letters of Credit then outstanding, without affecting its rights and obligations with respect to Letters of Credit previously issued by it, or (b) be deemed an Issuing Bank for any other purpose.

(m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five (5) Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; provided that no Issuing Bank shall have any liability hereunder to any Person for any failure to deliver the reports contemplated by this Section 2.05(m).

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the Borrower for, and the applicable Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the applicable Issuing Bank required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of any Governmental Authority in a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(o) Existing Letters of Credit. As of the Effective Date, each Existing Letter of Credit shall be immediately and automatically deemed to be a Letter of Credit issued and outstanding under this Agreement, without any further action from any Person, until the expiration or termination of such Existing Letter of Credit in accordance with the terms thereof and hereof.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

Section 2.07 Interest Elections.

(a) Each Revolving Borrowing of the applicable Class initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Borrowing other than an ABR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Borrowing other than an ABR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by facsimile or other electronic transmission of a written Interest Election Request signed by the Borrower, by the time that a Borrowing Request for Revolving Loans would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing a Term SOFR Borrowing, a Term CORRA Borrowings, a RFR Borrowing or a EURIBOR Borrowing; and

(iv) if the resulting Borrowing is to be a Borrowing other than an ABR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If any such Interest Election Request requests a Term SOFR Borrowing, a Term CORRA Borrowing, a RFR Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing, a Term CORRA Borrowings, a RFR Borrowing or a EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid, at the end of such Interest Period such Borrowing shall be continued as the same Type of Borrowing of one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Borrowing may be converted to or continued as a Borrowing in excess of one (1) month.

Section 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class without premium or penalty (subject to Section 2.16), provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 unless such amount represents all of the remaining Commitments of such Class, (ii) the Borrower shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures of such Class would exceed the aggregate Revolving Commitments then in effect for such Class, and (iii) if, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b) at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.08. Any termination or reduction of the Commitments of any Class shall be permanent (provided that that termination or reduction of Revolving Commitments of the Initial Revolving Facility will be taken into account for purposes of the Incremental Cap to the extent provided in the definition thereof). Each reduction of (x) the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class and (y) the Revolving Commitments shall be made to any Class of Revolving Commitment as directed by the Borrower (including to any Class of existing or extended Revolving Commitments).

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date.

(b) The Borrower shall repay the aggregate principal amount of its Swing Line Loans on the Revolving Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice accounts or records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the amount of any purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.

(d) The Administrative Agent shall, in connection with the maintenance of the Register in accordance with Section 9.04(b)(iv), maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) The entries made in the accounts maintained pursuant to Section 2.09(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(f) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

Section 2.10 [Reserved].

Section 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of Initial Revolving Loans in whole or in part, without premium or penalty. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. (New York City time) on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, unless rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments at such time, the Borrower shall prepay Revolving Borrowings and Swing Line Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess within one (1) Business Day following the Borrower’s receipt of written notice from the Administrative Agent.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”, on the date of such Prepayment Event), prepay Revolving Borrowings and Swing Line Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds (or if less, the aggregate principal amount of Revolving Borrowers and Swing Line Borrowings then outstanding) (it being understood, for the avoidance of doubt, that (x) there shall not be a permanent reduction of

Revolving Commitments as a result of any prepayment made pursuant to this Section 2.11(c) and (y) if there are no Revolving Loans or Swing Line Loans outstanding at the time such Net Proceeds are received by Holdings or its Restricted Subsidiaries, no mandatory prepayment shall be required in respect thereof.

(d) In the event and on each occasion that, as of the close of any Business Day, the Cash Balance of Holdings and its Subsidiaries has exceeded $5,000,000 for five (5) consecutive Business Days (such occurrence, a “Trigger Event”, and the amount by which the Cash Balance as of the date of such Trigger Event exceeds $5,000,000, the “Cash Excess”), the Borrower shall, within three (3) Business Days after the occurrence of such Trigger Event, prepay any outstanding Revolving Loans and/or Swing Line Loans (if any) in an amount equal to such Cash Excess (or if less, the aggregate principal amount of Revolving Borrowings and Swing Line Borrowings then outstanding). For the avoidance of doubt, (x) there shall not be a permanent reduction of Revolving Commitments as a result of any prepayment made pursuant to this Section 2.11(d) and (y) if there are no Revolving Loans or Swing Line Loans outstanding at the time a Trigger Event occurs, no mandatory prepayment shall be required in respect of such Trigger Event.

(e) Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.11(f). In the event of any optional prepayment of Revolving Borrowings, the Borrower shall select the Class or Classes of Revolving Borrowings to be prepaid.

(f) The Borrower shall notify the Administrative Agent of any optional prepayment pursuant to Section 2.11(a) in writing (by facsimile or other electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Borrowing other than an ABR Borrowing, not later than 12:00 p.m. (New York City time) three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m. (New York City time) one (1) Business Day before the date of prepayment and any mandatory prepayment required pursuant to Section 2.11(c) in writing (by facsimile or other electronic communication) of any payment hereunder no later than 12:00 p.m. (New York City time) three (3) Business Days before the date of prepayment (or in each case, such shorter period as the Administrative Agent may reasonably agree). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.16, shall be without premium or penalty. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Revolving Loan of a Defaulting Lender (under any of subclauses (a), (b) or (c) of the definition of “Defaulting Lender”) and shall be allocated ratably among the relevant non-Defaulting Lenders.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee, which shall accrue at the rate of 0.425% per annum on the daily average unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the last Business Day of the first full calendar quarter to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender; provided that, for purposes of this Section 2.12(a), Swing Line Obligations of a Lender shall not be treated as a utilization of the Revolving Commitment of such Lender.

(b) The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Term SOFR Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in Dollars a fronting fee (which fee shall be calculated by the Administrative Agent in consultation with the applicable Issuing Bank and payable directly to the applicable Issuing Bank), which shall accrue at a rate of 0.125% per annum on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the last Business Day of March, June, September and December, respectively, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this Section 2.12(b) shall be payable within ten (10) days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(d) [Reserved].

(e) Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

Section 2.13 Interest.

(a) (i) The Loans comprising each ABR Borrowing (other than Swing Line Borrowings) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(ii) Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate for Revolving Loans.

(b) The Loans comprising each Revolving Loan Borrowing shall bear interest at the Term SOFR Rate, Term CORRA Rate, Daily Simple RFR or EURIBOR Rate, as applicable, in each case for the Interest Period in effect for such Borrowing, plus the Applicable Rate.

(c) Notwithstanding the foregoing, if upon the occurrence and during the continuance of (i) any Specified Event of Default or (ii) at the request of the Required Lenders, any other Event of Default, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of the principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.13(a) or (b) or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in Section 2.13(a); provided that no amount shall accrue or be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Loan other than an ABR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to clause (a) of the definition of “Alternate Base Rate” or (ii) with respect to Daily Simple RFR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term SOFR Rate, Term CORRA Rate, Daily Simple RFR and EURIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.14(a) or (b) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14 have not arisen but the supervisor for the administrator of Term SOFR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which Term SOFR shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor (acting reasonably) to establish an alternate rate of interest to Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.

Section 2.14 Alternate Rate of Interest.

Without limiting Section 1.11, if (i) at least two Business Days prior to the commencement of any Interest Period for a Term SOFR Borrowing, Term CORRA Borrowing or EURIBOR Borrowing or (ii) with respect to a RFR Borrowing on any Business Day:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, Term CORRA Rate, Daily Simple RFR, or EURIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate, Term CORRA Rate, Daily Simple RFR, or EURIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

(c) then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, as applicable, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, (x) a Term SOFR Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, (y) a Term CORRA Borrowing shall be ineffective and such Borrowing shall be converted to a Canadian Prime Rate Borrowing on the last day of the Interest Period applicable thereto, (z) an RFR Borrowing or EURIBOR Borrowing shall be ineffective and such Borrowing shall be converted to a Central Bank Rate Borrowing on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests (x) a Term SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing, (y) a Term CORRA Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing and (z) an RFR Borrowing or EURIBOR Borrowing, such Borrowing shall be made as a Central Bank Rate Borrowing.

Section 2.15 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term SOFR Rate); or

(ii) imposes on any Lender any other condition, cost or expense (including Taxes other than (A) Taxes described in clauses (c) through (e) of the definition of “Excluded Taxes”, (B) Indemnified Taxes or Connection Income Taxes) affecting this Agreement or SOFR Loans or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto made by such Lender; and the result of any of the foregoing is to increase the cost to the relevant Lender of making, maintaining, continuing or converting to any SOFR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect of any SOFR Loan in an amount deemed by such Lender to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by Section 2.15(c), the Borrower will pay to such Lender for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (w) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (x) such Lender invokes Section 2.23, or (y) such Lender is not generally charging such amounts to similarly situated borrowers under comparable syndicated credit facilities.

(b) If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then within 30 days of receipt by the Borrower of the certificate contemplated by Section 2.15(c), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that the Borrower shall not be liable for such compensation if

(x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto or (y) such Lender is not generally charging such amounts to similarly situated borrowers under comparable syndicated credit facilities.

(c) Any Lender requesting compensation under this Section 2.15 or Section 2.17(c) shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in Section 2.15(a), 2.15(b) or 2.17(c), as applicable, and (ii) sets forth in reasonable detail the manner in which such amount or amounts was determined and (iii) certifies that such Lender is generally charging such amounts to similarly situated borrowers, which shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions subject to compensation under this Section 2.15 and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180‑day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments.

(i) With respect to Term SOFR Loans, in the event of (a) the payment of any principal of any Revolving Loan (other than an ABR Loan) other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Revolving Loan (other than an ABR Loan) other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Revolving Loan (other than an ABR Loan) other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16(i), such loss, cost or expense to any Lender shall be deemed to be equal to an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Benchmark Rate that would have been applicable to such Loan (i.e., excluding the Applicable Rate), for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt of such demand; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any loss, cost or expense more than 180 days prior to the date that such Lender delivers such certificate.

(ii) With respect to Term CORRA Loans, RFR Loans or EURIBOR Loans, in the event of (a) the payment of any principal of any Revolving Loan (other than an ABR Loan) other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Revolving Loan (other than an ABR Loan) other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Revolving Loan (other than an ABR Loan) other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt of such demand; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any loss, cost or expense more than 180 days prior to the date that such Lender delivers such certificate.

(iii) Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.16 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent (including, for the avoidance of doubt, the Administrative Agent or any Loan Party) shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then the applicable withholding agent shall make such deductions or withholdings and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of

Law, and if such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions or withholdings have been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2.17), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Without limiting the provisions of Section 2.17(a), the Borrower shall timely pay, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable out‑of‑pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to make payment to the Administrative Agent or a Lender, as the case may be, for penalties, interest or expenses attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender, as applicable, as determined by a court of competent jurisdiction by final and non‑appealable judgment. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall severally indemnify and hold harmless the Administrative Agent, within 10 days after demand therefor, (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties for such Taxes pursuant to this Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to this Section 2.17) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses, and any other out‑of‑pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Further, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Loan Parties has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, to the extent such amounts were not already previously indemnified by Lenders in accordance with the previous sentence. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 2.17(d). The agreements in this Section 2.17(d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, any assignment of rights by a Loan Party, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(e) As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, (i) complete any documentation required for the Borrower or the Administrative Agent, as applicable, to obtain clearance to make payments under the Loan Documents without, or with a reduction in, any withholding Tax and to determine whether or not such Lender is subject to backup withholding or information reporting requirements and (ii) provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.17(f)), deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to Tax at a rate reduced by an applicable Tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Section 2.17(g)(i), (ii)(A) through (D), and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g) Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies (including by electronic signature to the extent permitted by applicable Internal Revenue Service guidance) of Internal Revenue Service Form W‑9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of Internal Revenue Service Form W‑8BEN or W‑8BEN‑E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two properly completed and duly signed copies of Internal Revenue Service Form W‑8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit H‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W‑8BEN or W‑8BEN‑E, as applicable (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W‑8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W‑8ECI, W‑8BEN or W‑8BEN‑E, as applicable, a United States Tax Compliance Certificate substantially in the form of Exhibit H‑2 or Exhibit H‑3, Internal Revenue Service Form W‑9, Internal Revenue Service Form W‑8IMY (or other successor forms) and/or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, a United States Tax

Compliance Certificate substantially in the form of Exhibit H‑4 may be provided by such Foreign Lender on behalf of each such direct or indirect partner), or

(E) two properly completed and duly signed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this clause (f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(h) If the Administrative Agent or a Lender, in its sole discretion exercised in good faith, receives a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 giving rise to such refund), net of all reasonable out‑of‑pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to promptly repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(h) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Notwithstanding anything to the contrary, this Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person.

(i) The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j) For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the term “applicable Requirements of Law” shall include FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m. (New York City time) on the date when due), in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made in Dollars (provided that any payment with respect to any Loan denominated in an Alternative Currency shall be made in such Alternative Currency) to such account as may be specified by the Administrative Agent. Payments to be made directly to any Issuing Bank shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Loan other than an ABR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Secured Party collects or receives any amounts received on account of the Secured Obligations of which it is not entitled under Section 7.03, such Secured Party shall hold the same in trust for the applicable Secured Parties entitled thereto and shall forthwith deliver the same to the Administrative Agent, for the account of such Secured Parties, to be applied in accordance with Section 7.03, in each case until the prior Payment in Full of the applicable Secured Obligations due and owing to Secured Parties in accordance with Section 7.03.

(d) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements and Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this Section 2.18(d) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swing Line Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), 2.05(f), 2.06(a), 2.06(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or any Lender determines it can no longer make or maintain SOFR Loans pursuant to Section 2.23, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.23, as the case may be, and (ii) would not subject such Lender to any material unreimbursed out‑of‑pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or any Lender determines it can no longer make or maintain SOFR Loans pursuant to Section 2.23, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non‑consenting Lender (each such Lender described in this clause (iv), a “Non‑Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender and repay all Secured Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender that is willing to accept such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Class of Loans, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payment required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payment and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Secured Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) relating to the Loan subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney‑in‑fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

Section 2.20 Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time on one or more occasions after the Effective Date, by written notice delivered to the Administrative Agent, request (i) one or more additional Classes of term loans (each an “Incremental Term Facility”), (ii) one or more additional term loans of the same Class of any existing Class of term loans (each an “Incremental Term Increase”), (iii) one or more additional Classes of revolving commitments (each, an “Incremental Revolving Commitment”), or (iv) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase” and, together with any Incremental Term Facility, any Incremental Term Increase, and any Incremental Revolving Commitment, the “Incremental Facilities”, and any Commitments thereunder, the “Incremental Commitments”, and any Loans thereunder, the “Incremental Loans”); provided that, after giving effect to the effectiveness of any Incremental Facility Amendment, no Event of Default shall have occurred and be continuing or would result therefrom. Notwithstanding anything to contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap (including any applicable sublimits specified in the definition of “Incremental Cap”) at such time. Each Incremental Facility shall be in a minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than $1,000,000 to the extent such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b) (i) The Incremental Term Loans:

(A) (1) shall, in the case of any Additional First Out Debt, rank equal or, in the case of any Additional Second Out Debt, junior in right of payment and equal, in the case of any Additional First Out Debt or Additional Second Out Debt, or, in the case of any Additional Junior Lien Debt, junior in right of security with the Loans or may be unsecured, (2) shall be structured such that neither Holdings nor any Restricted Subsidiary is a guarantor with respect to such Indebtedness unless Holdings or such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed the Loan Document Obligations, and (3) if secured, the obligations in respect thereof shall not be secured by Liens on the assets of Holdings and the Restricted Subsidiaries, other than assets constituting Collateral, and if established as a separate facility, shall be subject to a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially consistent with the applicable Intercreditor Agreement together with any immaterial changes in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (or in the case of Additional Second Out Debt, shall be subject to “waterfall” provisions or a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and/or Collateral Agent), it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior liens may be secured by Liens that are pari passu with or junior in priority to, other Liens that are junior to the Liens securing the Initial Revolving Facility;

(B) [reserved];

(C) shall, subject to the provisions of the Required Additional Debt Terms, have a maturity date, interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts, financial covenants (if any) and prepayment terms and premiums as determined by the Borrower and the Additional Term Lenders thereunder; and

(D) shall comply with the provisions of the Required Additional Debt Terms.

Any Incremental Term Increase shall be on the same terms (other than original issue discount and upfront fees) and pursuant to the same documentation applicable to the existing Class of Incremental Term Loans being increased (except with respect to the Incremental Facility Amendment evidencing such Incremental Term Increase). Any Incremental Term Facility shall be on terms and pursuant to documentation as determined by the Borrower and the Additional Term Lenders providing such Incremental Term Facility, subject to the restrictions and exceptions set forth above. Each Incremental Facility Amendment may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20, including (x) any amendments necessary to provide that such Incremental Term Loans are fungible with any existing Class of Loans for U.S. federal income tax purposes and (y) in the case of Additional Second Out Debt, amendments to the “waterfall” or similar provisions to reflect the payment priority of such Additional Second Out Debt.

(ii) The Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Loans being increased. Any Incremental Revolving Commitment Increase shall be on the same terms (other than upfront fees) and pursuant to the same documentation (other than the Incremental Facility Amendment evidencing such Incremental Revolving Commitment Increase) applicable to the Revolving Loans (excluding upfront fees and customary arranger fees).

(iii) The Incremental Revolving Commitments

(A) (1) shall, in the case of any Additional First Out Debt, rank equal or, in the case of any Additional Second Out Debt, junior in right of payment and equal, in the case of any Additional First Out Debt or Additional Second Out Debt, or, in the case of any Additional Junior Lien Debt, junior in right of security with the Initial Revolving Facility or may be unsecured, (2) shall be structured such that neither Holdings nor any Restricted Subsidiary is a guarantor with respect to such Indebtedness unless Holdings or such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed the Loan Document Obligations, and (3) if secured, the obligations in respect thereof shall not be secured by Liens on the assets of Holdings and the Restricted Subsidiaries, other than assets constituting Collateral, and if established as a separate facility, shall be subject to a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially consistent with the applicable Intercreditor Agreement together with any immaterial changes in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (or in the case of Additional Second Out Debt, shall be subject to “waterfall” provisions or a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and/or Collateral Agent), it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with or junior in priority to, other Liens that are junior to the Liens securing the Initial Revolving Facility;

(B) shall require no mandatory commitment reduction prior to the Revolving Maturity Date applicable to the Initial Revolving Facility;

(C) shall, subject to the Required Additional Debt Terms, have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, arrangement fees, structuring fees, ticking fees, amendment fees, consent fees, and any other fees, undrawn commitment fees, funding discounts, original issue discounts, prepayment terms and premiums, and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments;

(D) may, subject to the Required Additional Debt Terms, include provisions relating to letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Facility Amendment) to the terms relating to the Letters of Credit with respect to the applicable Class of Revolving Commitments or otherwise reasonably acceptable to the Issuing Banks; and

(E) shall comply with the provisions of the Required Additional Debt Terms.

Any Incremental Revolving Commitments shall be on terms and pursuant to documentation as determined by the Borrower and the lenders providing such Incremental Revolving Commitments, subject to the restrictions set forth above. Any Incremental Revolving Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the Revolving Commitments prior to the Incremental Facility closing date.

(c) Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Incremental Term Loans or Incremental Revolving Commitment Increases.

(d) Commitments in respect of any Incremental Loans shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each applicable Additional Lender, if any, and the Administrative Agent (provided that if such amendment does not affect the rights, duties, privileges or obligations of the Administrative Agent, the Administrative Agent shall not be required to execute or acknowledge such amendment; provided, further that, in any event, the Administrative Agent shall receive prior written notice of such Incremental Facility Amendment). An Incremental Facility may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Facility or, unless it agrees, be obligated to provide any Incremental Loans) or by any Additional Lender. Any loan under an Incremental Term Increase and any loan under an Incremental Revolving Commitment Increase shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may, subject to Section 2.20(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders and including voting rights as contemplated by Section 9.02). The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Facility Amendment shall be subject to the satisfaction on the date of such Incremental Facility Amendment of such conditions as the parties thereto shall agree and as required by this Section 2.20 (each such date, an “Incremental Facility Closing Date”).

(e) The Borrower will use the proceeds of any Incremental Facilities for any purpose not prohibited by this Agreement (it being understood that any Additional First Out Debt may only be used for the purpose of satisfying reserves, collateral posting, prepayment or similar credit support requirements with payment processors, sellers, advertising partners and other similar counterparties).

(f) Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

Section 2.21 Refinancing Amendments.

(a) At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Other Term Loans) or (ii) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will be unsecured or will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, and (iii) the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of any outstanding Term Loans or reduction of Revolving Commitments being so refinanced, as the case may be. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the conditions as agreed between the lenders providing such Credit Agreement Refinancing Indebtedness and the Borrower. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $10,000,000 in the case of Other Term Loans or $10,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments; provided that no Issuing Bank shall be required to act as “issuing bank” under any such Refinancing Amendment without its written consent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement

Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). In the case of any Credit Agreement Refinancing Indebtedness in the form of Other Revolving Loans or Other Revolving Commitments, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (2) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with all other Revolving Commitments (except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than pro rata basis as compared with any other Class with a later maturity date than such Class) and (3) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank and/or the Swing Line Lender, as applicable, participations in Letters of Credit and/or Swing Line Loans expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) If, in connection with any proposed Refinancing Amendment with respect to any Class of Loans, any Lender of such Class which has been offered to such Lender who declines to provide any portion of the Credit Agreement Refinancing Indebtedness on the terms provided by the other Lenders providing such Credit Agreement Refinancing Indebtedness (each such Lender, a “Non‑Refinancing Lender”) then the Borrower may, on notice to the Administrative Agent and the Non‑Refinancing Lender, (i) cause such Lender to (and such Lender shall be obligated to (and to the extent such Non‑Refinancing Lender does not execute such Refinancing Amendment, such Refinancing Amendment shall nonetheless be effective without such signature of the Non‑Refinancing Lender)) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the applicable Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) in connection with such Refinancing Amendment or (ii) in the case of Revolving Commitments only, prepay, and terminate the Revolving Commitments of, such Lenders; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) such Non‑Refinancing Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the applicable Class assigned by it pursuant to this Section 2.21(b), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (b) in connection with an assignment pursuant to clause (i), no processing and recordation fee specified in Section 9.04(b) shall be payable in connection therewith.

(c) This Section 2.21 shall supersede any provisions in Section 2.18 or 9.02 to the contrary.

Section 2.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Subject to the last sentence of Section 2.11(f), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank or the Swing Line Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non‑interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Swing Line Lender or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non‑Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j) or this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non‑Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans pursuant to Section 2.04 and, in Letters of Credit pursuant to Section 2.05 and the payments of participation fees pursuant to Section 2.12(b), the “Applicable Percentage” of each non‑Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non‑Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non‑Defaulting Lender minus (2) the sum of (A) the aggregate principal amount of the Revolving Loans of that non‑Defaulting Lender plus (B) the LC Exposure of that non‑Defaulting Lender plus (C) the Swing Line Obligations of that non‑Defaulting Lender.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Banks’ and Swing Line Lender’s Defaulting Lender Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv) or the proviso to the definition thereof), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 9.20, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23 Illegality.

If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR Rate, Term CORRA Rate, Daily Simple RFR or EURIBOR Rate, or to determine or charge interest rates based upon the Term SOFR Rate, Term CORRA Rate, Daily Simple RFR or EURIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue SOFR Loans, Term CORRA Loans, RFR Loans or EURIBOR Loans or to convert ABR Loans to SOFR Loans, Term CORRA Loans, RFR Loans or EURIBOR Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR Rate, Term CORRA Rate, Daily Simple RFR or EURIBOR Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate, Term CORRA Rate, Daily Simple RFR or EURIBOR Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, convert all of such Lender’s SOFR Loans, Term CORRA Loans, RFR Loans or EURIBOR Loans to ABR Loans (the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate, Term CORRA Rate, Daily Simple RFR or EURIBOR Rate component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans, Term CORRA Loans, RFR Loans or EURIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, Term CORRA Loans, RFR Loans or EURIBOR Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Reference Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Reference Rate. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Article III
REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Lenders that as of the Effective Date:

Section 3.01 Organization; Powers.

Subject to the Legal Reservations, each of Holdings, the Borrower and the Restricted Subsidiaries is (a) duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the jurisdiction of organization of such Person) under the laws of the jurisdiction of its organization or incorporation, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the cases of clause (a) (other than with respect to the Borrower), clause (b) and clause (c), where the failure to do so, individually or in the aggregate, would not be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to the Legal Reservations.

Section 3.03 Governmental Approvals; No Conflicts.

Except as set forth on Schedule 3.03, the Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary (other than Liens created under the Loan Documents) except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, as the case may be, individually or in the aggregate, would not be expected to have a Material Adverse Effect.

Section 3.04 No Material Adverse Effect.

(a) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since the March 31, 2026, there has been no Material Adverse Effect.

Section 3.05 Properties.

Each of Holdings, the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid interests in, all its real and tangible personal property material to its business, if any (including all of the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that would be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 3.06, and except with respect to any other matters that, individually or in the aggregate, would not be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability or (iii) has received written notice of any claim, citation, investigation, or remedial or corrective action obligation, with respect to any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements.

Each of Holdings, the Borrower and the Restricted Subsidiaries is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures and other agreements and instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status.

None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

Section 3.09 Taxes.

Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes required to be paid (whether or not shown on Tax returns), except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

Section 3.10 ERISA.

(a) Except as would not, individually or in the aggregate, be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as would not be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. of ERISA with respect to a Multiemployer Plan, and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA. There exists no Unfunded Pension Liability with respect to Plans in the aggregate (taking into account only Plans with positive Unfunded Pension Liability) except as would not be expected to have a Material Adverse Effect.

(c) Except as would not be expected, individually or in the aggregate to result in a Material Adverse Effect: (i) each employee benefit plan (as defined in Section 3(2) of ERISA) sponsored by Holdings or the Borrower that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service; (ii) to the knowledge of Holdings and the Borrower, nothing has occurred that would prevent or cause the loss of such tax‑qualified status; and (iii) there are no pending or, to the knowledge of Holdings and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such plan.

(d) No Loan Party or ERISA Affiliate shall cause or suffer to exist any (i) event that would result in the imposition of a Lien under ERISA on any assets or properties of any Loan Party with respect to any Plan or Multiemployer Plan or (ii) other ERISA Event, in each case that, individually or in the aggregate, has resulted or would be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure.

As of the Effective Date, all written factual information and written factual data (other than projections, any pro forma financial information, budgets, other forward‑looking information or information consisting of statements, estimates or forecasts regarding the future condition of the industries in which the Loan Parties operate and information of a general economic or industry specific nature (collectively, “Projections”)) made available by the Borrower or its representatives, in their official capacity as such, to the Administrative Agent, any Joint Lead Arranger or any Lender in connection with the Transactions, when taken as a whole after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided that, with respect to any Projections, Holdings and the Borrower represent that such Projections, when taken as a whole, were prepared in good faith based upon assumptions believed by them to be reasonable at the time furnished, it being understood that (i) such projections are merely a prediction as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and (iii) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.

Section 3.12 Subsidiaries. As of the Effective Date, after giving effect to the Transactions to occur on the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of each Subsidiary of Holdings.

Section 3.13 Intellectual Property; Licenses, Etc.

Each of Holdings, the Borrower and the Restricted Subsidiaries owns, licenses or possesses the right to use all Intellectual Property that is material to the business, operations, assets, financial condition or prospects of the Vegas Group as currently conducted. Neither Holdings, the Borrower nor any Restricted Subsidiary, in the operation of its business as currently conducted, is infringing upon the Intellectual Property of any Person in any material respect. No claim or litigation challenging the use of any Intellectual Property by Holdings, the Borrower or any Restricted Subsidiary or the validity or enforceability of any Intellectual Property owned by Holdings, the Borrower or any Restricted Subsidiary is pending or, to the knowledge of Holdings and the Borrower, threatened in writing against Holdings, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to result in a material liability.

Section 3.14 Solvency.

As of the Effective Date, immediately after, and giving Pro Forma Effect to, the consummation of each of the Transactions to occur on the Effective Date, after taking into account, and giving effect to, all applicable rights of indemnity and contribution, as of such time, (a) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (b) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; (c) the present fair and saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries as they become absolute and matured in the ordinary course; and (d) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) in the ordinary course of business.

Section 3.15 Federal Reserve Regulations.

No part of the proceeds of the Loans will be used by Holdings or any Subsidiary, directly or indirectly, to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors) or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Section 3.16 USA PATRIOT Act; OFAC and Anti‑Corruption.

(a) The Borrower will not, directly or, knowingly, indirectly use the proceeds of the Loans or Letters of Credit or lend, contribute or otherwise make available such proceeds to any Person for the purpose of funding activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any Sanctioned Country, in each case, in violation of Sanctions, or in any other manner that would result in a violation by any party to this Agreement of Sanctions applicable to such party. The Borrower will not use the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of the government, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti‑corruption law.

(b) Each of Holdings, the Borrower and the Restricted Subsidiaries, and each of their respective directors, officers, employees, and, to the knowledge of the Borrower, agents, and any other Person acting on their behalf, is in compliance in all material respects with (i) applicable Sanctions regulations and other Sanctions, (ii) Title III of the USA Patriot Act and (iii) the FCPA and any other applicable anti‑corruption law.

(c) None of Holdings, the Borrower, any of the Restricted Subsidiaries, nor any of their respective directors, officers, employees, agents or any other Person acting on their behalf is, and has been in the past five years, the subject of any allegations, investigations, litigation, voluntary or directed disclosures to any Governmental Authority in connection with anti-corruption law or Sanctions.

(d) None of Holdings, the Borrower, any of the Restricted Subsidiaries, one or more individuals or entities holding 50% or more of the equity interests of Holdings, or, to the knowledge of the Borrower, any director, officer, employee or agent thereof, are individuals or entities currently on OFAC’s list of Specially Designated Nationals and Blocked Persons and/or any similar list maintained by any Sanctions Authority; located, organized or ordinarily resident in a Sanctioned Country; or otherwise targeted by Sanctions.

(e) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Holdings, the Borrower, and the Restricted Subsidiaries and their respective directors, officers, employees, agents, or any other Person acting on their behalf with applicable anti-corruption laws and Sanctions.

Section 3.17 Security Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Security Documents and any other documents and instruments necessary to satisfy the Collateral and Guarantee Requirement, together with such timely filings and other actions required to be taken hereby or by the applicable Security Documents (including the delivery to the Administrative Agent (or its agent) of any Pledged Debt (as defined in the Collateral Agreement) and any Pledged Equity (as defined in the Collateral Agreement) required to be delivered pursuant to the applicable Security Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties to the extent required hereunder or thereunder, a legal, valid, enforceable (subject to applicable Debtor Relief Laws and any other applicable bankruptcy, insolvency, reorganization, moratorium, examinership or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and perfected Lien with the ranking or priority required by the relevant Security Documents (subject to Liens permitted herein) on all right, title and interest of the respective Loan Parties in the Collateral described therein (other than foreign Intellectual Property).

Section 3.18 [Reserved].

Section 3.19 Use of Proceeds. The Borrower has used the proceeds of the Loans and the Letters of Credit issued hereunder only in compliance with (and not in contravention of) Section 5.10, applicable Requirements of Law and each Loan Document.

Article IV
CONDITIONS

Section 4.01 Effective Date.

The obligation of each Lender to make Loans and the obligations of each Issuing Bank to issue Letters of Credit hereunder on the Effective Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02), subject in all respects to Section 5.14:

(a) The Administrative Agent (or its counsel) shall have received from the Borrower and Holdings either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received customary written opinions (addressed to the Administrative Agent, the Revolving Lenders, the Swing Line Lender and the Issuing Banks and dated the Effective Date) of (i) Latham & Watkins LLP, New York counsel for the Loan Parties and (ii) Ballard Spahr LLP, Nevada counsel for the Loan Parties.

(c) The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the condition set forth in Section 4.01(g) and certifying that there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting any member of the Hoya Group that would be expected, individually or in the aggregate, to result in a Material Adverse Effect and (ii) a customary certificate of each Effective Date Loan Party, dated the Effective Date, executed by any Responsible Officer of such Loan Party including or attaching only those documents referred to in Section 4.01(d) and confirming that such documents are correct, complete and in full force and effect and have not been amended or superseded as of the Effective Date.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party relating to it, certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by a secretary, an assistant secretary or a Responsible Officer of such Loan Party as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists in the jurisdiction of incorporation, organization or formation of such Loan Party) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agent shall have received (or shall receive substantially contemporaneously with funding on the initial Loans hereunder) (which amounts may be funded from the proceeds of the initial Loans hereunder) all fees and other amounts previously agreed in writing by the Joint Lead Arrangers and the Borrower to be due and payable on or prior to the Effective Date, including (i) to the extent invoiced at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out‑of‑pocket expenses required to be reimbursed or paid by any Loan Party under any Loan Document and (ii) all fees payable under that certain Fee Letter, dated as of the Effective Date, by and among the Initial Revolving Lenders, the Borrower and Holdings.

(f) The Effective Date Loan Parties shall have satisfied the Collateral and Guarantee Requirement.

(g) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date (without duplication of any other materiality qualifier); provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(h) The Administrative Agent shall have received:

(i) the Unaudited Financial Statements;

(ii) executed counterparts of (A) the Wavedash Guarantee from each Third Party Guarantor and (B) the Wavedash Share Pledge from Vivid Seats Asia Pacific;

(iii) a customary certificate from each Third Party Guarantor, dated the Effective Date, executed by any Responsible Officer of such Third Party Guarantor, including or attaching only those documents referred to in clause (iv) of this Section 4.01(h) and confirming that such documents are correct, complete and in full force and effect and have not been amended or superseded as of the Effective Date;

(iv) a copy of (i) each Organizational Document of each Third Party Guarantor relating to it, certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Third Party Guarantor executing the Wavedash Guarantee or Wavedash Share Pledge, (iii) copies of resolutions of the Board of Directors of each Third Party Guarantor approving and authorizing the execution, delivery and performance of the Wavedash Guarantee and, if applicable, the Wavedash Share Pledge, certified as of the Effective Date by a secretary, an assistant secretary or a Responsible Officer of such Third Party Guarantor as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists in the jurisdiction of incorporation, organization or formation of such Third Party Guarantor) from the applicable Governmental Authority of such Third Party Guarantor’s jurisdiction of incorporation, organization or formation;

(v) customary written opinions (addressed to the Administrative Agent, the Revolving Lenders, the Swing Line Lender and the Issuing Banks and dated the Effective Date) of (i) Latham & Watkins LLP, New York counsel for the Third Party Guarantors and (ii) Anderson Mori & Tomotsune, Japanese counsel for the Third Party Guarantors;

(vi) a certificate from a Financial Officer of Vivid Seats Asia Pacific certifying as to the solvency of Vivid Seats Asia Pacific and its Subsidiaries on a consolidated basis, after giving effect to the Transactions, in a form substantially consistent with Exhibit J;

(vii) the results of a recent lien search in the jurisdiction of organization of each Loan Party and each jurisdiction where material assets of the Loan Parties are located, and the results of search reports in respect of the United States registered intellectual property of the Loan Parties, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(viii) a Perfection Certificate from a responsible officer of each of the Loan Parties.

(i) Substantially concurrently with the initial funding of Loans on the Effective Date, (i) the Refinancing shall have been consummated and (ii) the RemainCo Intercompany Loan shall have been established.

(j) The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis, after giving effect to the Transactions, substantially in the form of Exhibit J.

(k) The Administrative Agent and the Joint Lead Arrangers shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least ten (10) Business Days prior to the Effective Date by the Administrative Agent or the Joint Lead Arrangers that is required by regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including without limitation the USA PATRIOT Act.

Section 4.02 Each Credit Event.

The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit or; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent and, if applicable, the relevant Issuing Bank or the Swing Line Lender, shall have received a Borrowing Request in accordance with the requirements hereof.

(d) Immediately prior to and immediately after giving effect to such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, the Borrower shall be in compliance with (x) the Financial Performance Covenant (to the extent the Financial Performance Covenant is required to be tested at such time pursuant to Section 6.11) and (y) Section 2.11(c).

(e) The Borrower shall have delivered to the Administrative Agent a Payables Report as of and for the Business Day immediately prior to the date of the applicable Borrowing.

(f) In the case of a Borrowing or an issuance or amendment of a Letter of Credit, solely to the extent such Borrowing or such Letter of Credit will be used to benefit RemainCo, the Borrower shall have delivered a certificate confirming that the proceeds of such Borrowing will be on-lent to RemainCo (or in the case of a Letter of Credit, shall constitute a deemed letter of credit issuance for the account of RemainCo) under the RemainCo Intercompany Loan.

Each Borrowing Request (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02), other than a Borrowing under any Incremental Facility, and each issuance, amendment, renewal or extension of a Letter of Credit (other than any issuance, amendment, renewal or extension of a Letter of Credit on the Effective Date) shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in Section 4.02(a) and (b).

Article V
AFFIRMATIVE COVENANTS

From and after the Effective Date and until the Termination Date, each of Holdings and the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information.

Holdings or the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) on or before the date that is one hundred (100) days after the end of each fiscal year of Holdings, or such longer time permitted by federal securities laws and regulations (including but not limited to Rule 12b‑25 promulgated under the Securities Exchange Act of 1934, as amended), commencing with the fiscal year ended December 31, 2026:

(i) audited consolidated balance sheet and audited consolidated statements of income and retained earnings and statement of cash flows of Vivid Seats, Inc. and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year and accompanied by any final management letters and customary management discussion and analysis, all reported on by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except as may be required as a result of a prospective or actual default or event of default with respect to any financial covenant (including the Financial Performance Covenant) or the impending maturity of any Indebtedness within the succeeding twelve months)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Vivid Seats, Inc. and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

(ii) unaudited consolidated balance sheet and unaudited consolidated statements of income and retained earnings and statement of cash flows of Holdings and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year and accompanied by any final management letters and customary management discussion and analysis, all prepared by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception (except as may be required as a result of a prospective or actual default or event of default with respect to any financial covenant (including the Financial Performance Covenant), the impending maturity of any Indebtedness within the succeeding twelve months, or customary qualifying statements for similar engagements under accounting industry standards)) to the effect that such consolidating financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the financial statements for the fiscal quarter ended June 30, 2026, on or before the date that is sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, or such longer time permitted by federal securities laws and regulations (including but not limited to Rule 12b‑25 promulgated under the Securities Exchange Act of 1934, as amended), unaudited consolidated balance sheet and unaudited consolidated statements of income and retained earnings and statement of cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and accompanied by customary management discussion and analysis, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes;

(c) no later than one hundred (100) days after the last day of each fiscal year of Holdings, Holdings’ annual financial projections for the entire current fiscal year as approved by the Borrower’s Board of Directors, which such annual financial projections shall be set forth in a quarter-by-quarter format (such annual financial projections as originally delivered to Administrative Agent are referred to herein as the “Annual Projections”); provided that any material revisions of the Annual Projections that are formally presented to and approved by the Borrower’s Board of Directors shall be delivered to Administrative Agent no later than seven (7) days after such approval;

(d) not later than five (5) days after any delivery of financial statements under Section 5.01(a)(ii) or (b), a Compliance Certificate signed by a Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Performance Covenant to the extent required to be tested at such time (including a calculation of Consolidated EBITDA for such period with any applicable pro forma and other adjustments expressly contemplated to be included in such certificate pursuant to the other provisions of this Agreement);

(e) in addition to any Payables Report required to be delivered pursuant to Section 4.02(e):

(i) not later than the date of delivery of each Compliance Certificate under Section 5.01(d), a Payables Report as of and for the last day of the fiscal period to which such Compliance Certificate relates; and

(ii) to the extent that, as of 5:00 p.m. (New York City time) on Friday of any calendar week, the aggregate outstanding amount of Revolving Loans exceeds $0 (each such Friday, a “Reporting Trigger Date”), then not later than two (2) Business Days after such Reporting Trigger Date, the Borrower shall deliver a Payables Report as of and for such Reporting Trigger Date;

(f) any financial statements delivered to the administrative agent or the lenders under the Hoya Credit Agreement pursuant to the Hoya Credit Agreement not later than five (5) days after such financial statements are delivered to the administrative agent under the Hoya Credit Agreement;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, as the Administrative Agent may reasonably request in writing, in each case subject to the limitations set forth below.

Notwithstanding the foregoing, the obligations in paragraph (a) of this Section 5.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (x) the applicable financial statements of any successor of Holdings or any Holdings Parent (including Vivid Seats Inc.) or (y) the Form 10-K (or the equivalent), as applicable, of Holdings (or any Holdings Parent) filed with the SEC within the applicable time periods required by applicable law and regulations (including any extended deadlines available thereunder); provided that (i) to the extent such information relates to a Holdings Parent, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any

“going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of a prospective or actual default or event of default with respect to any financial covenant (including the Financial Performance Covenant) or the impending maturity of any Indebtedness).

Documents required to be delivered pursuant to Section 5.01(a), (b), (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) Holdings shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings shall notify the Administrative Agent (by fax or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, neither Holdings nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes a trade secret or proprietary information or (ii) any information to the extent that the provision thereof would violate any law, rule or regulation, fiduciary duty, binding agreement, or any obligation of confidentiality binding upon, or waive any privilege of, Holdings, any Subsidiary or any of their respective Affiliates; provided that in the event that any Loan Party does not provide information in reliance on clause (ii) of this sentence, such Loan Party shall provide notice to the Administrative Agent that such information is being withheld to the extent such Loan Party is able to do so without violating the applicable obligation or waiving privilege and such Loan Party shall use its commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that none of the foregoing shall be construed to limit any Loan Party’s representations and warranties or any of the conditions, in any such case, set forth in this Agreement.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non‑Public Information and who may be engaged in investment and other market‑related activities with respect to the Borrower’s or their Affiliates’ securities. The Borrower hereby agrees that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any Material Non‑Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (x) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (y) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Loan Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 5.01(a), (b) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non‑Public Information and all other information shall be assumed to contain Material Non‑Public Information.

Section 5.02 Notices of Material Events.

Promptly, and in any event no later than one (1) Business Day after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) to the extent permissible by Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Subsidiary, affecting Holdings, the Borrower or any Subsidiary or the receipt of a written notice of an Environmental Liability, in each case that would be expected to result in a Material Adverse Effect;

(c) (i) the occurrence of, or the occurrence of any event that could reasonably be expected to result in, any ERISA Event or (ii) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given, in each case that would be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(d) the occurrence of any default under the Hoya Credit Agreement or any delivery of any notices of material events delivered to the administrative agent or the lenders under the Hoya Credit Agreement pursuant to the Hoya Credit Agreement together with copies of such notices.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Collateral.

(a) Holdings or the Borrower will furnish to the Administrative Agent promptly (and in any event within five (5) days after or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b) The Borrower shall provide in each Compliance Certificate delivered pursuant to Section 5.01(d) any changes, if any, to the Schedules to the Collateral Agreement (excluding Schedule III-B) or the Perfection Certificate (excluding Section 1C) as required to make such schedules accurate as of the last day of the fiscal quarter for which such Compliance Certificate is delivered.

Section 5.04 Existence; Conduct of Business.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Payment of Taxes, etc.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay, discharge or otherwise satisfy all Taxes required to be paid by it, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by Holdings, the Borrower or any of their respective Subsidiaries or (b) the failure to make payment would not be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06 Maintenance of Properties.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (casualty, condemnation and ordinary wear and tear excepted), except where the failure to do so would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07 Insurance.

(a) Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self‑insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. Subject to Section 5.14, the Borrower shall, and shall cause each Loan Party to (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured as its interests may appear on each U.S. general liability policy of insurance held by such Loan Party as the primary named insured (which, for the avoidance of doubt, shall not include directors and officers policies, workers compensation policies, cyber policies and business interruption insurance) and (ii) in the case of each U.S. general property insurance policy held by such Loan Party as the primary named insured, include a loss payable clause or mortgagee endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee or mortgagee thereunder; provided that (A) in the case of (x) any Loan Party that becomes a Loan Party after the Effective Date or (y) any insurance policy of the type described in clauses (i) or (ii) above that is obtained by a Loan Party after the Effective Date, (1) such certificates required by this Section 5.07 shall be delivered (I) on the date such Person becomes a Loan Party or (II) in the case of clause (y), within fifteen (15) Business Days after such policy is acquired and (2) endorsements required by this Section 5.07, within forty-five (45) days (or in each case of clauses (1) and (2), such later date as the Administrative Agent may agree in its reasonable discretion) after such policy is acquired (but, in the case of clauses (x) and (y), solely to the extent that such new Loan Party is not already covered by the certificates and endorsements previously delivered to the Collateral Agent) and (B) unless an Event of Default shall have occurred and be continuing, (x) all proceeds from insurance policies shall be paid to Holdings, the Borrower or the applicable Restricted Subsidiary, (y) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by Holdings, the Borrower and/or its Subsidiaries, and (z) the Collateral Agent agrees that the Holdings, the Borrower and/or its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.

(b) If any improved portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) furnish to the Collateral Agent information presented in reasonable detail as to the flood insurance so carried.

Section 5.08 Books and Records; Inspection and Audit Rights.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to maintain proper books of record and account in which entries that are full, true and correct in all material respects in a manner to allow financial statements to be prepared in conformity with

GAAP (or applicable local standards (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder)) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or the Restricted Subsidiaries, as the case may be. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its tangible properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Borrower’s expense; provided, further that (a) when an Event of Default exists, the Administrative Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants.

Section 5.09 Compliance with Laws.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law (including Environmental Laws and any permit, license, or approval thereunder, the FCPA, Sanctions and the USA PATRIOT Act) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not be expected to have a Material Adverse Effect.

Section 5.10 Use of Proceeds and Letters of Credit.

(a) The Letters of Credit and the proceeds of the Revolving Loans and Swing Line Loans will be used for general corporate purposes, in each case, including financing the Transactions, capital expenditures, Permitted Acquisitions, Investments (including the making of advances under the RemainCo Intercompany Loan), Restricted Payments, refinancing of Indebtedness, providing credit support to payment processors, sellers, advertising partners and other counterparties, and any other transactions not prohibited by this Agreement.

(b) To the extent the proceeds of any Borrowing will be used to benefit RemainCo, or any Letter of Credit shall be issued for the account of RemainCo, the Borrower shall on-lend such amount to RemainCo pursuant to the RemainCo Intercompany Loan (or in the case of a Letter of Credit, there shall be a deemed letter of credit issuance under the RemainCo Intercompany Loan for the account of RemainCo); provided that the Borrower shall not lend, advance or contribute the proceeds of any Borrowing to RemainCo except pursuant to the RemainCo Intercompany Loan.

(c) The Borrower will not directly or, to its knowledge, indirectly use the proceeds of any Loan or Letter of Credit in violation of Sanctions, the USA PATRIOT Act, the FCPA or any other applicable anti‑corruption law.

Section 5.11 Additional Collateral; Additional Guarantors.

(a) If (i) any additional Restricted Subsidiary is formed or acquired after the Effective Date, (ii) any Restricted Subsidiary ceases to be an Excluded Subsidiary or (iii) the Borrower, at its option, elects to cause an Excluded Subsidiary to become a Subsidiary Loan Party upon such election, then Holdings or the Borrower will, within thirty (30) days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after (x) such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Restricted Subsidiary is an Excluded Subsidiary), (y) such Restricted Subsidiary ceases to be an Excluded Subsidiary or (z) the Borrower has made such election, cause such Restricted Subsidiary to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party.

(b) Notwithstanding the foregoing, in the event any real property would be required to be mortgaged pursuant to this Section 5.11, Holdings and the Borrower shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such real property within ninety (90) days following the formation or acquisition of such real property or such Restricted Subsidiary, or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

Section 5.12 Further Assurances.

(a) Subject in all respects to the deadlines, exceptions and limitations contained in the Loan Documents, each of Holdings and the Borrower will, and will cause each Loan Party to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) Subject, in each case, to the limitations set forth in the Security Documents, if, after the Effective Date, any material assets (other than Excluded Assets), including any Material Real Property, are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.12(a) but only as and to the extent required pursuant to the “Collateral and Guarantee

Requirement”, all at the expense of the Loan Parties and subject to the last paragraph in the definition of “Collateral and Guarantee Requirement”. In the event any Material Real Property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall be required to comply with the “Collateral and Guarantee Requirement” and Section 5.12(a) within ninety (90) days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

Section 5.13 Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate (x) any Restricted Subsidiary that is an Excluded Subsidiary as an Electing Guarantor or (y) any Electing Guarantor as an Excluded Subsidiary. Pursuant to the definition of “Electing Guarantor”, the Borrower may at its option cause any Subsidiary to, execute a supplement to each of the Guarantee Agreement and the Collateral Agreement in order to become a Loan Guarantor under the Guarantee Agreement and a grantor under such Security Documents, respectively, or, to the extent reasonably requested by the Collateral Agent, enter into an appropriate new guarantee and appropriate new Security Documents substantially consistent with the analogous existing Guarantee Agreement and Security Documents or otherwise in form and substance reasonably satisfactory to the Borrower and the Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected (with respect to Collateral consisting of Intellectual Property, if and to the extent required under the Collateral Agreement) security interest in its assets to substantially the same extent as created by the Loan Parties and only if and to the extent required under, and in accordance with, the Security Documents.

Section 5.14 Certain Post‑Closing Obligations. Within the time periods after the Effective Date specified in Schedule 5.14 (or such later date as the Administrative Agent agrees to in writing in its reasonable discretion, including to reasonably accommodate circumstances unforeseen on the Effective Date), Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14 that would have been required to be delivered or taken on the Effective Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of “Collateral and Guarantee Requirement”.

Section 5.15 Control Agreements.

(a) No later than forty-five (45) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Borrower shall cause each bank account that is, as of the Effective Date, held by the Borrower or a Subsidiary Loan Party (other than any Excluded Account) to be a Controlled Account.

(b) With respect to any bank account held by the Borrower or a Subsidiary Loan Party that (x) is acquired or opened after the Effective Date or (y) ceases to be an Excluded Account after the Effective Date, the Borrower shall, in each case, cause such bank account (other than any Excluded Account) to be a Controlled Account within forty-five (45) days after such bank account is opened or acquired or ceases to be an Excluded Account.

Section 5.16 Lines of Business. Holdings and its Restricted Subsidiaries, taken as a whole, will not alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

Section 5.17 Fiscal Periods. Holdings will keep its current fiscal year end; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year end to any other fiscal year end reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 5.18 Lender Calls. Following delivery of the financial statements pursuant to each of Sections 5.01(a) and (b), at the reasonable request of the Administrative Agent, Holdings will host a conference call, at a time selected by Holdings and reasonably acceptable to the Administrative Agent, with the Lenders to review the financial information provided, in each case, therein (it being understood and agreed that Holdings shall not be required to discuss or disclose any material non‑public information with respect to the Borrower, its Restricted Subsidiaries, the Hoya Group or any Holdings Parent).

Article VI
NEGATIVE COVENANTS

From and after the Effective Date and until the Termination Date, Holdings and the Borrower (as applicable) covenant and agree with the Lenders that:

Section 6.01 Indebtedness; Certain Equity Securities.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness of the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20 or 2.21) or any Credit Agreement Refinancing Indebtedness;

(ii) Indebtedness, including intercompany Indebtedness, outstanding on the Effective Date; provided that any such Indebtedness in excess of $1,000,000 individually shall only be permitted if set forth on Schedule 6.01 (unless such Indebtedness is permitted by another clause in this Section 6.01) and any Permitted Refinancing thereof;

(iii) Guarantees by the Borrower or any of the Restricted Subsidiaries in respect of Indebtedness of a Loan Party otherwise permitted hereunder; provided that (A) such Guarantee is permitted under Section 6.04 (other than Section 6.04(u)), (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of any Loan Party owing to any other Loan Party, to the extent permitted by Section 6.04 (other than Section 6.04(u)); provided that all such Indebtedness shall be (a) subordinated to the Loan Document Obligations on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit F or (ii) otherwise reasonably satisfactory to the Administrative Agent and (b) evidenced by an intercompany note that is pledged to the Collateral Agent as Collateral;

(v) (A) Indebtedness (including Capital Lease Obligations and purchase money Indebtedness) incurred, issued or assumed by the Borrower or any Loan Party to finance the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property, equipment or other assets in the ordinary course for bona fide business purposes and not for any other purpose (including in connection with any Liability Management Transaction); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof); provided, further, that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed $5,000,000;

(vi) Indebtedness in respect of Swap Agreements incurred in the ordinary course of business for the sole purpose of hedging currency risks and interest rate risks and not for any speculative purposes;

(vii) (a) Indebtedness of any Person acquired in connection with a Permitted Acquisition or permitted Investment or secured by any assets so acquired (and not incurred by the obligor thereon in contemplation of such Permitted Acquisition or permitted Investment); provided that such Person shall become a Loan Party within the time frame required by Section 5.11; provided, further, that at the time of incurrence, immediately after giving effect to such Permitted Acquisition, permitted Investment or redesignation, as the case may be, and the assumption of such Indebtedness, the Total Net Leverage Ratio computed on a Pro Forma Basis for the most recently ended Test Period as of such time is not greater than 4.75:1.00; and (b) in respect of the foregoing, any Permitted Refinancing thereof;

(viii) [reserved];

(ix) [reserved];

(x) [reserved];

(xi) Settlement Indebtedness;

(xii) Indebtedness in respect of (a) bankers’ acceptances for credit management purposes incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non‑recourse basis and (b) Cash Management Obligations and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with securities or deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiii) [reserved];

(xiv) unsecured Indebtedness that does not constitute Indebtedness for borrowed money; provided that, such unsecured Indebtedness complies with the provisions of the Required Additional Debt Terms at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed $5,000,000;

(xv) [reserved];

(xvi) [reserved];

(xvii) [reserved];

(xviii) Indebtedness consisting of (A) the financing of insurance premiums or (B) take‑or‑pay obligations contained in supply arrangements, in each case of the foregoing clauses (A) and (B), in the ordinary course of business;

(xix) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xx) [Reserved];

(xxi) [Reserved];

(xxii) [Reserved];

(xxiii) In the case of the Borrower or any Loan Party, Indebtedness issued in lieu of Incremental Facilities consisting of one or more series of secured or unsecured loans, letter of credit facilities (or similar), bonds, notes or debentures (which loans, facilities, bonds, notes or debentures, if secured, may only be secured, in the case of any Additional First Out Debt or Additional Second Out Debt, by Liens pari passu with the Liens on the Collateral securing the Initial Revolving Facility (but without regard to control of remedies) or, in the case of any Additional Junior Lien Debt, by Liens on the Collateral having a junior priority relative to the Liens on the Collateral securing the Initial Revolving Facility) (the “Incremental Equivalent Debt”); provided that (x) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (xxiii), together with the aggregate principal amount of any Incremental Facilities incurred, shall not exceed, at the time of incurrence and after giving pro forma effect to the incurrence, the Incremental Cap and (y) such Indebtedness complies with the provisions of the Required Additional Debt Terms, and Incremental Cap and, unless such Indebtedness is unsecured, Additional First Out Debt, Additional Second Out Debt, or Additional Junior Lien Debt, as applicable;

(xxiv) [reserved];

(xxv) Indebtedness incurred by the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other indemnification or reimbursement-type obligations; provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xxv) shall not exceed $1,000,000;

(xxvi) obligations in respect of self‑insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxvii) Indebtedness representing deferred compensation or stock‑based compensation owed to employees of the Borrower or the Loan Parties incurred in the ordinary course of business;

(xxviii) [reserved];

(xxix) [reserved];

(xxx) [reserved];

(xxxi) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(xxxii) to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Restricted Subsidiaries;

(xxxiii) [reserved];

(xxxiv) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of Holdings to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States; and

(xxxv) the RemainCo Intercompany Loan;

provided, that (A) all Indebtedness owed by a Loan Party to a non-Loan Party Affiliate shall be unsecured and subordinated to the Loan Document Obligations (this clause (A), the “Intercompany Loan Provision”), (B) in no event shall any member of the Vegas Group be permitted to Guarantee, or grant Liens to secure, any Indebtedness for borrowed money that is incurred by RemainCo (it being understood that this shall not restrict or prohibit the issuance of Letters of Credit for the account of any member of the Hoya Group) and (C) any Junior Financing that is incurred pursuant to Section 6.01(a)(xiv) or (xxiii) (other than any Additional First Out Debt or Specified Exchange Debt) shall not be permitted to require any cash payments of principal prior to the Latest Maturity Date.

(b) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Equity Interests, except (x) to the extent incurred as Indebtedness under Section 6.01(a) and (y) preferred Equity Interests issued to and held by Holdings, the Borrower or any Restricted Subsidiary to the extent permitted by Section 6.04.

For purposes of determining compliance with this Section 6.01, (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness described in clauses (a)(i) through (a)(xxxiv) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a)(i), (ii) no such reclassification will operate to waive any Event of Default that may have occurred with respect to any Indebtedness that was not permitted to be incurred at the initial incurrence thereof and (iii) subject to Section 6.04, all Indebtedness of Hoya Midco owed to the Borrower shall only be permitted to be incurred pursuant to the RemainCo Intercompany Loan.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

Section 6.02 Liens.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned (but not leased) or hereafter acquired (but not leased) by it, except:

(i) Liens created under the Loan Documents or any Credit Agreement Refinancing Indebtedness;

(ii) Permitted Encumbrances;

(iii) Liens existing on the Effective Date; provided that any such Lien securing Indebtedness or other obligations in excess of $1,000,000 individually shall only be permitted if set forth on Schedule 6.02 (unless such Lien is permitted by another clause in Section 6.02) and any modifications, replacements, renewals or extensions thereof; provided, further, that such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after‑acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof;

(iv) Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof, (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions, accessions and improvements to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) (i) easements, leases, subleases, non-exclusive licenses, or non-exclusive sublicenses granted to others (including non-exclusive licenses and non-exclusive sublicenses of Intellectual Property) in the ordinary course of business that do not (A) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (B) secure any Indebtedness and (ii) any interest or title of a lessor, licensor, sublicensor or sublessor under any lease or license entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii) Liens (A) of a collection bank arising under Section 4‑210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or (C) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(viii) Liens (A) on cash advances, cash earnest money deposits or other escrow deposits in connection with any Investment permitted pursuant to Section 6.04, or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) [reserved];

(x) [reserved];

(xi) Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after‑acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after‑acquired property, and proceeds or products thereof and, in the case of multiple equipment financings provided by any lender, other equipment financed by such lender);

(xii) Liens on cash, Permitted Investments or other marketable securities securing letters of credit or bank guarantees of any Loan Party that are permitted under Section 6.01 in an amount of cash, cash equivalents or other marketable securities with a fair market value of up to 105% of the face amount of such letters of credit being secured;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any of its Subsidiary in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of “Permitted Investments”;

(xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi) Liens that are contractual rights of setoff (A) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (B) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(xvii) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix) Liens on the Collateral securing Indebtedness and other obligations permitted under Section 6.01(a)(xxiii); provided that in all cases such Liens shall be subject to the applicable Intercreditor Agreement;

(xx) [reserved];

(xxi) Settlement Liens;

(xxii) [reserved];

(xxiii) [reserved];

(xxiv) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted hereunder;

(xxv) Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxvi) [reserved];

(xxvii) [reserved];

(xxviii) other Liens that do not secure Indebtedness for borrowed money; provided that, at the time of the granting thereof and after giving Pro Forma Effect thereto, the aggregate amount of obligations secured by all Liens incurred in reliance on this clause (xxviii) shall not exceed $1,000,000 (provided that, with respect to any such obligation, the amount of such obligation shall be the lesser of (x) the outstanding face amount of such obligation and (y) the fair market value of the assets securing such obligation);

(xxix) [reserved];

(xxx) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters for arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(xxxi) Liens of bailees arising as a matter of law or pursuant to the standard terms of agreement of such bailee in the ordinary course of business; provided that such Liens shall extend only to the assets subject to such bailment;

(xxxii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(xxxiii) utility and similar deposits in the ordinary course of business;

(xxxiv) [reserved];

(xxxv) Liens in favor of the Borrower and its Subsidiaries arising in connection with Intercompany Services Agreements;

(xxxvi) Liens on cash or Permitted Investments securing any Swap Agreement (or any obligations in respect of the clearing thereof) so long as the fair market value of the assets securing such Swap Agreement does not exceed the greater of (A) $1,500,000 and (B) 7.5% of Consolidated EBITDA for the Test Period then last ended at any time;

(xxxvii) without duplication of any other permitted Lien item under this Section 6.02, minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights‑of‑way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of a Loan Party or to the ownership of its properties which were not incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Loan Party;

(xxxviii) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(xxxix) zoning by‑laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements; and

(xl) any Lien resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange.

For purposes of determining compliance with this Section 6.02, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories of Liens described in clauses (i) through (xl) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that (x) all Liens created under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (i) and (y) no such reclassification will operate to waive any Event of Default that may have occurred with respect to any Lien that was not permitted to be incurred at the initial incurrence thereof.

Section 6.03 Fundamental Changes; Holdings Covenant.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve (which, for the avoidance of doubt, shall not restrict Holdings, the Borrower or any Restricted Subsidiary from changing its organizational form), except that:

(i) any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with (A) the Borrower or Holdings; provided that the Borrower or Holdings shall be the continuing or surviving Person, or (B) any one or more Restricted Subsidiaries (other than the Borrower); provided, further, that when any Subsidiary Loan Party is merging, amalgamating or consolidating with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or the Borrower or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04;

(ii) (A) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any Restricted Subsidiary that is not a Loan Party, (B) (x) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve and (y) any Restricted Subsidiary may change its legal or organizational form if, in the case of either preceding clause (x) or (y), the Borrower determines in good faith that such action is in the best interests of Holdings and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders and (C) any Loan Party (other than the Borrower) may liquidate or dissolve provided such Loan Party’s assets are first, or substantially concurrently with such dissolution, transferred to another Loan Party;

(iii) any Restricted Subsidiary (other than the Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings, the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non‑cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv) the Borrower may merge, amalgamate or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower or is a

Person into which the Borrower has been liquidated (or, in connection with a Disposition of all or substantially all of the Borrower’s assets, if the transferee of such assets) (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States (or any state thereof), (2) the Successor Borrower shall expressly assume all of the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower stating that such merger, amalgamation or consolidation complies with this Agreement; provided, further, that (y) if such Person is not a Loan Party, no Event of Default shall exist after giving effect to such merger, amalgamation or consolidation and (z) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided, further, that (a) the Borrower shall have provided any documentation and other information about the Successor Borrower to the extent reasonably requested in writing promptly, and in any case within three (3) Business Days following the delivery of the certificate in clause (4), by any Lender or Issuing Bank through the Administrative Agent, or by the Administrative Agent, that such Lender, Issuing Bank or Administrative Agent, as applicable, shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including Title III of the USA PATRIOT Act and (b) such Lender, Issuing Bank or Administrative Agent, as applicable, shall be reasonably satisfied that its review of such documentation and information requested and delivered pursuant to clause (a) complies with such applicable “know your customer” and anti‑money laundering rules and regulations (provided that, for the avoidance of doubt, the Borrower’s failure to deliver information requested after the third Business Day following delivery of the certificate in clause (4) above shall not constitute a Default or an Event of Default under this Agreement or the Loan Documents);

(v) any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12;

(vi) Holdings, the Borrower and the Restricted Subsidiaries may consummate the Transactions and any Permitted Reorganization; and

(vii) any Restricted Subsidiary (other than the Borrower) may effect a merger, amalgamation, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

(b) Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests or debt interests of the Borrower and any other Restricted Subsidiary, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters, (iv) the performance of its obligations under and in connection with (x) the Loan Documents, (y) any documentation governing any other Indebtedness or Guarantee permitted hereunder and (z) any Permitted Reorganization, (v) any public offering of its or any of its direct or indirect parent’s common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) making any dividend or distribution or other transaction similar to a Restricted Payment not otherwise prohibited by this Agreement or any Investment in the Borrower or any other Person permitted under Section 6.04, (vii) the incurrence of any Indebtedness permitted under Section 6.01, (viii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (ix) providing indemnification to officers and members of the Board of Directors, (x) activities incidental to the consummation of the Transactions and (xi) activities incidental to the businesses or activities described in clauses (i) to (ix) of this Section 6.03(b).

(c) Holdings, the Borrower and the Restricted Subsidiaries shall own directly, or indirectly, all of the Equity Interests of their Subsidiaries (other than as expressly permitted under Section 6.05).

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a) Permitted Investments at the time such Permitted Investment is made and purchases of assets in the ordinary course of business consistent with past practice;

(b) [reserved];

(c) Investments by any Loan Party in another Loan Party;

(d) Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(e) Investments existing or contemplated on the Effective Date and set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04 or as otherwise permitted by this Section 6.04;

(f) Investments in Swap Agreements incurred in the ordinary course of business for the sole purpose of hedging currency risks and interest rate risks and not for speculative purposes;

(g) [reserved];

(h) Investments constituting Permitted Acquisitions; provided that any Person acquired pursuant to such Permitted Acquisition is joined as a Loan Party within thirty (30) days of the consummation of the Permitted Acquisition;

(i) the Transactions;

(j) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) [reserved];

(m) additional Investments (other than Investments in or to (i) RemainCo, (ii) Non-Wholly Owned Subsidiaries, or (iii) joint ventures); provided that at the time any such Investment is made, the aggregate outstanding amount of such Investment made in reliance on this clause (m), together with the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (m), shall not exceed $1,000,000;

(n) advances of payroll payments to employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o) [reserved];

(p) Investments of a Subsidiary acquired after the Effective Date or of a Person merged, amalgamated or consolidated with any Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Effective Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 6.04(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(q) receivables owing to Holdings, the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(s) any Permitted Reorganization and any Investments in connection therewith;

(t) [reserved];

(u) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(u)) under Sections 6.01, 6.02, 6.03, 6.05 (other than Section 6.05(e)(ii)) and 6.07, respectively;

(v) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or the Borrower;

(w) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x) any Investment in any Restricted Subsidiary in connection with intercompany cash management arrangements or related activities, in each case, arising in the ordinary course of business;

(y) [reserved];

(z) [reserved];

(aa) Investments in the ordinary course of business in connection with Settlements;

(bb) [reserved];

(cc) Investments to RemainCo in an amount not to exceed $10,000,000 (or $15,000,000 if, immediately prior and on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 1.50 to 1.00) in any twelve (12) consecutive-month period (when taken together with any Restricted Payments made pursuant to Section 6.07(a)(xix)), so long as (1) no Default or Event of Default shall have occurred and be continuing at the time of the declaration of such Investment or would result therefrom and (2) immediately prior and on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 3.00 to 1.00 for the most recently ended Test Period as of such time;

(dd) asset purchases (including purchases of inventory, supplies and materials) and the granting of non‑exclusive licenses of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(ee) [reserved];

(ff) Investments in connection with Intercompany Services Agreements;

(gg) Investments consisting of cash earnest money deposits permitted pursuant to Section 6.04, or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition);

(hh) to the extent that the exchange of cash by the Borrower or any other Restricted Subsidiary for the provision of services in the ordinary course of business by a Restricted Subsidiary constitutes an Investment, the payment for such provision of services or provision of such services; and

(ii) Investments to RemainCo consisting of, or made pursuant to, the RemainCo Intercompany Loan.

For purposes of determining compliance with this Section 6.04, in the event that an Investment (or any portion thereof) meets the criteria of more than one of the categories of Investments described in clauses (a) through (hh) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) and will only be required to include the amount and type of such Investment in one or more of the above clauses; provided that Investments made in reliance on clauses (cc) and (ii) may be reclassified between such clauses (or may be deemed to have been a Restricted Payment made in reliance on Section 6.07(a)(xix)) if the RemainCo Intercompany Loan is fully funded immediately prior to such Investment and on a Pro Forma Basis after giving effect to such Investment, provided, further, that no such reclassification will operate to waive any Event of Default that may have occurred with respect to any Investment that was not permitted to be made at the initial making thereof.

Section 6.05 Asset Sales.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings, the Borrower or any Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(a) Dispositions of obsolete, damaged, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable or commercially desirable to maintain, in the conduct of the business of Holdings and any Restricted Subsidiary (including by ceasing to enforce or allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any Intellectual Property that is, in the reasonable judgment of Holdings, the Borrower or the Restricted Subsidiaries, no longer used or useful, or economically practicable or commercially desirable to maintain, or in respect of which Holdings, the Borrower or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable); provided that, for the avoidance of doubt, this clause (a) may not be used to Dispose of any Material Property or any material portion of any business line, unit or division or product line (including research and development and related assets in respect of any product);

(b) Dispositions (including discounts) of inventory and other assets (including Settlement Assets and notes receivable) in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(c) Dispositions of property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (or a functional equivalent of such property) or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property (or a functional equivalent of such property);

(d) Dispositions of property to Holdings, the Borrower or any Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party;

(e) To the extent constituting Dispositions, transactions permitted by (i) Section 6.03, (ii) Section 6.04 (other than Section 6.04(u)), (iii) Section 6.07 and (iv) Section 6.02;

(f) Dispositions of property acquired by Holdings, the Borrower or any of the Restricted Subsidiaries after the Original Closing Date pursuant to sale‑leaseback transactions in an aggregate amount not to exceed $1,000,000;

(g) [reserved];

(h) Dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof;

(i) Leases, subleases, service agreements, product sales, transfers, non-exclusive licenses or non-exclusive sublicenses (including transfers and non-exclusive licenses or non-exclusive sublicenses of Intellectual Property), in each case that do not materially interfere with the business of Holdings, the Borrower and the Restricted Subsidiaries;

(j) transfers of property subject to Casualty Events;

(k) Dispositions of property to Persons other than Restricted Subsidiaries in the ordinary course of business for fair market value (as determined by a Responsible Officer of the Borrower in good faith) not otherwise permitted under this Section 6.05 (other than a Disposition of all or substantially all assets of Holdings and the Restricted Subsidiaries); provided that (i) with respect to any Disposition pursuant to this clause (k), Holdings, the Borrower or such Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash and (ii) at the time of the execution of a binding agreement in respect of and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing;

(l) [reserved];

(m) [reserved];

(n) Dispositions of any assets (A) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of Holdings, the Borrower and the Restricted Subsidiaries; provided that the fair market value of such assets shall not exceed the consideration paid in such Permitted Acquisition or Investment or (B) made to obtain the approval of any applicable antitrust authority in connection with the Transactions;

(o) the conversion of accounts receivable to notes receivable;

(p) transfers of condemned real property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of real property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(q) Dispositions constituting any part of a Permitted Reorganization;

(r) [reserved];

(s) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of Holdings and its Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower; provided that all assets constituting Collateral that are exchanged pursuant to this clause (s) shall be replaced with assets consisting of Collateral having the same fair market value (as determined in good faith by the Borrower);

(t) [reserved];

(u) samples, including time‑limited evaluation software, provided to customers or prospective customers;

(v) de minimis amounts of equipment or other assets provided to employees;

(w) the unwinding of any Cash Management Obligations or Swap Agreement pursuant to its terms;

(x) sales, transfers, leases or other dispositions to or by Holdings or a Restricted Subsidiary pursuant to Intercompany Services Agreements; and

(y) the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Restricted Subsidiary or any Intercompany Services Agreement (as in effect on the Effective Date) and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests, (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees, the Borrower or any Restricted Subsidiary or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims.

Section 6.06 Material Property.

(a) No member of the Vegas Group shall sell, transfer or otherwise dispose of (i) any Material Property or (ii) any Equity Interests in a Subsidiary that owns or leases Material Property that has the effect of a sale, transfer, or other disposition of Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is either (x) a Subsidiary that is not a Loan Party or (y) an Affiliate (other than a Loan Party) of the Borrower, other than the grant of a non-exclusive license of Intellectual Property to any Subsidiary in the ordinary course of business for a bona fide business purpose; and

(b) No member of the Vegas Group shall own or hold any Material Property or hold an exclusive license to any Material Property other than a Loan Party; provided that this Section 6.06(b) shall not apply to any Restricted Subsidiary that is acquired after the Effective Date so long as such Restricted Subsidiary becomes a Loan Party within five (5) Business Days after the date of the acquisition of such Restricted Subsidiary.

Notwithstanding anything herein to the contrary, this Section 6.06 shall not prohibit the transfer or other disposition of cash pursuant to a transaction (including an Investment or Restricted Payment) that is otherwise permitted under this Agreement.

Section 6.07 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, except:

(i) each Restricted Subsidiary may make Restricted Payments to the Borrower or any Restricted Subsidiary, provided that, in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary pro rata based on their relative ownership interests of the relevant class of Equity Interests;

(ii) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(iii) Restricted Payments made to consummate the Transactions and Restricted Payments constituting any part of a Permitted Reorganization;

(iv) repurchases of Equity Interests in any Holdings Parent, Holdings, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants or other incentive interests;

(v) Restricted Payments to Holdings or any Holdings Parent, which Holdings or such Holdings Parent may use, in the ordinary course of business, to redeem,

acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or Indebtedness or to service Indebtedness incurred by Holdings or a Holdings Parent to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest or Indebtedness, held directly or indirectly by current or former officers, managers, consultants, members of the Board of Directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of a Holdings Parent, Holdings, the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Effective Date together with the aggregate amount of loans and advances to any Holdings Parent made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (v) not to exceed $4,000,000 in any fiscal year;

(vi) [reserved];

(vii) the Borrower or a Restricted Subsidiary may make Restricted Payments in cash or Permitted Investments to any Holdings Parent, Holdings, the Borrower or another Restricted Subsidiary, as applicable:

(A) as direct or indirect distributions by the Borrower or any Restricted Subsidiary to Holdings or the direct or indirect holders of the equity interests of Holdings, the Borrower or such Restricted Subsidiary for the purposes of (1) permitting such holders to pay such holders’ respective United States federal, state or local Tax obligations with respect to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of Holdings, the Borrower and/or its Subsidiaries that is attributed to such direct or indirect holder as a result of its ownership of such equity interests with respect to such taxable period at the maximum marginal federal, state, and local income tax rate in any jurisdiction in the United States for a taxable corporation or individual (whichever is applicable) (taking into account the deductibility of state and/or local income taxes for U.S. federal income tax purposes (and any limitations thereon), any adjustments arising by reason of an election made pursuant to Section 754 of the Code, any cumulative net taxable loss of Holdings, the Borrower and/or its Subsidiaries for prior taxable periods to the extent such loss is of a character that would allow such loss to be available to such equity holder to reduce any taxes of such equity holder in the current taxable period, the character (e.g., long‑term or short‑term capital gain or ordinary or exempt) of the applicable income, and the need to make such distributions on a pro rata basis) (collectively, “Tax Distributions”) and (2) making “catch‑up” payments on any applicable high yield discount obligations;

(B) the proceeds of which shall be used by Holdings or a Holdings Parent to pay (or to make Restricted Payments to allow any direct or indirect parent of such Holdings Parent to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business solely to the extent such expenses are directly attributable to the ownership or operations of Holdings, the Borrower and the Restricted Subsidiaries, (2) any reasonable and customary indemnification claims made by members of the Board of Directors or officers, employees, directors, managers, consultants or independent contractors of any Holdings Parent solely to the extent such indemnification claims are directly attributable to the ownership or operations of Holdings, the Borrower and the Restricted Subsidiaries, (3) fees and expenses otherwise permitted to be paid to such Holdings Parent by Holdings, the Borrower and any Restricted Subsidiaries under this Agreement, (4) [reserved] and (5) to satisfy indemnity obligations under agreements in respect of Permitted Acquisitions and (6) amounts that would otherwise be permitted to be paid pursuant to Section 6.08(iii), as it relates to this Transaction, or (viii);

(C) the proceeds of which shall be used by a Holdings Parent, Holdings, the Borrower or a Subsidiary to pay franchise and similar Taxes, and other fees and expenses, required to maintain its corporate or other legal existence;

(D) to finance any Investment made by a Holdings Parent that, if made by Holdings or the Borrower, would be permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such Holdings Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or amalgamate or consolidate with the Borrower or any of the Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted in Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12;

(E) the proceeds of which shall be used to pay refinancing, transaction and exit fees and expenses solely to the extent such fees and expenses are directly attributable to the business of Holdings and the Restricted Subsidiaries; and

(F) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any Holdings Parent solely to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries in an amount not to exceed $1,000,000;

(viii) [reserved];

(ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests constitute Qualified Equity Interests and contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x) [reserved];

(xi) payments to any Holdings or Holdings Parent to permit it to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii) payments made or expected to be made by any Holdings Parent, Holdings, the Borrower or any Restricted Subsidiary in respect of withholding or similar Taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar Taxes;

(xiii) [reserved];

(xiv) [reserved];

(xv) [reserved];

(xvi) [reserved];

(xvii) to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may consummate (1) transactions permitted pursuant to Section 6.03 and (2) make Investments permitted under Section 6.04 (other than Section 6.04(u));

(xviii) [reserved]; and

(xix) Restricted Payments in an amount not to exceed $10,000,000 (or $15,000,000 if, immediately prior and on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 1.50 to 1.00) in any twelve (12) consecutive-month period (when taken together with any Investments made to RemainCo pursuant to Section 6.04(cc)), so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of declaration of such Restricted Payment or would result therefrom and (ii) immediately prior to and on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 3.00 to 1.00 for the most recently ended Test Period as of such time; provided that no Restricted Payment may be made in reliance upon this clause (xix) unless the RemainCo Intercompany Loan is fully drawn.

(b) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, make any voluntary prepayment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Junior Financing, except:

(i) to the extent such payments are not prohibited by the final proviso to Section 6.01(a), payment of regularly scheduled interest and principal payments, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal premium and interest, and payment of fees, expenses and indemnification obligations, with respect to such Junior Financing, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii) refinancings, supplements, substitutions, extensions, restructurings, exchanges or renewals of Junior Financing with the proceeds of any other Junior Financing to the extent permitted by Section 6.01 and fees and expenses in connection therewith;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any Holdings Parent, and any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(iv) [reserved];

(v) [reserved];

(vi) [reserved]; and

(vii) prepayment of Junior Financing owed to Holdings, the Borrower or any Restricted Subsidiary or the prepayment of Permitted Refinancing of such Indebtedness with the proceeds of any other Junior Financing permitted to be incurred hereunder.

(c) [reserved].

Section 6.08 Transactions with Affiliates.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions (x) between a Loan Party and RemainCo pursuant to the RemainCo Intercompany Loan or Intercompany Services Agreements (but in the case of Intercompany Services Agreements described in clause (z) of the definition thereof, as in effect on the Effective Date) or (y) between or among Loan Parties, (ii) on terms, taken as a whole, substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s‑length transaction with a Person other than an Affiliate, (iii) the Transactions and the payment of fees and expenses as part of or in connection with the Transactions, including without limitation the Transaction Costs and transactions constituting any

Permitted Reorganization, (iv) the payment of (a) transaction fees and expenses to the extent otherwise permitted hereunder and (b) indemnities to the direct or indirect equity holders of Holdings to the extent such indemnities relate to the ownership and operation of Holdings and its Restricted Subsidiaries, (v) issuances of Equity Interests of Holdings to the extent otherwise permitted by this Agreement, (vi) compensation (including bonuses and securities issuances or other payments, awards, grants in cash or otherwise) and employee benefit arrangements and severance arrangements between Holdings and its Restricted Subsidiaries and their respective officers, directors, managers, consultants and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Section 6.04) or any acquisition or other Investment permitted hereunder), (vii) payments by the Borrower and its Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, to the extent such payments are permitted by Section 6.07, (viii) the payment of reasonable out‑of‑pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of Holdings, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) Restricted Payments permitted under Section 6.07 and loans and advances in lieu thereof pursuant to Section 6.04(l), (xi) [reserved], (xii) transactions with customers, clients, suppliers, contractors or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to Holdings, the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (xiii) [reserved], (xiv) [reserved], (xv) [reserved], (xvi) [reserved], and (xvii) [reserved].

Section 6.09 Restrictive Agreements.

Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document, (3) any documentation governing Incremental Equivalent Debt, (4) [reserved], (5) [reserved], (6) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(v) (but only to the extent applicable to the assets financed by such Indebtedness (and replacements, additions, accessions and improvements to or proceeds of such assets and other assets financed by the same lender)), (vi), (xi), (xii), (xviii), (xxvi) or (xxxiv), and (7) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (2) through (6) above;

(b) [reserved];

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, non-exclusive licenses, non-exclusive sublicenses and other contracts (including non-exclusive licenses and non-exclusive sublicenses of Intellectual Property) otherwise permitted hereby restricting the assignment, license, sublicense, transfer or security interest thereof or assets subject thereto;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to Holdings, the Borrower or any Restricted Subsidiary (other than such Person that has become a Restricted Subsidiary;

(g) [reserved];

(h) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i) restrictions and conditions existing on the Effective Date set forth on Schedule 6.09 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j) [reserved];

(k) [reserved];

(l) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, the Borrower or any Restricted Subsidiary;

(m) customary net worth provisions contained in real property leases or other contracts entered into by Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Holdings, the Borrower and its Restricted Subsidiaries to meet their ongoing obligations;

(n) [reserved];

(o) restrictions on transfers of assets subject to Liens permitted by Section 6.02 (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien);

(p) [reserved];

(q) any restrictions regarding non-exclusive licensing or non-exclusive sublicensing by Holdings and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business that do not interfere in any material respect with the business of Holdings and its Restricted Subsidiaries;

(r) any restrictions that arise in connection with cash or other deposits permitted under Sections 6.02 and 6.04;

(s) [reserved]; and

(t) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 6.01 if the restrictions contained in any such agreement taken as a whole (a) are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrower) and (b) the Borrower determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments required hereunder.

Section 6.10 Amendment of Junior Financing; RemainCo Intercompany Loan; Modifications of Organizational Documents.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify the documentation governing any Junior Financing if such amendment is not expressly permitted by any applicable Intercreditor Agreement or subordination agreement if the effect of such amendment or modification is materially adverse to the Secured Parties.

(b) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify the documentation governing the RemainCo Intercompany Loan in any material respect without the consent of the Required Revolving Lenders.

(c) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, terminate, amend or modify any of its Organizational Documents (including, but not limited to, changing jurisdiction of organization) in a manner that is materially adverse to the interests of the Secured Parties.

Section 6.11 Financial Performance Covenant.

As of the last day of each fiscal quarter of Holdings (commencing with the fiscal quarter ending on September 30, 2026), solely to the extent that the aggregate amount of Revolving Exposure outstanding as of the close of business on the last day of such fiscal quarter (excluding Letters of Credit in an aggregate amount of up to $20,000,000) exceeds 35% of the aggregate amount of all Revolving Commitments in effect as of such date, the Borrower shall not permit the First Lien Net Leverage Ratio as of the end of such fiscal quarter ending (i) on or after September 30, 2026 through (but excluding) September 30, 2027 to exceed 4.00 to 1.00 and (ii) on or after September 30, 2027 to exceed 3.50 to 1.00. For the avoidance of doubt, compliance with this

Section 6.11 shall be determined on the date that the Compliance Certificate for the applicable fiscal quarter is required to be delivered pursuant to Section 5.01(d), and not prior to such date.

SECTION 6.12 Liability Management Transaction.

Holdings and the Borrower shall not, and will not permit any Restricted Subsidiary to, enter into or effect any Liability Management Transaction.

Article VII
EVENTS OF DEFAULT

Section 7.01 Events of Default.

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest or premium on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any Loan Document, in each case when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries, Wavedash or Vivid Seats Asia Pacific in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a) or 5.04 (with respect to the existence of Holdings or the Borrower only) or in Article VI (other than the Financial Performance Covenant); provided that any Event of Default under Section 5.02(a) shall be deemed cured upon the Borrower providing the applicable written notice; or (ii) Holdings or any of the Restricted Subsidiaries shall fail to observe or perform the Financial Performance Covenant (a “Financial Performance Covenant Event of Default”); provided that any Financial Performance Covenant Event of Default shall not constitute an Event of Default with respect to any Term Loan or any Credit Agreement Refinancing Indebtedness (unless consisting of Other Revolving Loans) unless and until the Required Revolving Lenders shall have terminated the Revolving Commitments and declared all amounts outstanding thereunder to be due and payable and such declaration has not been rescinded; provided, further, that any Financial Performance Covenant Event of Default is subject to cure as provided in Section 7.02 and such Financial Performance Covenant Event of Default shall not occur until the expiration of the fifteenth (15th) Business Day subsequent to the date on which the financial statements with respect to the applicable fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or 5.01(b), as applicable;

(e) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 7.01(a), (b) or (d)), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period and all required notices have been given);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all required notices have been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this Section 7.01(g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that Section 7.01(f) will apply to any failure to make any payment required as a result of any such termination or similar event);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, examination, reorganization or other relief in respect of Holdings, the Borrower, any Material Subsidiary, Wavedash or Vivid Seats Asia Pacific or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator, interim receiver, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower, any Material Subsidiary, Wavedash or Vivid Seats Asia Pacific shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, examinership, reorganization or other relief under any Debtor Relief Law, now or hereafter in effect (but excluding any such proceeding or petition (other than under the Bankruptcy Code) the sole purpose of which is to effect a transaction permitted under Section 6.03(a) that is not otherwise prohibited by the Loan Documents), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator, interim receiver, interim examiner, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets (but excluding any such application or consent (other than under the Bankruptcy Code) the sole purpose of which is to effect a transaction permitted under Section 6.03(a) that is not otherwise prohibited by the Loan Documents), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $7,500,000 (to the extent not covered by insurance or another creditworthy (as reasonably determined by the Administrative Agent) indemnitor, and as to which such insurer or indemnitor has not denied coverage) shall be rendered against Holdings, the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) consecutive days;

(k) an ERISA Event occurs that has resulted or would be expected, individually or together with any other ERISA Event(s) in the aggregate to result in a Material Adverse Effect, or the imposition of a Lien under Section 303(k) of ERISA on any Collateral that has resulted or would be expected, individually or together with any such other Liens in the aggregate to result in a Material Adverse Effect;

(l) there shall cease to be, or shall be asserted by any Loan Party not to be (other than in an informational notice), a valid and perfected (if and to the extent required to be perfected under the Loan Documents) Lien on any material portion of the Collateral, with the priority required by the applicable Security Documents, except (i) as a result of the release of a Loan Party or the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code amendment or continuation financing statements or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts or omissions of the Collateral Agent, the Administrative Agent or any Lender;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any material portion of the Guarantees of the Loan Document Obligations pursuant to the Guarantee Agreement, taken as a whole, shall cease to be in full force and effect (in each case, other than the occurrence of the Termination Date or otherwise in accordance with the terms of the Loan Documents including as a result of transactions permitted hereunder);

(o) a Change in Control shall occur; or

(p) any failure by Wavedash or Vivid Seats Asia Pacific to observe or perform any covenant, condition or agreement contained in the Wavedash Guarantee or the Wavedash Share Pledge, as applicable, and (except with respect to Sections 2.05 and 5.02 of the Wavedash Guarantee or Section 4.2 of the Wavedash Share Pledge) such failure shall continue unremedied for a period of thirty (30) days;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in Section 7.01(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders (provided that the following actions may not be taken (A) in the case of an Event of Default under Section 7.01(d)(ii), until the ability to exercise the Cure Right under Section 7.02 has expired (but may be taken as soon as the ability to exercise the Cure Right has expired and it has not been so exercised or to the extent that Holdings has confirmed in writing that it does not intend to provide the Cure Amount) and (B) in the case of an Event of Default under Section 7.01(d)(i), if the express conditions in the last proviso contained in Section 7.01(d)(i) have been satisfied) shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and (iii) demand the Borrower deposit cash collateral with the Administrative Agent as contemplated by Section 2.05(j) in the aggregate LC Exposure of all outstanding Letters of Credit and thereupon the principal of the Loans and the LC Exposure of all Letters of Credit so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in Section 7.01(h) or (i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings and its Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any applicable fiscal quarter of Holdings, at any time after the beginning of such fiscal quarter until the expiration of the fifteenth (15th) Business Day subsequent to the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable (the “Cure Termination Date”), Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (collectively, the “Cure Right”), and upon the receipt by Holdings of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustment (without giving effect to (x) any repayment of any Indebtedness with any portion of the Cure Amount or (y) any portion of the Cure Amount on the balance sheet of Holdings and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), Holdings and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenant, Holdings and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default or event of default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement and the other Loan Documents;

provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five (5) Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount and (iv) neither the Administrative Agent nor any Lender or Secured Party shall exercise any remedy (including acceleration) under the Loan Documents or applicable law on the basis of an Event of Default caused by the failure to comply with Section 6.11 until either (x) after Holding’s ability to cure has lapsed and Holdings has not exercised the Cure Right or (y) Holdings has confirmed in writing that it does not intend to provide the Cure Amount, and, if the Borrower shall have delivered to the Administrative Agent a notice of its intent to cure a breach or default under Section 7.01(d)(ii) prior to the Cure Termination Date, no Event of Default under Section 7.01(d)(ii) shall then be deemed to be in existence, provided, however, that if the Cure Amount is not received by Holdings on or prior to the Cure Termination Date, such Event of Default shall be deemed to arise. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall not be included in the calculation of Consolidated EBITDA or any incurrence ratio test for purposes of determining any available basket under Article VI of this Agreement or for any other purpose under this Agreement. For the avoidance of doubt, no Cure Amounts shall be applied to reduce the Indebtedness of Holdings and its Restricted Subsidiaries on a Pro Forma Basis for purposes of determining compliance with the Financial Performance Covenant for the fiscal quarter in which such Cure Right was made and there shall not have been a breach of any covenant under Article VI of this Agreement by reason of having no longer included such Cure Amount in any basket during the relevant period.

(c) Notwithstanding the foregoing, if an Event of Default would have occurred and be continuing had Holdings not had the option to exercise the Cure Right and not exercised such Cure Right pursuant to the foregoing provisions, the Borrower shall not be permitted, until such Event of Default is cured in accordance with the terms of Section 7.02(a) or waived in accordance with Section 9.02, to make any Borrowings or request any other extensions of credit under the Revolving Commitments (including any issuance of any Letter of Credit but excluding the continuation of any outstanding Revolving Loans and amendments of any outstanding Letters of Credit (not constituting an increase or extension)).

Section 7.03 Application of Proceeds. Subject to the terms of any applicable Intercreditor Agreement, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all fees, indemnities and other amounts payable to the Administrative Agent or Collateral Agent in connection with the Loan Documents or any of the Secured Obligations and all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Secured Obligations that constitute First Lien Indebtedness (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of such Secured Obligations owed to them on the date of any such distribution); provided that such payment shall be applied (u) first, to the portion of such Secured Obligations constituting accrued and unpaid fees, indemnities and other amounts (other than principal and interest) payable to (i) the Revolving Lenders and Issuing Banks in respect of the Initial Revolving Loans and (ii) the Lenders in respect of Additional First Out Debt in respect of such Additional First Out Debt incurred pursuant to the terms of this Agreement, (v) second, to the portion of such Secured Obligations constituting such accrued and unpaid interest in respect of (i) the Initial Revolving Loans and (ii) Additional First Out Debt, (w) third, to all other Secured Obligations payable to (i) the Revolving Lenders and Issuing Banks (including, with respect to any undrawn Letter of Credit, an amount equal to the amount of cash collateral required to be deposited in respect thereof by the terms herein) and (ii) the Lenders in respect of Additional First Out Debt in respect of such Additional First Out Debt incurred pursuant to the terms of this Agreement, (x) fourth, to the portion of such Secured Obligations constituting accrued and unpaid fees, indemnities and other amounts (other than principal and interest) payable to the Lenders in respect of the Additional Second Out Debt, (y) fifth, to the portion of such Secured Obligations constituting such accrued and unpaid interest in respect of the Additional Second Out Debt and (z) sixth, to all other Secured Obligations payable in respect of the Additional Second Out Debt;

THIRD, to any agent of any other junior secured debt, in accordance with the applicable Intercreditor Agreement; and

FOURTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. The Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations. Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Subsidiary Loan Party shall not be paid with amounts received from such Subsidiary Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above. In addition, each Secured Party acknowledges and agrees that because of, among other things, their differing rights (including as set forth in this Section 7.03 with regard to the application of proceeds of Collateral or otherwise received on account of the Secured Obligations), each of the Additional First Out Debt, Additional Second Out Debt and Additional Junior Lien Debt are fundamentally different from each other and must be separately classified in any plan of reorganization proposed, confirmed or adopted in an insolvency or liquidation proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the holders of the any loan class, on the one hand, and the holders of one or more other loan classes, on the other hand, constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions with respect to the Collateral (or amount otherwise received on account of the Secured Obligations) shall be applied in accordance with this Section 7.03 as if there were separate classes of claims with respect to each loan class. In furtherance of the foregoing, each holder of Additional First Out Debt, Additional Second Out Debt and Additional Junior Lien Debt agrees that it will not propose, support, vote in favor of, or otherwise agree to any Non-Conforming Plan of Reorganization. Without limiting the generality of the foregoing, this Section 7.03 is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law, and will continue in full force and effect and be binding upon each of the parties hereto, in any insolvency or liquidation proceeding. Amounts applied pursuant to this Section 7.03 are to be applied, for the avoidance of doubt, in the order required by such clause until the Payment In Full of the applicable Secured Obligations referred to in the applicable clause.

Article VIII
ADMINISTRATIVE AGENT

Section 8.01 Appointment and Authority.

(a) Each of the Lenders, the Swing Line Lender and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent, and the Collateral Agent to act on its behalf as the Collateral Agent, in each case hereunder and under the other Loan Documents and authorizes the Administrative Agent and/or the Collateral Agent, as applicable, to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and/or Collateral Agent, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII (other than Section 8.06) are solely for the benefit of the Administrative Agent and the Collateral Agent, the Lenders, the Swing Line Lender and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

(b) The Administrative Agent shall also act as the “Collateral Agent” or, as the case may be, “Security Trustee” under the Loan Documents, and each of the Lenders and each of the Issuing Banks hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent or, as the case may be, the security trustee, of such Lender and such Issuing Bank, and acknowledges that, to the extent required in any relevant jurisdiction, the Administrative Agent may enter into such security trust or equivalent deeds as the Administrative Agent may consider necessary, in each case for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co‑agents, sub‑agents and attorneys‑in‑fact appointed by the Administrative Agent and Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co‑agents, sub‑agents and attorneys‑in‑fact were the “collateral agent” or the “security agent” or the “security trustee” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate of the Borrower as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non‑appealable judgment; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or any Issuing Bank;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor the Disqualified Lenders List or identities of, or enforce,

compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any anti‑terrorism law, including any programs involving any of the following items relating to or in connection with the Loan Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under any anti‑terrorism law.

Section 8.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may rely on the Register and deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.

Section 8.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents (which may include such of the Administrative Agent’s affiliates or branches as it deems appropriate) appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agents, except to the extent that a court of competent jurisdiction determines in a final and non‑appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub agents.

Section 8.06 Resignation of Administrative Agent.

The Administrative Agent may resign upon fifteen (15) Business Days’ notice to the Lenders (unless such notice is waived by the Required Lenders), the Issuing Banks (unless such notice is waived by the Issuing Banks) and the Borrower (unless an Event of Default exists under 7.01(h) or 7.01(i) or unless such notice is waived by the Borrower). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) unless a Specified Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank or trust company with an office in the United States, or an Affiliate of any such bank or trust company with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within fifteen (15) Business Days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to), with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) unless a Specified Event of Default has occurred and is continuing on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”); provided that if the Administrative Agent shall notify the Borrower and the Lenders that it does not intend to appoint a successor or that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section 8.06.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and Holdings may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within fifteen (15) Business Days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and the removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section 8.06.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section 8.06. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by Barclays Bank PLC as Administrative Agent pursuant to this Section 8.06 shall also constitute its resignation as the Swing Line Lender, in which case such resigning Swing Line Lender (x) shall not be required to extend any further Swing Line Loans hereunder and (y) shall maintain all of its rights as a Swing Line Lender with respect to any Swing Line Loans extended by it prior to the date of such resignation so long as such Swing Line Loans remain outstanding and not otherwise cash collateralized in accordance with the terms herein. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and (ii) the retiring Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

Section 8.07 Non‑Reliance on Administrative Agent and Other Lenders.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each

Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and Collateral Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent or Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

Section 8.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, neither any Joint Lead Arrangers, nor any person named on the cover page hereof as a Joint Lead Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 8.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks, the Swing Line Lender and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

Section 8.10 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or the Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.11 Status of Administrative Agent.

On or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement, the Administrative Agent shall deliver to the Borrower (i) if the Administrative Agent is a United States person (as defined in Section 7701(a)(30) of the Code), an executed copy of Internal Revenue Service Form W‑9, or (ii) if the Administrative Agent is not a United States person (as defined in Section 7701(a)(30) of the Code), (A) an executed applicable Internal Revenue Service Form W‑8ECI with respect to amounts received on its own account and (B) an executed Internal Revenue Service Form W‑8IMY evidencing its agreement with the Borrower to be treated as a United States person (as defined in Section 7701(a)(30) of the Code) as set forth in U.S. Treasury Regulation Section 1.1441‑1T(b)(2)(iv), for the purpose of permitting the Borrower to make payments to such Administrative Agent without deduction or withholding of any Taxes imposed by the United States. The Administrative Agent shall deliver such documentation on or before any date on which such documentation expires or becomes obsolete or invalid, after the occurrence of any change in the Administrative Agent’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower, and shall promptly notify the Borrower in writing if it is no longer legally eligible to provide any documentation previously provided.

Section 8.12 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.12 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower; provided that this Section 8.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrower relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that, for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Secured Obligations.

(e) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f) Each Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent that such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Lender from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment (“Loan Party Funds”), unless the Borrower elects in its sole discretion (which election evidenced by a written notice delivered to the Administrative Agent) that such Loan Party Funds are deemed not to have been applied to discharge all or any portion of the Erroneous Payment and (z) if an Erroneous Payment has been made with Loan Party Funds, then no Default or Event of Default shall have occurred or be continuing as a result of any delay in any payment that is required under the Loan Documents arising due to the Erroneous Payment.

Each party’s obligations, agreements and waivers under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

Article IX
MISCELLANEOUS

Section 9.01 Notices.

(a) All notices and other communications provided for herein shall be in writing and shall be delivered by overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission (including e‑mail), as follows:

(i) if to Holdings, the Borrower, the Administrative Agent, the Swing Line Lender or Barclays Bank PLC as an Issuing Bank, to the address, fax number, e‑mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender or Issuing Bank, to it at its address (or fax number, telephone number or e‑mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non‑Public Information relating to the Borrower).

Notices and other communications sent by overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 9.01(b) shall be effective as provided in Section 9.01(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received when sent to the proper e‑mail address as specified on Schedule 9.01 (as updated from time to time in accordance with Section 9.01(d)), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received when an e‑mail is sent to the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non‑appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, the Swing Line Lender and any Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Swing Line Lender, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks, the Swing Line Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such

Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Incremental Facility Amendment and Section 2.21 with respect to any Refinancing Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders (provided that if such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall only be required to acknowledge such waiver, amendment or modification) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that, to the extent not otherwise specified, the consent of the Required Lenders shall not be required with respect to the amendments set forth below:

(i) No such agreement shall increase the Commitment of any Lender without the written consent of (x) the Required Lenders and (y) such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) The written consent of each Lender directly and adversely affected thereby shall be required for any waiver, amendment or modification that:

(A) reduces the principal amount of any Loan or LC Disbursement or reduces the reimbursement obligations of the Borrower for the LC Exposure at such time (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal) or reduces the rate of interest thereon, or reduces any fees or premiums payable hereunder or changes the manner of payment of any amounts payable hereunder or the form of consideration to other than cash (it being understood that any change to the definition of (or to any component definition within) “Total Net Leverage Ratio” or “First Lien Net Leverage Ratio” shall not constitute a reduction of interest or fees); provided that only the consent of the Required Lenders shall be necessary to waive or otherwise modify any obligation of the Borrower to pay default interest pursuant to Section 2.13(c);

(B) postpones the maturity of any Loan (including any applicable grace period) (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any applicable Refinancing Amendment, or the reimbursement date with respect to any LC Disbursement, or any date (including any applicable grace period) for the payment of any interest, premium or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment;

(C) changes Section 2.08, 2.18(b), 2.18(c) or 7.03 or any other provisions or defined terms hereof in a manner that would have the effect of altering the pro rata sharing of payments or other amounts required hereby (provided that any such changes required in connection with any Refinancing Amendment, Incremental Facility Amendment or other transaction expressly permitted hereunder shall only require the approval (to the extent such approval is required is expressly required by the other terms of this Agreement) of the Required Lenders so long as the Administrative Agent is notified of such amendment);

(D) amends the definition of “Incremental Cap” or any definition referenced in the definition of “Incremental Cap”;

(E) waives, amends or modifies any provision of this Agreement or any other Loan Document in a manner that would have the effect of authorizing the incurrence of additional Indebtedness that would be issued under this Agreement or the reduction of Commitments in contemplation of or for the primary purpose of influencing any voting threshold;

(F) waives, amends or modifies Section 7.01(a) or (b); or

(G) waives, amends or modifies this Agreement or any of the Loan Documents to permit or provide for any extension offers, maturity extensions or extension amendments with respect to the Revolving Maturity Date.

(iii) The written consent of each Lender shall be required for any waiver, amendment or modification that:

(A) changes any of the provisions of this Section 9.02(b);

(B) changes the definition of “Required Lenders”, “Required Revolving Lenders” or “Supermajority Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(C) releases all or a material portion of the value of the Guarantees under the Guarantee Agreement, or waives, amends, or modifies any provision of this Agreement or any Loan Document that would have the effect of releasing or permitting the release of all or a material portion of the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents);

(D) releases all or a material portion of the Collateral from the Liens of the Security Documents, or waives, amends, or modifies any provision of this Agreement or any Loan Document (or enter into any other agreement) that would have the effect of releasing or permitting the release of all or a material portion of the Collateral from the Liens granted pursuant to the Loan Documents (except as expressly provided in the Loan Documents);

(E) waives, amends or modifies the definition of “Material Property” or any component definition thereof or of Section 6.06, or waives, amends or modifies any other provision of this Agreement or any other Loan Document in a manner that would have the effect of waiving, amending or modifying any of the definition of “Material Property” or any component definition thereof or Section 6.06;

(F) waives, amends or modifies this Agreement (including Section 5.13) or any of the Loan Documents to permit the creation or the existence of any Subsidiary that would be “unrestricted” or otherwise have the effect of allowing any Person that did constitute or would have constituted a Subsidiary as of the Effective Date to be excluded from the requirements applicable to Subsidiaries pursuant to this Agreement or the other Loan Documents or that would otherwise permit or have the effect of permitting the designation or transfer or other disposition of assets to any such “unrestricted” or excluded Person;

(G) waives, amends or modifies this Agreement or any other Loan Document, to (a) reintroduce or permit any open market purchases or Dutch auctions (whether for cash or other consideration) of any Term Loans by any member of the Vegas Group, (b) to permit any member of the Vegas Group to purchase, acquire or be assigned Loans or commitments on a non-pro rata basis or (c) to waive, amend or modify the definition of “Eligible Assignee”, the definition of “Affiliated Lender” or any assignment provision in order to permit assignments or transfers of any Loans to a member of the Vegas Group;

(H) waives, amends or modifies the definition of (or any component definition within) “Liability Management Transaction”, the “Chewy Provision” or the “Intercompany Loan Provision”, or Section 6.03(c) or 6.12, or waive, amend, or modify any other provision of this Agreement or any other Loan Document in a manner that would have the effect of waiving, amending or modifying the definition of (or any component definition within) “Liability Management Transaction”, the “Chewy Provision”, or the “Intercompany Loan Provision”, or Section 6.03(c) or 6.12;

(I) waive, amend or modify the definition of (or any component definition within) “Subsidiary”, “Vegas Group”, “Excluded Subsidiary”, or “Excluded Assets”, or waive, amend or modify any other provision of this Agreement or any other Loan Document in a manner that would have the effect of waiving, amending or modifying the definition of (or any component definition within) “Subsidiary”, “Vegas Group”, “Excluded Subsidiary” or “Excluded Assets”;

(J) waive, amend or modify this Agreement to permit, whether directly or indirectly, Investments to be made in or to a Subsidiary that is not a Loan Party, additional assets to be disposed or otherwise transferred to a Subsidiary that is not a Loan Party, additional Indebtedness to be incurred by a Subsidiary that is not a Loan Party or additional Liens on assets of any Subsidiary that is not a Loan Party, in each case, in excess of such amounts permitted under this Agreement and the Loan Documents in each case as in effect on the Effective Date, or waive, amend or modify any other provision of this Agreement or any other Loan Document in a manner that would have the effect of waiving, amending or modifying any such limitation as in effect on the Effective Date;

(iv) No such agreement shall:

(A) [reserved];

(B) (i) subordinate or have the effect of subordinating any Loan Document Obligations in right of payment to any other Indebtedness of the Loan Parties or (ii) subordinate or have the effect of subordinating the Liens on any of the Collateral securing the Loan Document Obligations to Liens on any of the Collateral securing any other Indebtedness or other obligation (any such other Indebtedness or other obligations including any DIP Financing to which such Loan Document Obligations or such Liens securing any of the Loan Document Obligations, as applicable, are subordinated, “Senior Indebtedness”), without the consent of the Supermajority Revolving Lenders (it being understood that this clause (B) shall not override the permission for Liens expressly permitted by Section 6.02 as in effect on the Effective Date or Indebtedness expressly permitted by Section 6.01 as in effect on the Effective Date);

(C) (w) amend, waive or otherwise modify Section 6.11 or the defined terms used for Section 6.11, (x) waive any Financial Performance Covenant Event of Default, (y) amend, waive or otherwise modify any of the conditions set forth in Section 4.02 with respect to the making of any Revolving Loan or issuance of any Letters of Credit or (z) amend, waive or otherwise modify any of the provisions of Section 9.09, in each of the foregoing cases, without the written consent of the Required Revolving Lenders;

(D) amend, modify, override or circumvent any Intercreditor Agreement, any of the definitions of “Intercreditor Agreement”, “Pari Passu Intercreditor Agreement”, or “Junior Intercreditor Agreement”, any of the provisions of Section 8.09(c), 8.09(d) or 8.10, or permit the entry into any intercreditor agreement or arrangement that is not an Intercreditor Agreement other than as expressly provided hereunder, in each case without the written consent of the Required Revolving Lenders and the Administrative Agent; or

(E) waive, amend or modify any Loan Document in any manner that disproportionately and adversely affects the Revolving Lenders compared to the Lenders of any other Class, without the consent of the Required Revolving Lenders and the Administrative Agent;

(v) in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans or Revolving Commitments (and the Revolving Loans in respect hereof) is refinanced with a replacement Class of term loans or revolving commitments (and the revolving loans in respect hereof) bearing (or is modified in such a manner such that the resulting term loans or revolving commitments (and the revolving loans in respect hereof) bear a lower yield, only the consent of the Lenders holding Term Loans or Revolving Commitments (and the Revolving Loans in respect hereof) subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or Revolving Commitments (and the Revolving Loans in respect hereof) or modified Term Loans or Revolving Commitments and the Revolving Loans in respect hereof shall be required);

(vi) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swing Line Lender or any Issuing Bank without the prior written consent of the Administrative Agent, the Swing Line Lender or such Issuing Bank, as the case may be; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrower so long as the obligations of the Revolving Lenders are not affected thereby;

(vii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time;

(viii) Notwithstanding the foregoing:

(A) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any mistake, ambiguity, omission, defect, obvious error or incorrect cross‑reference, or to effect administrative changes of a technical or immaterial nature or to correct any inconsistency;

(B) no Lender or Issuing Bank consent is required to effect any amendment, modification or supplement to any Intercreditor Agreement or subordination agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Term Loan or Revolving Loan under any Incremental Revolving Commitment Increase, any Other Term Loan, Other Revolving Loan or Other Revolving Commitments, for the purpose of adding the holders of such Indebtedness (or their Senior Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, to give effect hereto or otherwise carry out the purposes thereof, in each case as contemplated by the terms of such Intercreditor Agreement permitted under this Agreement (including any changes thereto as contemplated by Section 9.14(b)) or subordination agreement or arrangement permitted under this Agreement, as applicable; and

(C) any guarantees, Security Documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents or (iv) to integrate any Incremental Facility or Credit Agreement Refinancing Indebtedness in a manner consistent with this Agreement and the other Loan Documents;

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in Section 9.02(b) being referred to as a “Non‑Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non‑Consenting Lender and the Administrative Agent, (i) require such Non‑Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) or (ii) prepay the Loans and, if applicable, terminate the Revolving Commitments of such Non‑Consenting Lenders; provided that (a) in the case of the preceding clause (i), the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned and each Issuing Bank), which consent shall not unreasonably be withheld, (b) such Non‑Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from (x) in the case of preceding clause (i), the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (y) in the case of preceding clause (ii), from the Borrower, and (c) in the case of preceding clause (i), unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) Notwithstanding anything herein to the contrary, for purposes of determining whether Required Lenders, Required Revolving Lenders, or Required Supermajority Revolving Lenders, as applicable, have provided any consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, Incremental Loans incurred on the date, or substantially concurrently with the date, of such consent will be disregarded for purposes of determining whether Required Lenders, Required Revolving Lenders, or Required Supermajority Revolving Lenders, as applicable, have provided or not provided such consent on the date of the incurrence of such Incremental Loans to the extent (x) such Incremental Loans were provided by an Affiliate of the Borrower, (y) such transaction was not for a bona fide business purpose or (z) such Indebtedness is incurred for the primary purpose of influencing voting thresholds under the Loan Documents; provided that, this clause may not be amended, modified or waived without the prior written consent of each Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs and the Transactions have been consummated, (i) all reasonable and documented out‑of‑pocket costs and expenses incurred by the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank and their respective Affiliates (without duplication), (but limited, (A) in the case of legal fees and expenses, to the reasonable, documented, fees, disbursements and other charges of one counsel to the Administrative Agent, the Issuing Banks and the Joint Lead Arrangers, taken as a whole, plus, if reasonably necessary, one regulatory counsel and one local counsel to the Administrative Agent, the Issuing Banks and the Joint Lead Arrangers, taken as a whole, in any relevant material jurisdiction, in each case excluding allocated costs of in‑house counsel (and in the case of an actual or potential conflict of interest, one additional counsel and local counsel to the affected Lenders, taken as a whole) and (B) in the case of other consultants and advisors, limited to the fees and expenses of such persons approved by the Borrower, such approval not to be unreasonably withheld or delayed), in each case for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented and invoiced out‑of‑pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented and invoiced out‑of‑pocket expenses (but not third-party costs or expenses such as legal fees or the fees of other advisors) incurred by the Administrative Agent, each Issuing Bank or any Lender and the fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, in any relevant material jurisdiction (and in the case of an actual or potential conflict of interest, one additional counsel to the affected Lenders, taken as a whole) (but limited, (A) in the case of legal fees and expenses, to the fees, disbursements and other charges of one counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and, if reasonably necessary, one local counsel and one regulatory counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, in each relevant material jurisdiction (and in the case of an actual or potential conflict of interest, one additional counsel to the affected Lenders, taken as a whole) and (B) in the case of other consultants and advisors, limited to the fees and expenses of such persons approved by the Borrower, such approval not to be unreasonably withheld or delayed) in connection with the enforcement or protection of any rights or remedies in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws or during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit).

(b) Without duplication of the expense reimbursement obligations pursuant to clause (a) above, the Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, the Joint Lead Arrangers and each Related Party (other than Excluded Affiliates) of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses (but limited, in the case of legal expenses, to the reasonable and documented and invoiced out‑of‑pocket fees and expenses of one counsel for all Indemnitees and to the extent reasonably determined by the Administrative Agent to be necessary, one regulatory counsel and one local counsel in each relevant jurisdiction (and, in the case of an actual or potential conflict of interest, one additional counsel) for all Indemnitees (which may include a single special counsel acting in multiple jurisdictions but excluding allocated costs of in‑house counsel)), incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, the syndication of the credit facilities provided for herein, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other real property currently owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, Holdings or any Subsidiary or their Affiliates, equity holders or creditors and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its controlled Related Parties (as determined by a court of competent jurisdiction in a final and non‑appealable judgment), (x) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non‑appealable judgment), (y) arise from disputes between or among Indemnitees (other than disputes involving claims against the Administrative Agent, the Collateral Agent or the Joint

Lead Arrangers or any Issuing Bank, in each case, in their respective capacities) that do not involve an act or omission by Holdings, the Borrower or any Restricted Subsidiary or (z) resulted from any settlement effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided that, to the extent any amounts paid to an Indemnitee in respect of this Section 9.03, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to the operation of the foregoing clauses (w) through (z), such Indemnitee was not entitled to receipt of such amount. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non‑Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Lender or any Issuing Bank under Section 9.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Lender or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this Section 9.03(c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this Section 9.03(c)).

(d) To the extent permitted by applicable law, none of Holdings, the Borrower, any Agent, any Lender, any other party hereto or any Indemnitee shall assert, and each hereby waives, any claim against any other such Person on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations under clause (b) above.

(e) In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnitee hereunder, except to the extent that the Borrower is materially prejudiced by such failure. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such proceeding, and, upon such election, the Borrower will not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, (ii) counsel provided by the Borrower reasonably determines its representation of such Indemnitee would present it with a conflict of interest or (iii) the Indemnitee reasonably determines that there are actual conflicts of interest between the Borrower and the Indemnitee, including situations in which there may be legal defenses available to the Indemnitee which are different from or in addition to those available to the Borrower.

(f) Notwithstanding anything to the contrary in this Agreement, the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; except to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non‑appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties.

(g) All amounts due under this Section 9.03 shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than to a Successor Borrower pursuant to a transaction permitted by Section 6.03(a)(iv)) without the prior written consent of each Lender, each Issuing Bank and the acknowledgement of the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent (other than to a Successor Borrower pursuant to a transaction permitted by Section 6.03(a)(iv)) shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Affiliates, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Sections 9.04(b)(ii) and 9.04(f), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (1) of Revolving Loans or Revolving Commitments (x) if an Event of Default has occurred and is continuing or (y) by a Revolving Lender to any Lender, an Affiliate of any Lender or an Approved Fund and (2) of any other Loans or Commitments if a Specified Event of Default has occurred and is continuing; provided, further, that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee, unless the assignment to such assignee is made with the Borrower’s prior written consent; provided, further, that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of Term Loans, Revolving Commitments or Revolving Loans to a Lender or by a Lender to one of its controlled Affiliates or an Affiliate under common control with such Lender and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank and the Swing Line Lender (not to be unreasonably withheld or delayed); provided that, for the avoidance of doubt, no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or commitment in respect thereof; provided, further, that no consent shall be required for an assignment by a Revolving Lender to any Revolving Lender, an Affiliate of any Revolving Lender or an Approved Fund. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment of Term Loans within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $5,000,000 (and integral multiples thereof) or, in the case of a Term Loan, $1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; and

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an

Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500 payable by the assignee; provided that such processing and recordation fee shall not be payable in connection with an assignment by a Lender to one of its controlled Affiliates or an Affiliate under common control with such Lenders; provided, further, that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided, further, that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender (but only if the Disqualified Lenders List is available to such assignee and Lenders upon request); provided, further, that assignments made pursuant to Section 2.19(b), 2.21(b) or 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate‑level information (which may contain Material Non‑Public Information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) unless the Borrower otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also an Issuing Bank may be made unless (1) the assignee shall be or become an Issuing Bank, as applicable, and assume a ratable portion of the rights and obligations of such assignor in its capacity as Issuing Bank, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to make or issue Letters of Credit hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Fronting Exposure Cap for purposes of Section 2.05(b) by an amount not to exceed the difference between the assignor’s Fronting Exposure Cap prior to such assignment and the assignor’s Fronting Exposure Cap following such assignment; provided that no such consent of the Borrower shall be required (i) in the case of a partial assignment of Revolving Loans or Revolving Commitments, an Event of Default has occurred and is continuing and (ii) in the case of a partial assignment of any other Loans or Commitments, a Specified Event of Default has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(v), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c)(i) to the extent otherwise permitted thereby or otherwise shall be void.

(iv) The Administrative Agent, acting solely for this purpose as a non‑fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans or Incremental Loans held by Affiliated Lenders. The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause each Loan to be in registered form for U.S. federal income tax purposes under Section 5f.103‑1(c) of the U.S. Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(b)(v).

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or Swing Line Lenders, sell participations to one or more banks or other Persons (other than to a Disqualified Lender (but only if the Disqualified Lenders List is available to Lenders upon request) or other Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to Section 9.04(c)(iii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19, it being understood that any tax forms required by Section 2.17(f) shall be provided to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under the Loan Documents) except to the extent to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.

(iii) A Participant (other than a Revolving Lender pursuant to Section 2.05(e)) shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans and participations in Letters of Credit and Swing Line Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 9.04(e), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Notwithstanding anything to the contrary herein, Affiliated Lenders may not purchase any Commitments or Loans.

(g) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower; provided that, upon the inquiry by (i) any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the Disqualified Lenders List or (ii) any potential assignee as to whether such potential assignee is on the Disqualified Lenders List the Administrative Agent shall provide such list of Disqualified Lenders to such Lender or potential assignee, as applicable; provided, further, that inclusion on the Disqualified Lenders List shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Loan if such person was not included on the Disqualified Lenders List at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent and otherwise in accordance with Section 2.19(b), as applicable: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee (and the signature of such Disqualified Lender shall not be required on any such assignment); provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II. Notwithstanding anything to the contrary herein, the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution.

Section 9.05 Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the

Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

Section 9.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. It is understood and agreed that the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement and any other Loan Document shall be deemed to include any Electronic Signature, delivery or the keeping of any record in electronic form, each of which shall have the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper‑based recordkeeping system.

Section 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Swing Line Lender or the Issuing Banks, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff; Payment Set Aside.

(a) If a Specified Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but not withholding or payroll accounts, employee benefits accounts, de minimis accounts or other accounts used exclusively for taxes or fiduciary or trust purposes) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower (excluding, for the avoidance of doubt, any Settlement Assets except to effect Settlement Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the Borrower and such Lender) against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or

Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders; and

(b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08. The rights of each Lender and each Issuing Bank under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Borrower) shall be applied to any Excluded Swap Obligation of such Loan Party (other than the Borrower).

(c) To the extent that any payment by or on behalf of the Borrower is made to an Issuing Bank or any Lender, or an Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court except to the extent required by any Security Document to be brought in another jurisdiction pursuant to the terms of such Security Document. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. NOTHING IN ANY LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality.

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates (other than Excluded Affiliates) and its and their respective directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors and any numbering, administration or settlement service providers on a

“need‑to‑know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested or required by any governmental authority, regulatory authority or self‑regulatory authority, required by applicable law, rule or regulation or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including without limitation for purposes of establishing any appropriate due diligence defense) or any other pending legal, judicial or administrative proceeding or other compulsory process or upon the good faith determination by counsel that such Information should be disclosed in light of ongoing oversight or review of such Administrative Agent, Issuing Bank or Lender, as applicable, by any governmental or regulatory (including self‑regulatory) authority having jurisdiction over the Administrative Agent, Issuing Bank or Lender or its Affiliates, as applicable; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self‑regulatory authorities, each Lender and the Administrative Agent shall promptly notify the Borrower of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, (iii) to any other party to this Agreement, (iv) to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), in the case of each of the preceding clauses (A) through (C), other than to a Disqualified Lender; provided that any such disclosure under this clause (iv) shall be made subject to the acknowledgement and acceptance by such assignee or Participant, prospective assignee or Participant, actual or prospective counterparty (or its advisors) or pledgee, as applicable, that such Information is being disseminated on a confidential basis (on substantially the same terms set forth in this Section 9.12 or as is reasonably acceptable to the Borrower and the Administrative Agent) in accordance with the customary market standards for dissemination of such type of Information, in the event of any electronic access through Intralinks, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such Information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to the Borrower, (v) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vi) to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary, which source is not known (after due inquiry) by the recipient of such information to be subject to a confidentiality obligation. For the purposes hereof, “Information” means all information received from or on behalf of Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary. Notwithstanding the foregoing, provided that the Disqualified Lenders List has been shared with the Lenders, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON‑PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON‑PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON‑PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON‑PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON‑PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13 USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.14 Release of Liens and Guarantees.

(a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary or becomes an Excluded Subsidiary;

provided that the release of any Subsidiary Loan Party from its obligations under the Loan Documents pursuant hereto shall only be permitted if (x) a Subsidiary Loan Party shall not be released as a Loan Party hereunder solely by virtue of the Disposition of a de minimis amount of such Subsidiary Loan Party’s Equity Interests unless such Disposition is to an unaffiliated third party for fair market value (as determined by the Borrower in good faith), for a bona fide business purpose and the primary purpose of such Disposition is not to evade its Guarantee of the Secured Obligations (as determined by the Borrower in good faith) (it being understood that this proviso shall not limit the release of any Subsidiary Loan Party that otherwise qualifies as an Excluded Subsidiary for reasons other than not constituting a Wholly-Owned Subsidiary of the Borrower) and (y) a Subsidiary Loan Party shall not be released as a Loan Party hereunder solely by virtue of becoming an Excluded Subsidiary or ceasing to be a Subsidiary unless any single transaction or series of related transactions not prohibited hereunder as a result of which such Subsidiary Loan Party becomes an Excluded Subsidiary or ceases to be a Subsidiary (I) is or are undertaken for a bona fide business purpose and the primary purpose of which undertaking is not to evade the Loan Guaranty hereunder or status as a Subsidiary hereunder (as determined by the Borrower in good faith), (II) to the extent that any such single transaction or series of related transactions involves a Disposition, such Disposition is to an unaffiliated third party for fair market value (as determined by the Borrower in good faith), and (III) to the extent that any such single transaction or series of related transactions results in such released Subsidiary Loan Party becoming an Excluded Subsidiary, or results in the members of the Vegas Group retaining a minority equity interest in such Person, a Loan Party will be deemed to have made an Investment in such Excluded Subsidiary or such Person at the time of the consummation of such transaction or series of transactions, and such Investment must be permitted by Section 6.04 at the time of the consummation of such transaction or series of transactions described in this Section 9.14 (this proviso, the “Chewy Provision”); provided, further, that no such release shall occur if such Subsidiary Loan Party continues to be a guarantor in respect of any Incremental Equivalent Debt, any Other Term Loans, any Incremental Facility, any Junior Financing or any Permitted Refinancing in respect of any of the foregoing; provided, further, that, if so required by this Agreement, the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02) shall have consented to such transaction and the terms of such consent shall not have provided otherwise, or as provided in the applicable Intercreditor Agreement. Upon any sale or other transfer by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or upon any Collateral becoming an Excluded Asset, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon the release of Holdings or any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by Holdings or such Subsidiary created by the Security Documents shall be automatically released. To the extent the release of any Lien in any Collateral is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02), the security interest in such Collateral shall be automatically released. To the extent the release of any security interest in any Collateral is required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Loan Documents, the security interest in such Collateral shall be automatically released. In addition, liens shall be released and guarantees released in accordance with the terms of the Security Documents and the Guarantee.

Upon the Termination Date all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations (other than those being discharged or released) or any Liens (other than those being discharged or released) of the Loan Parties in respect of all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent comprised of Excluded Assets or otherwise released in accordance with the provisions of the Loan Documents. In connection with any termination or release pursuant to this Section 9.14, without the further consent of any Lender, Issuing Bank or other Secured Party, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence or to file or register in any office such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement. The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party or to file or register in any office such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(ii) (but only pursuant to clauses (d) and (j) of the definition of “Permitted Encumbrances”), (iv), (v), (xi), (xii), (xxii) (but only with respect to any such liens securing Indebtedness permitted under Section 6.01(a)(viii)), (xxiii), (xxix) or (xxxv).

(b) Each of the Lenders and each of the Issuing Banks irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to (i) provide any release or evidence of release, termination or subordination contemplated by this Section 9.14 (and upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14), (ii) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, in each case to the extent such agreements, at the time they are first entered into, are substantially consistent with the terms set forth on Exhibit E‑1 or Exhibit E‑2, together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Initial Revolving Facility); and (iii) enter into and sign for and on behalf of the Lenders as Secured Parties the Security Documents for the benefit of the Lenders and the other Secured Parties.

Section 9.15 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders are arm’s‑length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto and it is not relying on the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks or the Lenders for such advice, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.16 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Section 9.17 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower or any other Loan Party in respect of any such sum due from it to the Secured Parties hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.

If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Requirements of Law).

Section 9.18 Intercreditor Agreement. Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may enter into an Intercreditor Agreement and any other intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01, any applicable Liens on Collateral permitted pursuant to Section 6.02 and, in each case, together with the defined terms referenced therein) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of the Collateral Agent (or its affiliated designee, representative, agent or successor) on its behalf as collateral agent, respectively, thereunder. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any applicable Intercreditor Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements (subject, if applicable, to the last sentence of Section 9.02(b)), and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof).

Section 9.19 Cashless Settlement.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing,

extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 9.20 Acknowledgement and Consent to Bail‑In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write‑down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by

(a) the application of any Write‑Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail‑In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write‑down and conversion powers of the applicable Resolution Authority.

Section 9.21 [Reserved].

Section 9.22 Acknowledgement Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd‑Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VDC-MGG HOLDINGS, LLC

as Holdings

By: /s/ Lawrence Fey

Name: Lawrence Fey

Title: President and Chief Executive Officer

VEGAS.COM, LLC

as Borrower

By: /s/ Lawrence Fey

Name: Lawrence Fey

Title: President and Chief Executive Officer

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC

as Administrative Agent, an Issuing Bank, Swing Line Lender and a Lender

By: /s/ Nicholas Sibayan

Name: Nicholas Sibayan

Title: Vice President

BANK OF AMERICA, N.A.

as a Lender and an Issuing Bank

By: /s/ Mirth St. Juste

Name: Mirth St. Juste

Title: Vice President

CITICORP NORTH AMERICA, INC.

as a Lender

By: /s/ Doug Baird

Name: Doug Baird

Title: Vice President & Managing Director

CITIBANK, N.A.

as an Issuing Bank

By: /s/ Stella Zhang

Name: Stella Zhang

Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

as a Lender and an Issuing Bank

By: /s/ Philip Tancorra

Name: Philip Tancorra

Title: Director

By: /s/ Craig Cheverko

Name: Craig Cheverko

Title: Vice President

MIZUHO BANK, LTD.

as a Lender and an Issuing Bank

By: /s/ Jonathan Lasner

Name: Jonathan Lasner

Title: Managing Director

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.

as a Lender and an Issuing Bank

By: /s/ Michael King

Name: Michael King

Title: Vice President

ROYAL BANK OF CANADA

as a Lender and an Issuing Bank

By: /s/ Rizwan Merchant

Name: Rizwan Merchant

Title: Authorized Signatory

[Signature Page to Credit Agreement]